Exhibit 2.1

SECURITIES Purchase AGREEMENT

BY AND AMONG

SKYLINE CHAMPION CORPORATION,

CHAMPION RETAIL HOUSING, INC.,

Champion home builders, INC.,

regional holdings corpORATION,

HEATH JENKINS,

REGIONAL UNDERWRITERS, INC.,

DANA JENKINS (FOR THE LIMITED PURPOSES SET FORTH HEREIN),

AND

HEATH JENKINS AS THE SELLERS’ REPRESENTATIVE

DATED AS OF AUGUST 25, 2023

STRICTLY PRIVATE AND CONFIDENTIAL DRAFT FOR DISCUSSION PURPOSES ONLY. CIRCULATION OF THIS DRAFT SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY ALL PARTIES.

TABLE OF CONTENTS

Article I. DEFINITIONS		1
1.1	Certain Definitions	1
1.2	Table of Defined Terms	12
Article II. SALE AND PURCHASE		12
2.1	Sale and Purchase of Securities	12
2.2	Purchase Price	10
2.3	Payments at Closing for Selling Expenses	10
2.4	Payment at Closing for Company Closing Indebtedness	10
2.5	Payment at Closing of Escrow Amounts	10
2.6	Payment at Closing of Closing Cash Amount	10
2.7	Issuance at Closing of the Stock Consideration	10
2.8	Closing Calculation	11
2.9	Funds Flow Memorandum	11
2.10	Closing	11
2.11	Deliveries by Sellers	12
2.12	Deliveries by Buyers and Parent	14
2.13	Earnout Payment	14
2.14	Purchase Price Adjustments	14
2.15	Withholding Taxes	16
Article III. REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND COMPANY GROUP		17
3.1	Organization and Qualification	17
3.2	Organizational Documents	17
3.3	Capitalization	17
3.4	Authority; Enforceability	18
3.5	No Conflict; Required Filings and Consents	18
3.6	Material Contracts	18
3.7	Compliance with Laws; Permits	20
3.8	Financial Statements	20
3.9	Absence of Certain Changes or Events	21
3.10	Absence of Litigation, Claims and Orders	22
3.11	Employee Benefit Plans.	22
3.12	Employee and Labor Matters	24
3.13	Assets.	26
3.14	Taxes	27
3.15	Intellectual Property	31
3.16	Privacy and Data Security	32
3.17	Insurance	33
3.18	Environmental Matters	34
3.19	Suppliers; Customers	35
3.20	Questionable Payments	36
3.21	Warranties	36
3.22	Government Contracts	36
3.23	Inventory	37
3.24	Accounts Receivable	37
3.25	Accounts Payable	38
3.26	Bank Accounts	38
3.27	Brokers	38
3.28	Affiliated Transactions	38

i

3.29	Disclaimer of Other Representations and Warranties.	38
Article IV. REPRESENTATIONS AND WARRANTIES OF BUYERS		39
4.1	Organization	39
4.2	Authority; Enforceability	39
4.3	No Conflict; Required Filings and Consents	39
4.4	Absence of Litigation, Claims and Orders	39
4.5	Availability of Funds	40
4.6	Capitalization; Stock Exchange Compliance; Continuous Disclosure	40
4.7	Solvency	40
4.8	Investment Intent	40
4.9	R&W Insurance Policy	41
4.10	Brokers	41
4.11	WARN Act Matters	41
4.12	Investigation and Acknowledgement of Non-Reliance	41
Article V. PRE-CLOSING COVENANTS		42
5.1	Conduct of Business Pending Closing.	42
5.2	Access to Information; Confidentiality.	43
5.3	Reasonable Efforts; HSR Act Filings; Further Assurances.	44
5.4	R&W Insurance Policy	46
5.5	Exclusive Dealing	47
5.6	Public Announcements	47
5.7	Regional Enterprises, LLC	47
5.8	Landlord Estoppel	47
Article VI. ADDITIONAL AGREEMENTS		47
6.1	Directors and Officers Indemnification.	47
6.2	Preservation of Records	48
6.3	Maintain Stock Exchange Listing	49
6.4	Interim Breaches	49
Article VII. CONDITIONS TO CLOSING		49
7.1	Conditions to Obligations of the Company Group and Sellers	49
7.2	Conditions to Obligations of Buyers	50
7.3	Frustration of Closing Conditions	50
7.4	Waiver of Conditions	50
Article VIII. TERMINATION; FEES AND EXPENSES		51
8.1	Termination	51
8.2	Effect of Termination	51
8.3	Reverse Termination Fee	52
8.4	Fees and Expenses	53
Article IX. TAX MATTERS		53
9.1	Straddle Periods	53
9.2	Tax Return Preparation.	54
9.3	Contests Related to Taxes	54
9.4	Cooperation on Tax Matters	55
9.5	Transfer Taxes	55
9.6	Tax Treatment and Tax Reporting.	55
9.7	Purchase Price Allocation	56

Article X. INDEMNIFICATION		56
10.1	Survival	56
10.2	Indemnification by Sellers	56
10.3	Indemnification by Buyer	56
10.4	Indemnification Procedures	57
10.5	Sources of Indemnification	57
10.6	Payment Mechanics	59
10.7	Tax Treatment of Indemnification Payments	59
10.8	Mitigation	59
10.9	Exclusive Remedies	60
Article XI. THE SELLERS’ REPRESENTATIVE		60
11.1	Appointment	60
11.2	Authorization	60
11.3	Access to Information	61
11.4	Reasonable Reliance	61
11.5	Attorney-in-Fact	61
11.6	Liability	61
11.7	Removal of Sellers’ Representative; Authority of Successor Sellers’ Representative	62
11.8	The Sellers’ Representative Expense Fund	62
11.9	Actions of the Sellers’ Representative	62
11.10	Binding Appointment	62
Article XII. MISCELLANEOUS		63
12.1	Amendment	63
12.2	Waiver	63
12.3	Notices	63
12.4	Specific Performance.	63
12.5	Consents	63
12.6	Interpretation	64
12.7	Severability	64
12.8	Entire Agreement	64
12.9	Assignment	65
12.10	Third Party Beneficiaries	65
12.11	Non-Assertion of Attorney-Client Privilege; Access to Communications; and Waiver of Conflicts	65
12.12	Failure or Indulgence Not Waiver; Remedies Cumulative	66
12.13	Non-Recourse	66
12.14	Governing Law	66
12.15	Waiver of Jury Trial	66
12.16	Conflict Between Transaction Documents	67
12.17	Time of the Essence	67
12.18	Company Disclosure Schedule	67
12.19	Counterparts	67
12.20	Parent Guarantee	67

EXHIBITS

Exhibit A — R&W Insurance Policy and Binder Agreement

Exhibit B — Form of Restrictive Covenant Agreement

Exhibit C — Form of Release

Exhibit D — Form of Restricted Stock Agreement

Exhibit E — Form of Assignment and Assumption Agreement

Exhibit F — Special Indemnities

ANNEXES

Annex A — Example Calculation

Annex B — Earnout

Annex C — Required Consents

SECURITIES Purchase Agreement

This securities Purchase AGREEMENT, dated as of August 25, 2023 (this “Agreement”), is by and among Skyline Champion Corporation, an Indiana corporation (“Parent”), Champion Home Builders, Inc., a Delaware corporation and subsidiary of Parent (“CHB”), Champion Retail Housing, Inc., a Delaware corporation and subsidiary of Parent (“CHR” and together with CHB, “Buyers”, and each individually, a “Buyer”), Regional Holdings Corporation, a Mississippi corporation (“Regional”), Regional Underwriters, Inc., a Saint Kitts and Nevis corporation (“Regional Underwriters”), Heath Jenkins, a resident of Mississippi (“Heath Jenkins” and together with Regional and Regional Underwriters, “Sellers”, and each individually, “Seller”), Dana Jenkins, a resident of Mississippi (“Dana Jenkins”) solely with respect to the sale of Helicon Insurance, LLC, and Heath Jenkins, as the Sellers’ Representative (the “Sellers’ Representative”). Capitalized terms used but not defined in the context of the Section in which such terms first appear have the respective meanings set forth in Section 1.1.

WHEREAS, Sellers are the owners of all of the issued and outstanding Equity Interests of the Company Group (collectively, the “Securities”);

WHEREAS, Sellers desire to sell to Buyers, and Buyers desire to purchase from Sellers, all of the Securities held by Sellers upon the terms and conditions set forth in this Agreement, such that upon the Closing, Buyers shall own all of the Securities of the Company Group;

WHEREAS, Dana Jenkins shall exchange the Equity Interests of Helicon Insurance, LLC (“Helicon Insurance”) for that portion of the Stock Consideration as set forth in the Allocation Schedule (the “Exchange”);

WHEREAS, the parties intend for the Exchange to qualify as a reorganization under section 368(a)(1)(B) of the Code and will file all applicable Tax Returns consistent therewith;

WHEREAS, the Sellers shall sell their respective interests in Liberty to Buyers for that portion of the Purchase Price as set forth in the Allocation Schedule;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Sellers’ willingness to enter into this Agreement, Buyer has delivered to Sellers the executed binder evidencing the R&W Insurance Policy (the “Binder Agreement”) and the R&W Insurance Policy issued and bound as of the date hereof and attached hereto as Exhibit A; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Sellers’ willingness to enter into this Agreement, Buyer shall cause Parent to issue to the Sellers the Stock Consideration (as defined below) pursuant to and in accordance with the terms and conditions of this Agreement and the Restricted Stock Agreement (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.
DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Accounting Principles” means GAAP (except as set forth on Section 3.8(a)(ii) of the Company Disclosure Schedule), and, to the extent consistent therewith, as applied in a manner consistent with the Company Group’s past practices.

(b) “Acquisition Transaction” means any transaction or proposed transaction or series of related transactions involving (i) any direct or indirect acquisition or purchase by any person or “group” (as defined under Section 13(d) of the Exchange Act) of a twenty percent (20%) interest or more in the total outstanding Equity Interests of the Company Group, (ii) any sale or disposition of consolidated assets of the Company Group to any person or “group” for consideration equal to twenty percent (20%) or more of the aggregate fair market value of all of the outstanding Securities, or (iii) any consolidation, merger, business combination, recapitalization, liquidation, dissolution or similar transaction with respect to the Company Group.

(c) “Affiliate” means, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

(d) “Business Day” means any day, other than a Saturday or Sunday, on which commercial banks in the State of Delaware are open for the general transaction of business.

(e) “Buyer Disclosure Schedule” means the Buyer Disclosure Schedule delivered by Buyer to Sellers concurrently with the execution of this Agreement.

(f) “Cash on Hand” means, with respect to the Company Group, without duplication, (i) the aggregate amount of all cash and cash equivalents (excluding restricted cash (which shall exclude any Customer Deposits Amount) and third party deposits), plus (ii) all deposits in transit or amounts held for deposit that have not yet cleared, other wire transfers and drafts deposited or received and available for deposit, minus (iii) issued but uncleared checks (to the extent not otherwise an accrued liability in the Closing Date Net Working Capital) of the Company Group, in each case, calculated in accordance with the Accounting Principles.

(g) “Claim” means any claim, action, lawsuit, arbitration, cause of action, complaint, criminal prosecution, audit, notice of violation, litigation, citation, summons, subpoena, demand letter or Proceeding of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or at equity.

(h) “Closing Date Cash on Hand” means the Cash on Hand as of the Reference Time.

(i) “Closing Date Net Working Capital” means the Net Working Capital as of the Reference Time.

(j) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(k) “Company Closing Assumed Indebtedness” means that certain Indebtedness of the Company Group as of immediately prior to Closing that is to be assumed by Buyer at Closing in an amount not to exceed $130,000,000, all of which is specifically identified on Section 1.1(k) of the Company Disclosure Schedule.

(l) “Company Closing Indebtedness” means all Indebtedness of the Company Group as of immediately prior to Closing (other than the Company Closing Assumed Indebtedness), which includes the Indebtedness listed on Section 1.1(l) of the Company Disclosure Schedule. The Company Closing Indebtedness shall be repaid at Closing.

(m) “Company Disclosure Schedule” means the Company Disclosure Schedule delivered by Sellers and the Company Group to Buyer concurrently with the execution of this Agreement and as updated prior to Closing.

(n) “Company Group” means Regional Enterprises, LLC, Helicon Capital, LLC, Helicon Transport, LLC, Regional Land Company, LLC (including its Subsidiaries Regional Land Company BM, LLC and Regional Land Company LH, LLC), Rogers-Jenkins Properties, LLC, Platinum Homes, LLC, Hamilton Home Builders, LLC (“Hamilton”), Hamilton Property Group, LLC, Winston Housing Group, LLC, Marion Property

Group, LLC, Regional Enterprises of AL, LLC, Regional Realty, LLC, Helicon Insurance, LLC and Liberty NMTC, LLC (“Liberty”).

(o) “Company Group Material Adverse Effect” means any result, event, occurrence, condition or change that is, or would reasonably be expected to become, individually or in the aggregate materially adverse to (a) the business, condition (financial or otherwise) or results of operations or assets of the Company Group, taken as a whole, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that any adverse effect arising out of, resulting from or attributable to (i) an event or circumstance or series of events or circumstances affecting (A) the United States or the global economy generally or such capital, credit or financial markets generally, including (1) changes in interest or exchange rates and (2) any suspension of trading in securities, (B) political conditions of the United States, or (C) any of the industries in which the Company Group operates; (ii) the announcement or consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or the other Transaction Documents, including effects related to the identity of Buyers or their Affiliates, compliance with the covenants contained herein or therein or the failure to take any action as a result of any restrictions or prohibitions set forth herein or therein; (iii) any actual or proposed changes in applicable Law or GAAP or the enforcement or interpretation thereof; (iv) actions specifically permitted to be taken or omitted pursuant to this Agreement or taken with Buyers’ written consent; (v) any acts of God, including tornados, earthquakes, hurricanes, flooding, disease outbreaks, pandemics, epidemics, public health crises or other similar events, including the COVID-19 pandemic, or the continuation or any worsening of such events or circumstances; (vi) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions; (vii) any adverse change in or effect on the business of the Company Group that is caused by any delay in consummating the Closing as a result of (A) any violation or breach by Buyers of any covenant, agreement, representation or warranty contained in this Agreement, (B) the institution of any action or Proceeding challenging the validity or legality, or seeking to restrain the consummation of, or rescind, the transactions contemplated by this Agreement by any Governmental Authority or third party, or (C) the failure to satisfy the condition to Closing set forth in Section 7.2(e) (including as a result of the request for submission of additional information or documents regarding the transactions contemplated by this Agreement from the Company Group or Buyers after review of the initial notification submitted pursuant to the HSR Act or any other applicable antitrust or competition Law by the Federal Trade Commission or any other Governmental Authority); or (viii) any failure to meet Projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), shall, in each such case, not be taken into account in determining whether a Company Group Material Adverse Effect has occurred or would be reasonably likely to occur.

(p) “Company-Owned Intellectual Property” means any Intellectual Property owned by the Company Group and used in the operation of the business of the Company Group as currently conducted that is material to the Company Group, taken as a whole.

(q) “Company Group Software” means Software owned or purported to be owned by the Company Group.

(r) “Contracts” means all contracts, leases, subleases, deeds, mortgages, instruments, indentures, joint ventures, licenses, notes, undertakings, and all other similar agreements, commitments and arrangements, whether written or oral.

(s) “Court” means any court or arbitration tribunal of the United States, any domestic state, any foreign country and any political subdivision or agency thereof.

(t) “COVID-19” means the infectious disease known as coronavirus disease 2019, or COVID-19, caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

(u) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, shut down, closure, or any other Law, order, directive, guideline or recommendation by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act.

(v) “Customer Deposits Amount” means the amount of deposits from customers of the Company Group as of the Reference Time for the construction and/or purchase of homes and related products.

(w) “D. Jenkins Stock Consideration Amount” means Five Million Dollars ($5,000,000).

(x) “Disregarded Entities” means Helicon Transport, LLC, Helicon Capital LLC, Regional Enterprises, LLC, Regional Transport, LLC, Regional Realty, LLC, and Regional Land Company, LLC; provided, however, that Regional Enterprises, LLC shall only be included as a “Disregarded Entity” as of the effective date of the Disregarded Entity Election. For the avoidance of doubt, inclusion of an entity as a “Disregarded Entity” shall not preclude or in any way limit such entity from being included in the “Company Group”.

(y) “Earnout Payment” is defined in Annex B.

(z) “Employee Plan” means any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, Code Section 125 cafeteria, welfare, fringe-benefit and any other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any member of the Company Group for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company Group or any spouse or dependent of such individual, or under which the Company Group or any ERISA Affiliate of any member of the Company Group has or may have any Liability, or with respect to which Buyers or any of their Subsidiaries or Affiliates would reasonably be expected to have any Liability, contingent or otherwise, including by reason of being treated as a single employer under Section 414 of the Code.

(aa) “Equity Interests” means, with respect to any Person, any share, unit, capital stock, limited liability company interest, membership interest, partnership interest or similar interest or other indicia of equity or equity-like ownership (including any option, warrant or similar right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing) in such Person.

(bb) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(cc) “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any Person as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

(dd) “Escrow Agent” means U.S. Bank National Association.

(ee) “Escrow Agreement” means that certain agreement among the Escrow Agent, Buyers and Sellers’ Representative, in form and substance reasonably acceptable to Buyers and Sellers’ Representative.

(ff) “Estimated Closing Date Cash on Hand” means Sellers’ estimate of Closing Date Cash on Hand, as set forth in the Estimated Closing Date Balance Sheet and Closing Calculation Statement to be delivered pursuant to Section 2.8.

(gg) “Estimated Closing Date Net Working Capital” means Sellers’ estimate of the Closing Date Net Working Capital, as set forth in the Estimated Closing Date Balance Sheet and Closing Calculation Statement to be delivered pursuant to Section 2.8.

(hh) “Estimated Company Closing Assumed Indebtedness” means Sellers’ estimate of Company Closing Assumed Indebtedness, as set forth in the Closing Calculation Statement to be delivered pursuant to Section 2.8.

(ii) “Estimated Company Closing Indebtedness” means Sellers’ estimate of Company Closing Indebtedness, as set forth in the Closing Calculation Statement to be delivered pursuant to Section 2.8.

(jj) “Estimated Customer Deposits Amount” means Sellers’ estimate of the Customer Deposits Amount, as set forth in the Closing Calculation Statement to be delivered pursuant to Section 2.8.

(kk) “Estimated Selling Expenses” means Sellers’ estimate of Selling Expenses as of immediately prior to Closing, as set forth in the Closing Calculation Statement to be delivered pursuant to Section 2.8.

(ll) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(mm) “Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

(nn) “Fraud” means the actual, knowing and intentional fraud (and not negligent misrepresentation or omission, or any form of fraud based on recklessness or negligence) by a party to this Agreement with respect to the making of a representation or warranty by such party set forth in this Agreement (as qualified by the Company Disclosure Schedule) with the intent to induce another party to enter into this Agreement that was material to the claiming party’s decision to enter into this Agreement and upon which the claiming party justifiably relied, in each case, as determined in a non-appealable final determination by a Court of competent jurisdiction.

(oo) “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

(pp) “Governmental Approval” means any consent, approval, Order or authorization of, or registration, declaration or Filing with, any Governmental Authority.

(qq) “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency, instrumentality or authority of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law, including any administrative agency or commission), or any arbitrator, court or tribunal of competent jurisdiction.

(rr) “Government Contract” means any Contract, including any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, task order, release, or other contractual agreement of any kind, as modified by binding modification or change orders, whether currently active or subject to an open audit period, between a member of the Company Group and, (a) any Governmental Authority (acting on its own behalf or on behalf of another country or international organization), (b) any prime contractor or higher-tier contractor of any Governmental Authority, or (c) any lower-tier subcontractor to a member of the Company Group with respect to any contract of a type described in clauses (a) or (b) above. For purposes of clarity, a task order, purchase order, delivery order, or release issued pursuant to a Government Contract shall be considered a part of the Government Contract to which it relates.

(ss) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(tt) “Income Tax” means any U.S. federal, state, local, or foreign Tax based upon or measured by, in whole or in part, net income and any similar Taxes.

(uu) “Income Tax Return” means any Tax Return with respect to Income Taxes.

(vv) “Indebtedness” means, without duplication, (i) the Company Group’s indebtedness for borrowed money and all obligations represented by bonds, notes, debentures or similar instruments, (ii) the Company Group’s obligations under finance leases required in accordance with GAAP to be capitalized on the balance sheet of a member of the Company Group (excluding leases for real property or such equipment leases for the leasing of forklifts set forth in Section 1.1(vv) of the Company Disclosure Schedule), (iii) obligations under letters of credit solely to the extent drawn upon, (iv) obligations for deferred purchase price of assets, (v) obligations under any existing interest rate, currency, commodity or other swap, hedge or financial derivative agreement, (vi) unpaid portions of installment purchases, (vii) equity appreciation rights, vested capital appreciation rights, phantom options and/or installment purchases incurred by the Company Group prior to the Closing, or required to be paid in order to discharge fully all such amounts as of the Closing, (viii) any unpaid Taxes deferred under Section 2302 of the CARES Act or deferred pursuant to the CARES Act, IRS Notice 2021-11 or IRS Notice 2020-65), (ix) commissions or bonuses earned and/or payable by the Company Group to any of its Representatives, (x) any guaranty of indebtedness of another Person of the type described in clauses (i) through (ix), and (xi) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the repayment, prepayment or satisfaction of any of the obligations referred to in the foregoing clauses (including without limitation, any of the foregoing arising on or prior to the Closing Date with respect to (y) the assumption of the obligations under or relating to the New Market Tax Agreements or (z) the restructuring of the agreements or arrangements related thereto as a result of the consummation of the transactions contemplated by this Agreement). Notwithstanding the foregoing, Indebtedness does not include (A) operating lease obligations, (B) any undrawn letters of credit, performance bonds, bankers’ acceptances or similar obligations, (C) any Selling Expenses, (D) any amount included in the calculation of Net Working Capital (other than such amounts specifically referenced in this definition of Indebtedness), or (E) any Customer Deposits Amount.

(ww) “Indemnification Escrow Amount” means an amount equal to Six Hundred Three Thousand Seven Hundred Fifty Dollars and 00/100 ($603,750).

(xx) “Indemnification Escrow Fund” means (i) the Indemnification Escrow Amount, and all interest and earnings thereon, and (ii) the Stock Consideration, in each case, as may be reduced from time to time as a result of disbursements thereof pursuant to the Escrow Agreement.

(yy) “Indemnified Taxes” means any liability for: (i) Taxes of any Seller; and (ii) Taxes of the Company Group for any Pre-Closing Taxes Period, in each of clauses (i) and (ii), other than any such Taxes included in the calculation of the Purchase Price.

(zz) “Information Privacy and Security Laws” means all applicable Laws governing the privacy, security, anti-spam, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing and email marketing), and Laws applicable to the Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), and all regulations promulgated and guidance issued by an applicable Governmental Authority thereunder, including but not limited to state social security number protection laws, state data breach notification laws, state consumer protection laws, and analogous foreign Laws.

(aaa) “Intellectual Property” means trademarks, trade names, service marks, service names, logos, assumed names, domain names, copyrights, software, patents, trade secrets, or other intellectual property, and any registrations or applications to register any of the foregoing.

(bbb) “IT Systems” means all of the following used by or on behalf of the Company Group (whether owned or third party) in the ordinary course of business: electronic data processing and storage, information, record keeping, communications, telecommunications, hardware, software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and all documentation associated with any of the foregoing.

(ccc) “Knowledge” means, with respect to the Company Group, the actual knowledge of Heath Jenkins, Neil Godfrey, Andrew Houser (only with respect to the Company Group’s manufacturing operations) and Harini Vedala (only with respect to Section 3.15 and Section 3.16), after due inquiry of the appropriate direct reports with respect to any particular subject and, with respect to Buyer, the actual knowledge of Mark Yost and Laurie Hough after due inquiry of the appropriate direct reports with respect to any particular subject; provided, however, that it is understood and agreed that the individuals listed above shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby by virtue of being named in this definition.

(ddd) “Law” means all laws, statutes, ordinances, directives, codes, common laws, rules of law, Regulations and similar mandates of any Governmental Authority, including all Orders having the effect of law in any jurisdiction.

(eee) “Liability” means any debt, liability, commitment or obligation (whether known or unknown direct or indirect, absolute or contingent, accrued or unaccrued, matured or unmatured, or liquidated or unliquidated).

(fff) “Lien” means any lien, charge, pledge, claim, encumbrance, mortgage, deed of trust, hypothecation or security interest of any kind, in each case, other than Permitted Liens.

(ggg) “Loss” or “Losses” means any and all Liabilities, Claims, losses, deficiencies, damages, penalties, fines, judgments, awards, interest, settlements, costs, fees (including reasonable investigation fees, Court costs and fees of expert witnesses), expenses (including reasonable attorneys’ fees) and disbursements, together with all amounts paid in defense or settlement and all amounts incurred in connection with enforcing any rights.

(hhh) “Net Working Capital” means (i) the sum of the current assets of the Company Group, (excluding Cash on Hand but including the actual amount of capital expenditures made by or on behalf of the Company Group in an amount not to exceed $400,000 related to the plant molding line), minus (ii) the sum of the current liabilities of the Company Group (excluding (A) Selling Expenses (to the extent included in the calculation of the Closing Cash Amount); and (B) Indebtedness (other than any Company Closing Indebtedness that was not paid in connection with Closing, unless the failure to so pay such Company Closing Indebtedness is related to a breach by Buyer of Section 2.4). In no event will the determination of the Net Working Capital include any Liability related to Selling Expenses to the extent included as a reduction to the Purchase Price in accordance with Section 2.14. An example of the calculation of the Net Working Capital based on the Reference Balance Sheet and applying the Accounting Principles is set forth on Annex A hereto (the “Example Calculation”). The Estimated Closing Date Net Working Capital and the Final Closing Date Net Working Capital shall be calculated in good faith in accordance with the Accounting Principles. Such calculations shall exclude the impact of any action taken by, or operations of, Buyer or the Company Group’s business on or after the Closing. The parties hereto agree that the purpose of preparing and calculating the Net Working Capital hereunder is solely to measure changes in the Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, reserves, accruals, classifications, judgments or estimation methodologies of GAAP and taking into account only those components (i.e., line items) used in calculating the Example Calculation.

(iii) “New Market Tax Credit Agreements” means Items 9 through 13 of Section 1.1(k) and Item 21 of Section 3.6(a)(viii) of the Company Disclosure Schedules.

(jjj) “Open Source License” means any “free software” license, “software libre” license, “public” license, or open-source software license, including the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Apache license, the MIT license, the BSD, and any BSD-like license, and any other license that meets the “Open Source Definition” promulgated by the Open Source Initiative.

(kkk) “Open Source Software” means any software code that is subject to the terms and conditions of an Open Source License.

(lll) “Order” means any binding judgment, order, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

(mmm) “Parent Common Stock” means Parent’s common stock, par value $0.0277 per share, subject to the terms of the Restricted Stock Agreement.

(nnn) “Parent Trading Price” means the volume weighted average price per share of Parent Common Stock as reported on the New York Stock Exchange (“NYSE”) for the thirty (30) consecutive trading days ending on the trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications, or similar events).

(ooo) “Partnership Entities” means Platinum Homes, LLC, Wilkins Mobile Builders, LLC, Hamilton Home Builders, LLC, Hamilton Property Group, LLC, Winston Housing Group, LLC and Marion Property Group, LLC. For the avoidance of doubt, inclusion of an entity as a “Partnership Entity” shall not preclude or in any way limit such entity from being included in the “Company Group”.

(ppp) “Permits” means all franchises, authorizations, consents, approvals, licenses, registrations, certificates, orders, permits or other rights and privileges issued by any Governmental Authority.

(qqq) “Permitted Lien” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith, (ii) covenants, restrictions, conditions, easements, easement agreements, rights of way, restrictions, title defects, zoning ordinances and other similar Liens affecting Company-Owned Real Property or Company Leased Real Property and, except for zoning ordinances, appearing in the official records of the jurisdiction in which such properties are located, (iii) purchase money or similar vendor Liens and Liens in favor of carriers, warehousemen, mechanics and materialmen, or other similar liens incurred in the ordinary course of business (and not as a result of a default under the applicable Contract) securing amounts that are not yet due and payable, (iv) Liens imposed by applicable state, federal and foreign securities Laws, (v) encroachments and other matters that would be shown in an accurate survey or physical inspection of each parcel of Company-Owned Real Property or Company Leased Real Property, (vi) zoning, building and other land use laws imposed by any Governmental Authority having jurisdiction over any Company-Owned Real Property or Company Leased Real Property, (vii) Liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, or (viii) any other non-monetary Liens that have been incurred or suffered in the ordinary course of business and that would not reasonably be expected to be, individually or in the aggregate, material and adverse to the business of the Company Group at the applicable Company-Owned Real Property or Company Leased Real Property.

(rrr) “Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(sss) “Personal Information” means all information that identifies or can be used to identify an individual consumer or a device as that of an individual consumer, including: (a) name, physical address, telephone number, email address, financial account number, government-issued identifier (including social security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry, or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual; (b) any data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed) that is identifiable to an individual or unique device; (c) internet protocol addresses or other persistent identifiers; (d) individually identifiable health information; and (e) any information that is covered by the PCI DSS. Personal Information may relate to any individual, including a

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current, prospective or former employee, customer, supplier, distributor or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

(ttt) “Post-Closing Tax Period” means any taxable period (or portion of a Straddle Period) beginning after the Closing Date.

(uuu) “Pre-Closing Tax Period” means any taxable period (or portion of a Straddle Period) ending on or before the Closing Date.

(vvv) “Principal” means an officer, director, owner, partner, or a Person having primary management or supervisory responsibilities within a business entity (e.g., general manager; plant manager; head of a division or business segment; and similar positions).

(www) “Proceeding” means any legal, administrative, arbitral or other proceeding, suit, action or governmental or regulatory investigation before or by any Governmental Authority.

(xxx) “Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer, protection, disclosure, destruction, or disposal of Personal Information.

(yyy) “Projections” means, collectively, any projections, business plan information, estimates, forecasts, budgets, pro-forma financial information or other statements communicated (orally or in writing) to or made available to Buyer or its Representatives of or regarding future revenues, profitability, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial components (or any component thereof) of or regarding the Company Group.

(zzz) “Public Disclosure Record” means, as of any date, collectively, all of the documents which have been filed by or on behalf of Parent prior to such date with the relevant securities regulators pursuant to the requirements of applicable securities Laws, including all documents filed by Parent on EDGAR at www.sec.gov/edgar.

(aaaa) “Purchase Price Adjustment Escrow Amount” means an amount equal to Twenty-Five Million Dollars ($25,000,000).

(bbbb) “Purchase Price Adjustment Escrow Fund” means the Purchase Price Adjustment Escrow Amount, and all interest and earnings thereon, as may be reduced from time to time as a result of disbursements thereof pursuant to the Escrow Agreement.

(cccc) “R&W Insurance Policy” means the buyer’s representations and warranty insurance policy obtained by Buyers as of the date hereof, at Buyers’ and Sellers’ equal expense, and attached hereto as Exhibit A.

(dddd) “R&W Retention Amount” means cash in an amount equal to $1,207,500.00.

(eeee) “Reference Time” means 11:59 p.m., Central Standard Time, on the day immediately prior to the Closing Date.

(ffff) “Regulation” means any rule, regulation, policy or binding interpretation (regarding such rule, regulation or policy) of any Governmental Authority.

(gggg) “SALT Election” means any election under applicable state or local Income Tax Law made by or with respect to any entity in the Company Group or the income of such entity pursuant to which the entity will incur or otherwise be liable for any state or local Income Tax Liability under applicable state or local

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Law that would have been borne (in whole or in part) by the direct or indirect equity owners of the entity had no such election been made (including any “Specified Income Tax Payment” as defined by IRS Notice 2020-75).

(hhhh) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(iiii) “Sellers’ Representative Expense Amount” means cash in an amount equal to $100,000.

(jjjj) “Selling Expenses” means, in each case, solely to the extent incurred but not paid immediately prior to the Closing, (i) the fees and expenses payable by Sellers and/or the Company Group to Bass, Berry & Sims and any other attorneys engaged by the Company Group in connection with this Agreement and the transactions and other agreements contemplated by this Agreement, (ii) the fees and expenses payable by Sellers and/or the Company Group to other advisors engaged by the Company Group and incurred in connection with this Agreement and the transactions and other agreements contemplated by this Agreement, (iii) any severance, bonus, change of control, transaction bonus, “stay-around,” retention or similar bonuses or payment obligations, and other similar compensatory payments, in each case, only if triggered without the requirement of any further action following the Closing by Buyers, any member of the Company Group or any of their Affiliates (including any termination of employment or severance agreements following the Closing, including, for the avoidance of doubt, the employer-paid portion of any employment or payroll taxes, (iv) fees and expenses payable by Sellers in connection with the procurement of the Title Policies and Surveys, but expressly excluding any cost or expense of any endorsements requested by Buyers (which shall be at the sole cost and expense of Buyers), (v) 50% of the premiums for the Tail Policies, (vi) 50% of any Transfer Taxes, (vii) 50% of any fees or expenses payable to the Escrow Agent, (viii) 50% of any premiums or insurance costs for the R&W Insurance Policy, and (ix) 50% of any Filing fees (including HSR Act fees) with any Governmental Authority relating to the transactions contemplated hereby. Notwithstanding the foregoing, Selling Expenses does not include (A) any Company Closing Indebtedness, or (B) any amount included in the calculation of the Net Working Capital.

(kkkk) “Software” means any computer program, operating system, applications system, firmware, or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules or definitions and any derivations, updates, enhancements, and customization of any of the foregoing, and all Intellectual Property embodied with the foregoing, technical manuals, user manuals, and other documentation thereof, whether in machine-readable form, programming language, or any other language or symbols and whether stored, encoded, recorded, or written on disk, tape, film, memory device, paper, or other media of any nature.

(llll) “Straddle Period” means any taxable period beginning before and ending after the Closing Date.

(mmmm) “Stock Consideration Amount” means Twenty-Five Million Dollars ($25,000,000) of Parent Common Stock.

(nnnn) “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, directly or indirectly, greater than fifty percent (50%) of the Equity Interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture, limited liability company or other legal entity or to vote as a general partner thereof.

(oooo) “Target Closing Date Net Working Capital” means $170,000,000.00.

(pppp) “Tax” or “Taxes” means any federal, state, local, foreign, and other income, excise, capital stock, profits, social security (or similar), disability, registration, value added, estimated, gross receipts, sales, use, production, ad valorem, transfer, franchise, license, lease, service, service use, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, capital stock alternative or add-on minimum taxes, customs duties, escheat, unclaimed property, customs, duties, environmental, and other similar taxes, fees, assessments, or charges of any

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kind, together with all interest, additions to tax, and penalties imposed by any Tax Authority (domestic or foreign) with respect thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person as a result of being a transferee, successor or member of a combined, consolidated, unitary or affiliated group, a contractual obligation to indemnify any Person or other entity, or otherwise.

(qqqq) “Tax Authority” means any Governmental Authority responsible for the imposition, assessment, reassessment or collection of any Taxes.

(rrrr) “Tax Returns” means all returns, declarations, reports, claims for refund and information statements and returns required or permitted to be filed with a Governmental Authority relating to Taxes, including any schedules attached to any of the foregoing.

(ssss) “Tax Sharing Agreement” means any Tax sharing, Tax allocation or Tax indemnification agreement (other than any agreement entered into in the ordinary course of business the principal purpose of which is not Taxes, including any customary Tax allocation, sharing or indemnification provisions in credit agreements, loans, leases and similar agreements entered into in the ordinary course of business).

(tttt) “Trade Secrets” means non-public information that derives commercial value from being confidential as defined under applicable Law, including ideas (whether or not patentable), know-how, inventions, processes, formulae, models, and methodologies.

(uuuu) “Transaction Documents” means this Agreement, the Release, the Restrictive Covenant Agreement, any Restricted Stock Agreement, any Assignment and Assumption Agreement, and Bringdown Certificate and the Escrow Agreement.

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1.2 Table of Defined Terms. Terms that are not defined in Section 1.1 have the meanings set forth in the following Sections:

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Adjustment Statement 2.11(a)

Agreement Preamble

Allocation Schedule 2.11(w)

Annual Financial Statements 3.8(a)

Arbitrating Accountant 2.11(c)

Balance Sheet Date 3.8(a)

Bass, Berry & Sims 2.11(e)

Binder Agreement Recitals

Buyer Preamble

Buyer Material Adverse Effect 4.4

Buyer Tax Return 9.1(b)

CARES Act 12.6

Closing 2.7

Closing Calculation 2.8

Closing Cash Amount 2.6

Closing Date 2.10

Company Group Privacy Policies 3.16(a)

Company Leased Real Property 3.13(b)

Company-Owned Real Property 3.13(b)

Confidentiality Agreement 5.2(b)

D&O Indemnified Person 6.1(d)

Deal Communications 12.11(a)

Employee Plan 3.11(a)

End Date 8.1(b)

Environmental Laws 3.18(f)(i)

ERISA 3.11(a)

Estimated Adjustment Amount 2.11(d)(i)

Final Adjustment Amount 2.11(d)(i)

Final Closing Date Cash on Hand 2.11(a)

Final Closing Date Net Working Capital 2.11(a)

Final Company Closing Assumed Indebtedness 2.11(a)

Final Company Closing Indebtedness 2.11(a)

Final Selling Expenses 2.11(a)

Financial Statements 3.8(a)

Flow-Through Tax Return 9.1(a)

Form Assignment and Assumption Agreement 2.11(p)

Hazardous Substances 3.18(f)(i)

Helicon Insurance Recitals

Indemnified Persons 6.1(a)

Interim Financial Statements 3.8(a)

Interim Breach 6.4

Interim Period 6.4

IP License 3.15(b)

Jenkins Preamble

Leases 3.15(b)

Malicious Code 3.15(f)

Material Contracts 3.19(b)

Material Customer 3.19(a)

Material Supplier 3.6(a)

Qualified Benefit Plan 3.11(b)

Parent Preamble

Post-Closing Representation 12.11(b)

Prior Company Counsel 12.11(b)

Prohibitive Order 7.1(d)

Protected Communications 12.11(a)

Protest Notice 2.11(b)

Purchase Price 2.2

Real Property 3.13(b)

Reference Balance Sheets 3.8(a)

Registered Intellectual Property 3.18(f)(iii)

Release 3.18(f)(iii)

Representatives 5.5

Restrictive Covenant Agreement 2.11(f)

Securities Recitals

Security Incident 3.16(e)

Seller(s) Preamble

Sellers’ Representative Preamble

Sellers’ Representative Expense Fund 2.3

Seller Tax Claim 9.3(b)

Specified Termination 8.3(a)

Stock Consideration 0

Tail Policies 6.1(d)

Tax Allocation 9.7

Tax Claim 9.3(a)

Transfer Taxes 9.5

WARN Act 3.12(b)

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Article II.
SALE AND PURCHASE

2.1 Sale and Purchase of Securities. At the Closing, subject to the terms and conditions of this Agreement, (a) Sellers (and, with respect to Helicon Insurance, Dana Jenkins) shall sell, assign, transfer and convey to Buyers, and Buyers shall purchase from Sellers and Dana Jenkins, free and clear of all Liens (other than restrictions imposed by securities Laws), all of the Securities in the allocations set forth on the Allocation Schedule; and (b) in exchange for the sale, assignment, transfer and conveyance of the Securities to Buyers, Buyers shall pay to Sellers and to Dana Jenkins the Purchase Price in the allocations set forth on the Allocation Schedule.

2.2 Purchase Price. Subject to the adjustments set forth in this Agreement, the aggregate purchase price for the Securities (the “Purchase Price”) shall be an amount equal to the sum of: (a) $428,000,000 (the “Base Purchase Price”), plus (b) the Earnout Payment, if any, plus (c) the Stock Consideration Amount, plus (d) the D. Jenkins Stock Consideration Amount, minus (e) the Final Company Closing Assumed Indebtedness, minus (f) the unpaid Final Company Closing Indebtedness, minus (g) the unpaid Final Selling Expenses, plus (h) the Final Closing Date Cash on Hand (if a positive number), minus (i) the Final Closing Date Cash on Hand (if a negative number), plus (j) the amount by which the Final Closing Date Net Working Capital is greater than the Target Closing Date Net Working Capital, if any, minus (k) the amount by which the Final Closing Date Net Working Capital is less than the Target Closing Date Net Working Capital, if any, minus (l) the Customer Deposits Amount.

2.3 Payments at Closing for Selling Expenses. At least three (3) Business Days prior to the Closing Date, the Sellers’ Representative shall deliver to Buyers one or more statements or invoices, in customary form, from each obligee for each Selling Expense outstanding as of Closing as set forth on the Closing Calculation Statement (each, an “Expense Invoice”). Buyer shall pay by wire transfer of immediately available funds at the Closing to the applicable obliges any outstanding Selling Expenses, for and on behalf of Sellers as set forth on the Closing Calculation Statement. Buyer shall pay by wire transfer of immediately available funds at the Closing the Sellers’ Representative Expense Amount to an account (the “Sellers’ Representative Expense Fund”) to be held by the Sellers’ Representative, for and on behalf of the Sellers, in accordance with the terms of this Agreement.

2.4 Payment at Closing for Company Closing Indebtedness. At least three (3) Business Days prior to the Closing Date, the Sellers’ Representative shall deliver to Buyer one or more payoff letters, in customary form and substance, from each obligee for each item of Company Closing Indebtedness as set forth on the Closing Calculation Statement (each, a “Payoff Letter”) and shall provide reasonable assurance that promptly following payment to the Person that has issued the Payoff Letter of the amount stated or described in the Payoff Letter, all Liens of such Person on any tangible and intangible assets of the Company Group shall be released and discharged. Buyer shall pay by wire transfer of immediately available funds at the Closing any outstanding Company Closing Indebtedness, for and on behalf of Sellers, as set forth on the Closing Calculation Statement.

2.5 Payment at Closing of Escrow Amounts. Buyer shall pay by wire transfer of immediately available funds at the Closing the Purchase Price Adjustment Escrow Amount and the Indemnification Escrow Amount to the Escrow Agent, for and on behalf of Sellers, for deposit into one or more escrow accounts to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

2.6 Payment at Closing of Closing Cash Amount. At the Closing, Buyers shall pay or cause to be paid by wire transfer of immediately available funds to Sellers at the Closing, in the allocations set forth on Annex A, an aggregate amount equal to the sum of: (a) the Base Purchase Price, minus (b) the Estimated Company Closing Assumed Indebtedness, minus (c) the unpaid Estimated Company Closing Indebtedness, minus (d) the unpaid Estimated Selling Expenses, plus (e) the Estimated Closing Date Cash on Hand (if a positive number), minus (f) the Estimated Closing Date Cash on Hand (if a negative number), plus (g) the amount by which the Estimated Closing Date Net Working Capital is greater than the Target Closing Date Net Working Capital, if any, minus (h) the amount by which the Estimated Closing Date Net Working Capital is less than the Target Closing Date Net Working Capital, if any, minus (i) the Purchase Price Adjustment Escrow Amount, minus (j) the Indemnification

Escrow Amount, minus (k) the Sellers’ Representative Expense Amount, minus (l) the Estimated Customer Deposits Amount (such net amount being, the “Closing Cash Amount”).

2.7 Issuance at Closing of the Stock Consideration. At the Closing, Buyer shall cause Parent to issue to the Sellers, in the allocations set forth on Annex A, and pursuant to the terms of the Restricted Stock Agreement, an aggregate number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) the Stock Consideration Amount by (b) the Parent Trading Price (the “Stock Consideration”) free and clear of all Liens (other than restrictions imposed by securities Laws and the Restricted Stock Agreement). The Stock Consideration shall be issued in non-certificated book-entry form. Buyer shall also cause Parent to issue to Dana Jenkins, in the allocations set forth on Annex A and pursuant to the terms of the Restricted Stock Agreement, an aggregate number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) D. Jenkins Stock Consideration Amount by (b) the Parent Trading Price (the “D. Jenkins Stock Consideration”), with such shares to be issued in free and clear of all Liens (other than restrictions imposed by securities laws and the Restricted Stock Agreement) and in non-certificated book-entry form.

(a) Immediately following the Closing, the Sellers receiving the Stock Consideration shall place and deposit the Stock Consideration with the Escrow Agent by directing the transfer agent for Parent to deposit the Stock Consideration with the Escrow Agent in the Indemnification Escrow Fund to be held and released pursuant to the terms of this Section 2.7 and the Escrow Agreement.

(b) The Stock Consideration shall be held in escrow to satisfy claims made by the Buyer Indemnitees for satisfaction of indemnification claims in accordance with the terms and conditions set forth in this Section 2.7 and Article X. The Escrow Agent will hold the Stock Consideration in accordance with the terms of the Escrow Agreement. If Sellers become obligated (whether through mutual agreement between Buyers and the Sellers’ Representative, as a result of a non-appealable, final determination by a Court of competent jurisdiction or otherwise determined in accordance with the terms of this Agreement) to make a payment to a Buyer Indemnitee from the Indemnification Escrow Fund (such dollar amount, as determined from time to time pursuant to this Agreement, an “Indemnification Escrow Claim Dollar Amount”), then, unless the Sellers’ Representative otherwise elects (at its sole discretion) upon written notice to Buyer of Sellers’ Representative’s election to satisfy such amount in cash, Buyers and the Sellers’ Representative shall promptly execute and deliver joint written instructions to the Escrow Agent to disburse to Buyers or another Buyer Indemnitee a number of shares of Parent Common Stock from the Indemnification Escrow Fund equal to the applicable Indemnification Escrow Claim Dollar Amount divided by (y) the Parent Trading Price. Notwithstanding the foregoing, the Sellers’ Representative can elect, in his sole discretion, to settle any such claim in cash.

2.8 Closing Calculation. No later than three (3) Business Days prior to the Closing Date, the Sellers’ Representative shall prepare and deliver to Buyers (a) a consolidated balance sheet of the Company Group setting forth the Sellers’ reasonable and good faith estimate, as of the Closing Date, of the Estimated Closing Date Net Working Capital (the “Estimated Closing Date Balance Sheet”), and (b) a reasonably detailed statement (the “Closing Calculation Statement”), based on the Estimated Closing Date Balance Sheet setting forth the Sellers’ Representative’s good faith estimates of the Estimated Closing Date Cash on Hand, the Estimated Closing Date Net Working Capital, the Estimated Company Closing Indebtedness, Estimated Company Closing Assumed Indebtedness, the Estimated Selling Expenses, Estimated Customer Deposits Amount and the calculation of the Closing Cash Amount. The Estimated Closing Date Balance Sheet and the Closing Calculation Statement shall be accompanied by reasonable supporting details, an itemized breakdown of each component of the Closing Calculation Statement and work papers, and shall be prepared in accordance with the applicable definition(s) and the Accounting Principles.

2.9 Funds Flow Memorandum. At least three (3) Business Days prior to the Closing Date, Buyers and the Sellers’ Representative shall have prepared a mutually agreeable in good faith funds flow memorandum (the “Funds Flow Memorandum”), setting forth the amounts to be paid pursuant to this Article II and the wire transfer instructions for each payee thereunder.

2.10 Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Section 8.1, and subject to the satisfaction of the conditions set forth in Article VII, the closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable, but in no event later than the second (2nd) Business Day following the date on which all the conditions set forth in Article VII shall have been satisfied (or waived in accordance with Section 12.2) (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time and/or date is agreed to by Buyers and Sellers’ Representative. The Closing shall take place remotely by conference call, the electronic delivery of documents and the prior physical exchange of certain other documents being held in escrow by outside counsel to the recipient party pending authorization by the delivering party (or its outside counsel) of their release at the Closing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.11 Deliveries by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyers the following:

(a) a certificate signed by an officer of each member of the Company Group, certifying that attached thereto is (i) a true and complete copy of the certificate of formation or similar document of such member of the Company Group, certified as of a recent date by the Secretary of State or other appropriate Governmental Authority of the jurisdiction of organization of such member of the Company Group; (ii) a true and complete copy of the organizational documents of such member of the Company Group; and (iii) a true and complete copy of a certificate of good standing or equivalent status for each member of the Company Group, issued as of a recent date by the Secretary of State or other appropriate Governmental Authority of the jurisdiction of organization of such member of the Company Group;

(b) a certificate from Sellers, given on behalf of the Company Group, certifying to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied (the “Bringdown Certificate”);

(c) the Escrow Agreement, executed by Sellers’ Representative and the Escrow Agent;

(d) a certificate from the secretary of Regional and Regional Underwriters given on behalf of Regional and Regional Underwriters, respectively, and not in such secretary’s individual capacity, certifying that attached thereto is (i) a true and complete copy of the resolutions of the board of directors of Regional and Regional Underwriters, respectively, approving this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby; (ii) a true and complete copy of a certificate of good standing or equivalent status for such Seller, issued as of a recent date by the Secretary of State or other appropriate Governmental Authority of the jurisdiction of organization of such Seller; and (iii) the incumbency of each person executing any document on behalf of such Seller delivered to Buyers pursuant hereto.

(e) a duly executed equity interest power or similar instrument of assignment for the Securities held by each Seller;

(f) a restrictive covenant agreement duly executed by each Seller, in the form attached hereto as Exhibit B (the “Restrictive Covenant Agreement”);

(g) a restricted stock agreement duly executed by the Sellers receiving Stock Consideration and the D. Jenkins Stock Consideration, in the form attached hereto as Exhibit D (the “Restricted Stock Agreement”);

(h) the Funds Flow Memorandum duly executed by the Sellers’ Representative on behalf of the Sellers;

(i) a release duly executed by each Seller, in the form attached hereto as Exhibit D (the “Release”);

(j) the Payoff Letters;

(k) the Expense Invoices;

(l) an IRS Form W-9 properly completed and executed by each of Seller and each payee of the Selling Expenses and Company Closing Indebtedness;

(m) evidence of the completion, execution, and filing of IRS Form 8832 for Regional Enterprises, LLC;

(n) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that each Seller is not a foreign person within the meaning of Section 1445 of the Code in form and substance satisfactory to Buyers, duly executed by such Seller;

(o) resignation letters, effective as of the Closing Date, of the managers and officers of the Company Group in form and substance reasonably satisfactory to Buyers, duly executed by such managers and officers;

(p) either (1) an assignment and assumption agreement in the form attached hereto as Exhibit C (as may be reasonably modified upon mutual and good faith agreement of Buyers and Sellers, in each such case, the “Form Assignment and Assumption Agreement”), for the assignment by Helicon Technology, LLC, and assumption by Regional Enterprises, LLC or a Company Group member designated by Buyers, duly executed by each such party, with respect to the transfer of certain Payroll Processing Services Agreement, dated February 7, 2022, by and between Helicon Technology, LLC and Check Technologies, Inc. or (2) a replacement agreement between a Company Group member and Check Technologies in a form and substance reasonably acceptable to Buyers;

(q) an assignment by Regional Transport, LLC to Helicon Transport, LLC of that certain Promissory Note issued by Randall Hopkins and Precision Movers Inc. to Regional Transport, LLC, dated March 31, 2020, duly executed by each such party;

(r) executed resolution of: (i) the Board of Managers of Winston Housing Group, LLC, terminating the Winston/Hamilton Home Builders 401(k) Plan, and (ii) to the extent any member of the Company Group sponsors or maintains any other Qualified Benefit Plan containing a Code Section 401(k) feature, the Board of Managers or Board of Directors of such member of the Company Group terminating such Qualified Benefit Plan in each case, effective no later than the day immediately prior to the Closing Date;

(s) an Assignment and Assumption of License for the assignment by Impact Software LLC, and assumption by Hamilton or other member of the Company Group reasonably determined by Buyers, duly executed by each such party, with respect to the transfer of (i) the Software License Agreement, dated June 22, 2021, by and between Stealthsync, LLC and Impact Software LLC;

(t) a current, standard form ALTA owner’s policy of title insurance (or irrevocable commitment to issue such policy) with respect to the following parcels of Company-Owned Real Property: (i) 601 County Road 24, Double Springs, Alabama 35553, (ii) 330 Buccaneer Street, Hamilton, Alabama 35570 (iii) 155 County Road 351, Lynn, AL 35575, (iv) 6451 Wirtz Road, Flowood, MS 39232 and (v) 110 Belle Meade Point, Flowood, MS 39232 (the “Title Policies”), issued by a title insurance company reasonably selected by Sellers and reasonably acceptable to Buyers (the “Title Company”) together with a copy of each document to which reference is made in such policy. Such Title Policies shall be in the amount of the full fair market value of the applicable Company-Owned Real Property, insuring the applicable member of the Company Group in good and marketable title thereto and shall contain such endorsements as Buyer shall reasonably request (including, if applicable, a non-imputation endorsement) that the Title Company is willing to issue;

(u) a survey with respect to the following parcels of Company-Owned Real Property: (i) 601 County Road 24, Double Springs, Alabama 35553, (ii) 330 Buccaneer Street, Hamilton, Alabama 35570 (iii) 155 County Road 351, Lynn, AL 35575, (iv) 6451 Wirtz Road, Flowood, MS 39232 and (v) 110 Belle Meade Point, Flowood, MS 39232 prepared in accordance with the 2021 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys, signed no more than ninety (90) days prior to the Closing and detailing the legal description, the perimeter boundaries, all improvements located thereon and all easements and encroachments affecting the Company-Owned Real Property, prepared by a registered land surveyor reasonably selected by Sellers and reasonably acceptable to Buyers (the “Surveys”);

(v) such certifications, gap and lien indemnities, non-imputation indemnities, title and survey affidavits and other title insurance affidavits and indemnities commonly delivered in transactions in which title insurance is purchased as may be reasonably requested by the Title Company in connection with the issuance of the Title Policies, together with copies of formation documents, incumbency certificates, certificates of good standing and consents or resolutions as are required by the Title Company; and

(w) a mutually agreed to schedule allocating the Securities purchased by Buyers in exchange for the Purchase Price payable to the Sellers and Dana Jenkins (the “Allocation Schedule”).

2.12 Deliveries by Buyers and Parent. At the Closing, Buyers and Parent shall deliver, or cause to be delivered, to Seller the following:

(a) an aggregate amount in cash equal to the Closing Cash Amount by wire transfer of immediately available funds to account(s) designated in writing by Sellers to Buyers;

(b) the Stock Consideration and D. Jenkins Stock Consideration in accordance with Section 2.7;

(c) a certificate signed by an officer of Buyer and Parent, certifying that attached thereto is (i) a true and complete copy of the certificate of incorporation or similar document of each of Buyer and Parent, certified as of a recent date by the Secretary of State or other appropriate Governmental Authority of the jurisdiction of organization of each of Buyer and Parent; (ii) a true and complete copy of the resolutions of the board of directors of Buyer and Parent, respectively, approving this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby; (iii) a true and complete copy of the organizational documents of such each of Buyer and Parent; and (iv) a true and complete copy of a certificate of good standing or equivalent status for each of Buyer and Parent, issued as of a recent date by the Secretary of State or other appropriate Governmental Authority of the jurisdiction of organization of each of Buyer and Parent;

(d) a certificate from the secretary of each Buyer and Parent, given on behalf of such Buyer and Parent and not in such secretary’s individual capacity, certifying to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied (the “Buyer Bringdown Certificate”);

(e) the Restrictive Covenant Agreement duly executed by Buyers;

(f) the Restricted Stock Agreement duly executed by Parent;

(g) evidence reasonably acceptable to the Sellers of the statement of book entry evidencing the shares of Parent Common Stock determined pursuant to the framework set forth in Section 2.2;

(h) the Escrow Agreement, executed by Buyers, together with the delivery of the Purchase Price Adjustment Escrow Amount and the Indemnification Escrow Amount by wire transfer of immediately available funds to the Escrow Agent thereunder pursuant to Section 2.5; and

(i) the Funds Flow Memorandum duly executed by the Buyers and Parent.

2.13 Earnout Payment. The provisions of this Agreement with respect to the Earnout Payment are set forth in Annex B attached hereto, which is hereby incorporated by reference for all purposes of this Agreement.

2.14 Purchase Price Adjustments.

(a) As soon as reasonably practicable after the Closing Date, but not later than one hundred twenty (120) days after the Closing Date, Buyers shall prepare and deliver to Sellers’ Representative a good faith and reasonably detailed statement (the “Adjustment Statement”) setting forth Buyers’ calculations of the Closing Date Cash on Hand (the “Final Closing Date Cash on Hand”), Closing Date Net Working Capital (the “Final Closing Date Net Working Capital”), Company Closing Indebtedness (the “Final Company Closing Indebtedness”), Company Closing Assumed Indebtedness (the “Final Company Closing Assumed Indebtedness”) and Selling Expenses (the “Final Selling Expenses”). The Adjustment Statement shall be accompanied by reasonable supporting details and work papers and shall be prepared in accordance with the applicable definition(s) and the Accounting Principles and will entirely disregard (i) any and all effects on the assets or liabilities of the Company Group as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Buyers or their Affiliates or any other transaction entered into by Buyers or their Affiliates in connection with the consummation of the transactions contemplated hereby, and (ii) any of the plans, transactions, or changes that Buyers or their Affiliates intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company Group or their business or assets, or any facts or circumstances that are unique or particular to Buyers or their Affiliates or any of their assets or liabilities.

(b) If Buyers fail to timely deliver the Adjustment Statement, then Sellers’ Representative shall have the option upon five (5) days’ prior written notice to Buyers to prepare the Adjustment Statement at Buyers’ expense, in which case, Sellers’ Representative shall be entitled to the reasonable access and other rights set forth below in connection with the preparation of such Adjustment Statement and Buyers shall be entitled to all dispute and other rights set forth in the remainder of this Section 2.14 with respect thereto, mutatis mutandis. Within sixty (60) days after delivery of the Adjustment Statement and adequate reasonable supporting information as contemplated below, Sellers’ Representative may deliver written notice (a “Protest Notice”) to Buyers of any objections that Sellers may have to the Adjustment Statement. Such Protest Notice shall set forth in reasonable detail the amount(s) in dispute. Upon receipt of the Adjustment Statement, Sellers’ Representative and his Representatives shall be given prompt and reasonable access, during normal business hours, to the Company Group’s and their accountants’ books and records (including working papers, schedules and calculations), facilities and personnel to the extent reasonably relating to the preparation of the Adjustment Statement, including by Buyers making any applicable records available in electronic form where reasonably requested. Sellers’ Representative and his Representatives may make reasonable inquiries of Buyers, and Buyers shall coordinate with the Company Group and their respective Representatives regarding questions concerning or disagreements with the Adjustment Statement arising in the course of the Sellers’ Representatives and his Representatives review thereof, and Buyers shall use their, and shall cause the Company Group and their Representatives to use their respective, commercially reasonable efforts to cooperate with and promptly respond to such inquiries. If Sellers’ Representative does not provide a Protest Notice within the applicable sixty (60) day period, the Adjustment Statement shall be deemed to be final.

(c) Upon receipt of a Protest Notice, Buyers and Sellers’ Representative shall attempt in good faith to resolve any dispute regarding the Adjustment Statement (and all such discussions related thereto shall, unless otherwise agreed by Buyers and Sellers’ Representative, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)). If Buyers and Sellers’ Representative are unable to resolve any disagreement with respect to the Adjustment Statement within thirty (30) days following Buyers’ receipt of the Protest Notice, then either Buyers or the Sellers’ Representative may refer the matters in dispute to BDO USA, P.A. (the “Arbitrating Accountant”) to resolve the matters in dispute; provided, however, if BDO USA, P.A. is unwilling or unable to serve as the Arbitrating Accountant, then the parties hereto shall select an independent accounting firm of national reputation that is mutually acceptable to Buyers and Sellers’ Representative to serve as the Arbitrating Accountant. The Arbitrating Accountant will be instructed to send to Buyers and Sellers’ Representative, within thirty (30) days of the date on which such dispute is referred to such Arbitrating Accountant, its determination on each specific matter in dispute, which calculation shall be between the determination prepared by Sellers’ Representative and Buyers for each such matter and shall be final and binding on all parties hereto. The Arbitrating Accountant shall make its determination of any matters in dispute based solely on the information submitted by the parties hereto, as well as the terms and conditions of this Agreement, and not by an independent review. The

Arbitrating Accountant will determine the allocation of the cost of the Arbitrating Accountant’s review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbitrating Accountant. For example, should the items in dispute total an amount equal to $1,000 and the Arbitrating Accountant awards $600 in favor of Sellers’ position, sixty percent (60%) of the costs of the Arbitrating Accountant’s review would be borne by Buyers and forty percent (40%) of the costs of the Arbitrating Accountant’s review would be borne by Sellers’ Representative.

(d) Within five (5) days after the final determination of the Adjustment Statement:

(i) if the sum of (1) the Final Closing Date Cash on Hand, plus (2) the Final Closing Date Net Working Capital, minus (3) the Final Company Closing Indebtedness, minus (4) Final Company Closing Assumed Indebtedness, minus (5) the Final Selling Expenses, in each case, as finally determined pursuant to Sections 2.14(a), (b) and (c) above, as applicable (the “Final Adjustment Amount”), is greater than the sum of (A) the Estimated Closing Date Cash on Hand, plus (B) the Estimated Closing Date Net Working Capital, minus (C) the Estimated Company Closing Indebtedness, minus (D) Estimated Assumed Indebtedness, minus (E) the Estimated Selling Expenses (the “Estimated Adjustment Amount”), Buyers shall promptly pay by wire transfer of immediately available funds to Sellers, an amount in cash equal to such excess and Buyer and Sellers’ Representative will instruct the Escrow Agent to release the Purchase Price Adjustment Escrow Fund to Sellers; or

(ii) if the Final Adjustment Amount is less than the Estimated Adjustment Amount, Sellers’ Representative and Buyers shall direct the Escrow Agent to release an amount equal to such deficit to Buyer from the Purchase Adjustment Price Escrow Fund; provided, if such deficit is less than the Purchase Price Adjustment Escrow Fund, Sellers’ Representative and Buyers shall direct the Escrow Agent to release the remainder of the Purchase Price Adjustment Escrow Fund to Sellers, and for the avoidance of doubt, Sellers shall jointly and severally pay to Buyers, within five (5) days after determination of the Final Adjustment Amount, any amount under this Section 2.14(d)(ii) in excess of the Purchase Price Adjustment Escrow Fund.

(e) The parties hereto agree Sellers’ Representative and his respective Affiliates may engage Bass, Berry & Sims PLC (“Bass, Berry & Sims”), Haddox Reid Eubank Betts PLLC (“HREB”) and their respective Affiliates to advise or represent them in connection with the determination of the Final Closing Date Cash on Hand, Final Closing Date Net Working Capital, Final Company Closing Indebtedness, Final Company Closing Assumed Indebtedness and Final Selling Expenses and the matters addressed by this Section 2.14. Each party will enter into such waivers, indemnities and other agreements as Bass, Berry & Sims and HREB and their respective Affiliates shall reasonably require to permit Bass, Berry & Sims and HREB and their respective Affiliates to provide such advice or representation.

(f) The parties hereto agree that any payments required under this Section 2.14 shall not be subject to offset for any reason.

(g) Any payments made pursuant to this Section 2.14 (other than fees paid to the Arbitrating Accountant) shall be treated by the parties hereto as an adjustment to the Purchase Price for U.S. federal Income Tax purposes.

2.15 Withholding Taxes. The Buyers shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any consideration that is payable or otherwise deliverable to any Seller pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local, or foreign applicable Law (including, but not limited to, any withholding required on the portion of the Purchase Price allocated and paid to Regional Underwriters relating to the sale of Liberty required to be withheld under section 1446(f) of the Code). To the extent such amounts are properly deducted and withheld and duly paid to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If the Buyers determine that they are required to deduct or withhold, the Buyers shall use its commercially reasonable efforts to provide Sellers with written notice of its intention to deduct or withhold at least five (5) Business Days prior to the withholding date and shall cooperate in good faith with any reasonable request by Sellers to mitigate or eliminate any such requirement, to the extent permitted by applicable Law.

Article III.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND COMPANY GROUP

Except as set forth in the Company Disclosure Schedule (in accordance with Section 12.18), Sellers, jointly and severally, hereby represent and warrant to Buyer as of the date hereof as follows:

3.1 Organization and Qualification. Each Seller that is an entity and each member of the Company Group is a corporation, limited liability company or other organization duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and (a) has all the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (b) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, except where the failure to have such power and authority or to be so qualified would not have, individually or in the aggregate, would not be material. Section 3.1 of the Company Disclosure Schedule sets forth each jurisdiction in which each member of the Company Group is licensed or qualified to do business. Section 3.1 of the Company Disclosure Schedule also sets forth a correct and complete list of the current managers and officers of each member of the Company Group.

3.2 Organizational Documents. Sellers have made available to Buyers a true and complete copy of the certificate of incorporation, certificate of formation, limited liability company agreement, bylaws or similar organizational documents of each member of the Company Group, in each case, as presently in effect.

3.3 Capitalization.

(a) The Securities collectively constitute one hundred percent (100%) of the total issued and outstanding Equity Interests in the Company Group, all of which are owned by Sellers as of the date of this Agreement in the amounts set forth on Section 3.3(a)(i) of the Company Disclosure Schedule. All of the Securities have been duly authorized and are validly issued. Except as set forth on Section 3.3(a)(ii) of the Company Disclosure Schedule and any Liens arising as an effect of any action of Buyer or its Affiliates, immediately upon the consummation of the transactions contemplated by this Agreement and the Transaction Documents, Buyers will own all of the Equity Interests in each member of the Company Group, free and clear of all Liens (other than restrictions imposed by securities Laws).

(b) None of the outstanding Securities are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. Except for the Securities, no other Equity Interests of the Company Group are issued and outstanding.

(c) Except as set forth on Section 3.3(c) of the Company Disclosure Schedule, there are (i) no outstanding obligations, options, warrants, convertible securities (including convertible debt securities) or other rights, agreements, arrangements or commitments of any kind, directly or indirectly, relating to the Equity Interests of the Company Group or obligating the Company Group to issue or sell any Equity Interests of the Company Group, (ii) no outstanding contractual obligations of the Company Group to repurchase, redeem or otherwise acquire any of its Equity Interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, (iii) no voting trusts, equityholder agreements, registration rights agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests of the Company Group, and (iv) no equity appreciation rights, restricted stock, phantom equity, profit participation or other compensatory equity or equity-linked awards or incentives in any form with respect to the Securities or other Equity Interests of the Company Group and no obligations or commitments of the Company Group to grant, issue or award any such equity or equity-linked awards or incentives.

(d) Except as set forth on Section 3.3(d) of the Company Disclosure Schedule, no member of the Company Group owns, nor has any interest in any shares or has (or ever had) an ownership interest in any other Person.

3.4 Authority; Enforceability. Each Seller has the requisite power and authority (and legal capacity, to the extent such Seller is an individual) to execute and deliver each Transaction Document to which it is a party and each other document and instrument required to be executed and delivered by it prior to or at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Sellers of each Transaction Document and each other document and instrument required to be executed and delivered by it prior to or at the Closing, the performance of its respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by such Seller’s board of directors and have been duly and validly authorized by all necessary action, and no other proceeding or action on the part of such Seller is necessary to authorize any Transaction Document to which such Seller is a party or any other instrument required to be executed and delivered by such Seller prior to or at the Closing or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Sellers and, assuming the due authorization, execution and delivery thereof by Buyer, constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at Law).

3.5 No Conflict; Required Filings and Consents. Except as set forth on Section 3.5 of the Company Disclosure Schedule, the execution and delivery by Sellers of this Agreement, the other Transaction Documents to which each Seller is a party or any instrument required by this Agreement to be executed and delivered by Sellers on or prior to the Closing do not, and the performance of this Agreement, the other Transaction Documents to which Sellers are a party and any instrument required by this Agreement to be executed and delivered by it on or prior to the Closing shall not, (a) conflict with, require a consent or notice under or violate the organizational documents of such Seller, as applicable, or any member of the Company Group, (b) conflict with, require a consent or notice under or violate any Law or Order applicable to Sellers or any member of the Company Group or by which any of its properties, rights or assets is bound or affected, except any such conflict or violation that would not be material to the Company Group, taken as a whole, or (c) result in any breach or violation of, require a consent or notice under, or constitute a default under, or impair any Company Group member’s rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, rights or assets of any member of the Company Group pursuant to any Material Contract to which any member of the Company Group is a party or by which any member of the Company Group or its properties, rights or assets is bound, except any such conflicts, consents, breaches, violations, defaults or other events that would not be material to such Company Group member. Except for any such Filings and Governmental Approvals or other actions required under the HSR Act or as otherwise set forth on Section 3.5 of the Company Disclosure Schedule, no Governmental Approval of, or Filing with, any Governmental Authority is required to be obtained or made by any member of the Company Group in connection with the consummation of the transactions contemplated hereby, except as may be necessary as a result of any facts or circumstances relating to Buyer and its Affiliates.

3.6 Material Contracts.

(a) Section 3.6(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all of the following undischarged Contracts (excluding purchase orders, invoices and similar agreements entered into by any member of the Company Group in the ordinary course of business) to which a member of the Company Group is a party or is otherwise legally bound as of the date of this Agreement (collectively, the “Material Contracts”):

(i) any agreement for the employment or engagement of any officer, employee or other individual employed or engaged by any Company Group member that provides for annual payments by one or more members of the Company Group in excess of One Hundred Fifty Thousand Dollars ($150,000);

(ii) Contracts with any of the counterparties listed on Section 3.19(a) of the Company Disclosure Schedule;

(iii) Contracts with any of the counterparties listed on Section 3.19(b) of the Company Disclosure Schedule;

(iv) any Contract entered into during the five (5) years prior to the date hereof between any Company Group member regarding assignment, purchase, and/or transfer of any Equity Interest of any member of the Company Group, and all related promissory notes and releases;

(v) any Contract, including without limitation any neutrality agreement, with any labor union or any collective bargaining agreement;

(vi) loan agreements or indentures relating to Indebtedness and any agreement guaranteeing, or providing security for, Indebtedness;

(vii) leases, subleases, licenses (other than IP Licenses) or similar Contracts (i) which constitute Leases pursuant to Section 3.13 below or (ii) requiring payments to or from a member of the Company Group in excess of Two Hundred Fifty Thousand Dollars ($250,000) per annum representing an interest in or in respect of any material rights, assets or property;

(viii) any Contract with any Seller, former equity holder of Regional, or Affiliate of any member of the Company Group (each, a “Related Party Contract”);

(ix) all Contracts that require any member of the Company Group to purchase or sell a stated portion of the requirements or outputs of the business conducted by such Company Group member or that contain “take or pay” provisions;

(x) any Contract relating to Intellectual Property material to the conduct of the business of the Company Group, including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue and permissions, but excluding (i) licenses for commercially-available unmodified off-the-shelf Software or terms of service or other online click-through terms; (ii) non-exclusive licenses granted to a vendor or service provider where the rights in Intellectual Property granted to such Person are solely for such Person’s provision of the services; (iii) non-exclusive licenses granted to customers or clients of the Company Group in the ordinary course of business; and (iv) rights in Intellectual Property assigned or granted to the Company Group by employees, independent contractors or consultants;

(xi) all Contracts with any Governmental Authority;

(xii) all joint venture, partnership or similar Contracts;

(xiii) any Contract that limits or purports to limit the ability of any member of the Company Group to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xiv) Contracts relating to any Proceeding or settlement agreement to which a member of the Company Group is a party, other than (A) releases immaterial in nature or entered into with former employees or independent contractors of such member of the Company Group in the ordinary course of business in connection with the cessation of such employee’s or independent contractor’s employment with such member of the Company Group and for which there are no outstanding payments due as of the Closing Date pursuant to such release, or (B) settlement agreements for cash only (which has been paid or accrued for) that do not exceed Five Hundred Thousand Dollars ($500,000) as to such settlement, or (C) settlement agreements under which such member of the Company Group does not have any continuing obligations, liabilities or rights (excluding releases);

(xv) all Contracts that relate to any acquisition or disposition of any Real Property (whether by merger, sale of stock, sale of assets or otherwise) since January 1, 2020;

(xvi) all Contracts that relate to the acquisition or disposition of any business, Equity Interests, or all or substantially all of the assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise) since January 1, 2020;

(xvii) all Contracts that provide for the specific and express assumption of any Tax, environmental or other material Liability of any Person; and

(xviii) except as otherwise captured in this Section 3.6(a), all Contracts involving aggregate consideration in excess of $1,000,000 that cannot be terminated or cancelled without penalty, fees or similar obligations or without more than 90 days’ notice.

(b) True and complete copies of all Material Contracts as of the date hereof have been made available to Buyer by the Company Group. Except for Material Contracts that expire by or are terminated pursuant to their terms, each Material Contract is in full force and effect, is a valid and binding obligation of a member of the Company Group and, to the Knowledge of the Company Group, of each other party thereto and is enforceable in accordance with its terms against the applicable member of the Company Group and, to the Knowledge of the Company Group, against each other party to such Material Contract, subject, in each case, to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at Law). No member of the Company Group is and, to the Knowledge of the Company Group, no other party to any Material Contract is in material default, breach or violation of any Material Contract. Since January 1, 2023, the applicable member of the Company Group has not given to, or received from, any other party to any Material Contract, any written notice regarding, and no party has given written notice to any member of the Company Group of, any default, breach or violation, where, in each case, such default, breach or violation would be material to the Company Group, taken as a whole. Since the January 1, 2023, no member of the Company Group has provided or received any written notice of any intention to terminate, or materially reduce the amount of business conducted under, any written Material Contract.

3.7 Compliance with Laws; Permits.

(a) Each member of the Company Group is in compliance in all material respects with all Laws applicable to it, including the Processing of Personal Information. Since January 1, 2020, no member of the Company Group has received any written notice from any Governmental Authority asserting any material violation of Law by such member of the Company Group.

(b) The Company Group has all Permits required under applicable Laws or necessary in connection with the conduct of its business, such Permits are in full force and effect as of the date hereof. All fees and charges due and owing with respect to such Permits as of the date hereof have been paid in full. The Company Group complies in all material respects with such Permits. To the Knowledge of the Company Group, no Governmental Authority has threatened the suspension or cancellation of any such Permit.

(c) Section 3.7 of the Company Disclosure Schedule lists all current material Permits issued to any member of the Company Group, including the names of the Permit issuer and the respective dates of issuance and expiration of each such Permit. To the Knowledge of the Company Group, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.7 of the Company Disclosure Schedule.

3.8 Financial Statements.

(a) Section 3.8(a)(i) of the Company Disclosure Schedule contains true, complete and accurate copies of the (a) audited balance sheet of Regional that includes the Company Group for Company Group’s retail division and audited balance sheet of Hamilton and certain Affiliates that includes certain members of the Company

Group and other Subsidiaries of Regional for the Company Group’s manufacturing division (which, for the avoidance of doubt, are not party to this Agreement or the transactions contemplated herein) as of December 31, 2021 and December 31, 2022 and the related statement of income, statement of changes in stockholders’ equity and statement of cash flows for the year then ended (the “Annual Financial Statements”), and (b) the unaudited balance sheet of the Company Group as of June 30, 2023 and the related statement of income for the six months then ended, (collectively, the “Interim Financial Statements” and, collectively with the Annual Financial Statements, the “Financial Statements”). The balance sheets included in the Interim Financial Statements as of June 30, 2023 are referred to herein as the “Reference Balance Sheets” and June 30, 2023 is referred to herein as the “Balance Sheet Date.” The Financial Statements were prepared on the basis of the books and records of the members of the Company Group and fairly present, in all material respects, the financial position of the Company Group for which such Financial Statements were prepared as of the respective dates thereof and for the periods indicated, in accordance with GAAP (except as may be disclosed in the notes thereto or as otherwise set forth on Section 3.8(a)(ii) of the Company Disclosure Schedule, and, in the case of the Interim Financial Statements of the Company, to normal recurring year-end adjustments and the absence of notes or other information not required to be included in interim financial statements by GAAP) applied on a consistent basis throughout the periods indicated. The Company Group does not have any Liabilities of any kind that would have been required to be disclosed on the face of the Reference Balance Sheets in accordance with GAAP that were not reflected, reserved against or described therein, other than (i) Liabilities incurred in the ordinary course of business after the Balance Sheet Date, or (ii) Liabilities included in the calculation of the Final Closing Date Net Working Capital.

(b) Except as set forth on Section 3.8(b) of the Company Disclosure Schedule, the Company Group did not apply for or receive any loan, application for assistance or stimulus payment pursuant to any COVID-19 Measures, including any Paycheck Protection Program loan, Economic Stabilization Fund loan or other United States Small Business Administration loan.

3.9 Absence of Certain Changes or Events. Since the Balance Sheet Date, there has not been a Company Group Material Adverse Effect, and (except as set forth on Section 3.9 of the Company Disclosure Schedule and otherwise in connection with the transactions contemplated hereby) the Company Group has conducted its business in all material respects in the ordinary course of business. Without limiting the generality of the foregoing, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to any member of the Company Group, any:

(a) incurrence of any Indebtedness by the Company Group exceeding $150,000, except unsecured current obligations and Liabilities incurred in the ordinary course of business;

(b) capital expenditures in an aggregate amount exceeding $150,000;

(c) grant of any material bonus (whether monetary or otherwise) or material increase in any compensation (including wages, salary, severance, pension, or other compensation or benefits) of any current or former employees, officers, directors, independent contractors, or consultants (or any beneficiary or dependent thereof), other than as provided for in any written Contract or in the ordinary course of business;

(d) acceleration of the vesting or payment of any compensation or benefit for any current or former employees, officers, directors, independent contractors, or consultants (or any beneficiary or dependent thereof);

(e) adoption, termination, amendment or modification of any Employee Plan (other than changes to employee compensation in the ordinary course of business consistent with the Company Group’s past practices), except as required by Law;

(f) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under similar Law;

(g) entry into any Contract that would constitute a Material Contract;

(h) amendment to, or waiver of any right or obligation under, the articles of incorporation, certificate of formation, operating agreement, bylaws or other organizational document of any member of the Company Group;

(i) declaration or payment of any dividend on or in respect of any equity ownership interests in any member of the Company Group or any redemption, purchase or acquisition of any member of the Company Group’s capital stock;

(j) material change in the Company Group’s past practices of accounting, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(k) abandonment or lapse of or failure to maintain in full force and effect any registration related to Intellectual Property owned by any member of the Company Group;

(l) transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property owned by any member of the Company Group;

(m) any revocation, adoption (other than through the Disregarded Entity Election), or change to any material Tax election or method of Tax accounting, any settlement of any dispute with respect to a material Tax of the Company Group, any amendment of a Tax Return previously filed by the Company Group, entry into any Tax closing agreement, surrender of any right to claim a refund of Taxes, or waiver or extension of the limitations period applicable to any Tax claim or assessment; or

(n) entry into any Contract to do any of the foregoing.

3.10 Absence of Litigation, Claims and Orders. Except as set forth on Section 3.10 of the Company Disclosure Schedule, there are no (a) Claims pending or, to the Knowledge of the Company Group, Claims threatened against any member of the Company Group or such member’s properties, rights or assets, in each case, that have resulted in or, which, if determined adversely to such member of the Company Group (as applicable), would be material to the Company Group, or (b) material Orders outstanding to which any member of the Company Group or any of such member’s properties, rights or assets is subject. There are no Claims pending or, to the Knowledge of the Company Group, threatened on behalf of or against any member of the Company Group that challenge (i) the validity of this Agreement or any other Transaction Document to which it is a party or (ii) any action taken or to be taken by it pursuant to this Agreement or any other Transaction Document to which it is a party or in connection with the transactions contemplated hereby or thereby. Each member of the Company Group is in compliance in all material respects with the terms of each Order set forth in Section 3.10 of the Disclosure Schedule. To the Knowledge of the Company Group, no event has occurred or circumstances exist that would reasonably be expected to result in (with or without notice or lapse of time) a violation of any such Order.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete list of the Employee Plans.

(b) With respect to each Employee Plan, Sellers have made available to Buyers accurate, current and complete copies of each of the following (to the extent applicable): (i) the plan document together with all amendments (or, if the Employee Plan has not been reduced to writing, a written summary of all material plan terms); (ii) copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration and similar agreements, and investment management or investment advisory agreements; (iii) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, and employee handbooks; (iv) with respect to any Employee Plan intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”), a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (v) a copy of the two most recently filed Forms 5500, and all corresponding schedules and financial statements; (vi) actuarial valuations and reports with respect to the two most recently completed plan years; (vii) with respect to any Qualified Benefit Plan, the results of nondiscrimination tests performed under the Code for the last three plan years; and (viii) copies of all material notices, letters or other written correspondence with any Governmental Authority relating to the Employee Plan.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, each Employee Plan has been established, administered and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Qualified Benefit Plan has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a pre-approved plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the pre-approved plan sponsor, with respect to such Qualified Benefit Plan’s qualified status under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company Group nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. No material breach has occurred with respect to any Employee Plan that has subjected or would reasonably be expected to subject the Company Group or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, all benefits, contributions and premiums relating to each Employee Plan have been timely paid in accordance with the terms of such Employee Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, no Employee Plan is, and no member of the Company Group has maintained, been a participating employer in, or contributed to or has any Liability with respect to any employee benefit plan that is: (i) a multiemployer plan within the meaning of Section 3(37) of ERISA; (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code; (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iv) subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 312 of the Code. No member of the Company Group nor any of their ERISA Affiliates has incurred or reasonably expects to incur, either directly or indirectly, any Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to any employee benefit plan described in clauses (i)-(iv) of this Section 3.11(d).

(e) Each Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company Group, or any of their Affiliates other than ordinary funding and administrative expenses typically incurred in a termination event. No member of the Company Group has any commitment or obligation, and has not made any announcement or representation to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, terminate, or in any way amend or modify any Employee Plan in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f) Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, each Employee Plan that is a group health plan (i) is, and has been, in compliance in all material respects with the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act of 2010 and subsequent agency guidance; (ii) the design and operation of each such Employee Plan has not resulted in, and would not reasonably be expected to result in, the incurrence of any penalty or excise tax under Section 4980H of the Code; and (iii) there is nothing that would reasonably be expected to create a reporting obligation or excise tax with respect to such Employee Plan under Section 4980D or Section 4980H of the Code.

(g) Except as set forth in Section 3.11(g) of the Company Disclosure Schedule, and other than as required under Section 601, et seq. of ERISA or other applicable Law, no Employee Plan provides post-termination or retiree health or welfare benefits to any individual for any reason, and no member of the Company Group nor any of their ERISA Affiliates has any Liability to provide post-termination or retiree health or welfare benefits to any individual.

(h) Except as set forth in Section 3.11(h) of the Company Disclosure Schedule, with respect to either the current plan year or the six (6) plan years ending prior to plan year in which the Closing occurs, with respect to each Employee Plan, (i) there is no pending or, to the Knowledge of the Company Group, threatened Claim relating to an Employee Plan (other than routine claims for benefits), (ii) no Employee Plan is, or has been, the subject of an examination or audit by a Governmental Authority; and (iii) no member of the Company Group has made any voluntary correction program submission to any Governmental Authority with respect to any compliance failure, operational failure, or qualification failure with respect to any Employee Plan.

(i) Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, each Employee Plan that is subject to Section 409A of the Code has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. No additional Tax under Section 409A(a)(1)(B) of the Code has been or, is reasonably expected to be incurred by a participant in any such Employee Plan or other such contract, plan, program, agreement, or arrangement. No member of the Company Group is party to any Contract or other agreement (whether written or oral) requiring any member of the Company Group to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j) Except as set forth in Section 3.11(j) of the Company Disclosure Schedule, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of any member of the Company Group to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) trigger a change in control provision under any Employee Plan or increase the amount payable under or result in any other material obligation pursuant to any Employee Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” with respect to the tax imposed under Section 4999 of the Code to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Sellers have made available to Buyers true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

(k) Except as set forth in Section 3.11(k) of the Company Disclosure Schedule, no member of the Company Group has ever sponsored, maintained, participated in, contributed to, or has been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program, or other arrangement providing compensation or benefits to any employee or former employee, director, officer, or independent contractor (or any beneficiary or dependent thereof) which is subject to the Laws of any jurisdiction outside the United States.

3.12 Employee and Labor Matters. Except as set forth on Section 3.12 of the Company Disclosure Schedule:

(a) No member of the Company Group is a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union, labor organization or employee works council (collectively, a “Union”), and no collective bargaining agreement or other Contract is presently being negotiated by any member of the Company Group. No member of the Company Group has been subject to a strike, work stoppage, slowdown, lockout, walk out, concerted refusal to work overtime or other similar labor disruption or dispute, unfair labor practice charge or material labor dispute since January 1, 2020. To the Knowledge of the Company Group, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of any member of the Company Group. Neither the Company Group nor the Subsidiaries have any duty to bargain with any Union.

(b) Section 3.12(b) of the Company Disclosure Schedule contains a list of all persons who are employees, independent contractors or consultants of any member of the Company Group as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time)

and name of employing/contracting entity; (iii) hire date; (iv) classification (exempt, non-exempt, independent contractor); (v) current annual base compensation rate; (vi) commission, bonus or other incentive-based compensation; (vii) a description of the fringe benefits provided to each such individual as of the date hereof; (viii) accrued, but unused vacation or paid time off benefits; and (ix) immigration/visa status, if applicable, including the type of visa and the expiration date thereof.

(c) Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, as of the date hereof, all compensation, including wages, salaries, fees, commissions and bonuses, payable to all employees, independent contractors or consultants of any member of the Company Group for services performed on or prior to the date hereof have been paid in full.

(d) The members of the Company Group are, and since January 1, 2020 have been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, interns, consultants and independent contractors of any member of the Company Group, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, work eligibility, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, unemployment insurance, background checks and screenings, and payment and withholding of Taxes, including, but not limited to, any applicable obligations pursuant to: the Fair Labor Standards Act and similar state or local law; the Immigration Reform and Control Act of 1986 and similar state or local law; Title VII of the Civil Rights Act of 1964, as amended, and similar state or local law; the Employee Retirement Income Security Act and similar state or local law; the Americans with Disabilities Act and similar state or local law; the Age Discrimination in Employment Act and similar state or local law; the Older Worker Benefit Protection Act and similar state or local law; the National Labor Relations Act and similar state or local law; the Family and Medical Leave Act and similar state or local law; and any other federal, state or local employment non-discrimination Laws.

(e) All individuals characterized and treated by any member of the Company Group as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of any member of the Company Group classified as exempt or non-exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified as such. Members of the Company Group have withheld all amounts required by applicable Law or by Contract to be withheld from the wages, salaries, and other payments to its employees, and there are no current claims for any arrears of wages (including commissions, bonuses, overtime, vacation pay, or other compensation) or any Taxes or any penalty for failure to comply with any of the foregoing (or, if any arrears, penalty, or interest were assessed against any member of the Company Group regarding the foregoing, it has been fully satisfied).

(f) The members of the Company Group are, and since January 1, 2020 have been, in compliance with all immigration laws, including the United States Immigration Reform and Control Act, Form I-9 documentation and reporting requirements and any applicable mandatory E-Verify obligations. Except as set forth in Section 3.12(f) of the Company Disclosure Schedule, each current employee of any member of the Company Group who is employed under any type of work visa is authorized to work in the United States for such member of the Company Group as of the date hereof.

(g) To the Knowledge of the Company Group, no current or past employee of a member of the Company Group is in violation of any term of any employment agreement, nondisclosure agreement, fiduciary duty, non-competition agreement, or restrictive covenant obligation: (i) to a member of the Company Group, or (ii) to a former employer of any such employee relating (A) to the right of any such employee or employee to be employed by a member of the Company Group or (B) to the use of Trade Secrets or proprietary information. To the Knowledge of the Company Group, no current employee of a member of the Company Group is obligated under any Contract or other agreement, or subject to any Order of any court or administrative agency, that would interfere with such employee’s ability to promote the interest of any member of the Company Group or that would conflict with the business of the Company Group in any material respect.

(h) There are no pending or, to the Knowledge of the Company Group, threatened Proceedings against any member of the Company Group before any Governmental Authority and/or any Proceeding against the Company Group regarding employment discrimination, harassment, occupational safety, wage and hour claims, claims for unpaid or underpaid compensation, unemployment compensation claims, workers’ compensation claims or any other claims arising from or relating to the employment of any of the employees of any member of the Company Group or relationship of any member of the Company Group with any independent contractor, member or former member of any LLC in the Company Group and/or temporary employee. Since January 1, 2020, there has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment Retraining Notification Act (the “WARN Act”) or any similar state or local mass layoff or plant closing Law) with respect to any member of the Company Group.

(i) Except as set forth in Section 3.12(i) of the Company Disclosure Schedule, no employee or former employee of any member of the Company Group, nor any executive, officer, director or other management level individual providing services to any member of the Company Group, is the subject of any pending sexual harassment complaint, allegation or investigation related to or arising from such accused individual’s employment or engagement with any member of the Company Group. No member of the Company Group has, since January 1, 2020, been subject to any Proceeding or settlement involving allegations of sexual harassment.

3.13 Assets.

(a) Except for the real property set forth on Section 3.13(a) of the Company Disclosure Schedule (the “Company-Owned Real Property”), no member of the Company Group owns any real property. Section 3.13(a) of the Company Disclosure Schedule is a complete and accurate list of all real property owned by any member of the Company Group and sets forth the municipal address, tax parcel identification number(s), and the member of the Company Group that is the fee simple owner of each parcel of Company-Owned Real Property. Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, the applicable member of the Company Group has good and marketable fee simple title to the Company-Owned Real Property, free and clear of all Liens. No member of the Company Group has entered into any Contracts to sell, transfer, or otherwise dispose of such member of the Company Group’s right, title and interest in and to the Company-Owned Real Property and, except as set forth on Section 3.13(a) of the Company Disclosure Schedule, there is no other Person in possession of all or any portion of the Company-Owned Real Property or which has any right or option to acquire, lease or use any portion of or interest in the Company-Owned Real Property.

(b) Section 3.13(b) of the Company Disclosure Schedule lists (i) all real property with respect to which any member of the Company Group holds a leasehold interest or otherwise has a license to use (the “Company Leased Real Property” and collectively with the Company-Owned Real Property, the “Real Property”), and (ii) each agreement under which any member of the Company Group leases or otherwise has the right to use any Company Leased Real Property, including the parties to each agreement (each a “Lease” and, collectively, the “Leases”). Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, the applicable member of the Company Group has good and valid leasehold interest to the Company Leased Real Property, free and clear of all Liens. Complete and accurate copies of all Leases have been provided to Buyers. Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, no member of the Company Group has entered into any subleases, arrangements, licenses or other agreements relating to the use or occupancy of all or any portion of the Company Leased Real Property by any Person other than the members of the Company Group. All Leases of Company Leased Real Property constitute the entire agreement to which the applicable member of the Company Group is a party with respect to the Company Leased Real Property leased thereunder. With respect to each Lease, no member of the Company Group has received any written notice of default with respect to such Lease that remains uncured as of the date of this Agreement. To the Knowledge of the Company Group, there are no ongoing material defaults under any Leases and no situation exists which, by reason of the passage of time or the giving of notice, or both, would constitute a default by any party to any of the Leases. The applicable member of the Company Group is currently in peaceful and undisturbed possession of each parcel of Company Leased Real Property, and no member of the Company Group has, since January 1, 2020, received written notice from any applicable Governmental Authority that the Company Leased Real Property is in material breach or material violation of, or material default under, any applicable Law that remains uncured as of the date of this Agreement.

(c) The Real Property constitutes all of the real property interests held for use, or used, by the Company Group. To the Knowledge of the Company Group, the buildings forming part of the Company-Owned Real Property are located wholly within the boundaries of such lands. To the Knowledge of the Company Group, there are no encroachments affecting the Company-Owned Real Property which could affect the ability of the Company Group to carry on the operations of the business of the applicable member of the Company Group as they are currently being carried on. The Real Property is serviced by adequate utilities to permit the business conducted by the Company Group to be carried on as currently carried on. All of the Real Property has access to dedicated public rights of way. To the Knowledge of the Company Group, the Real Property, including, without limitation, all buildings, structures, fixtures, building systems, equipment and other improvements constituting a part thereof (including, but not limited to, heating, ventilating, air conditioning, electrical, plumbing, fire sprinkler, life safety, security and elevator systems), are in adequate condition, normal wear and tear excepted, and are maintained in all material respects consistent with the Company Group’s past practices. Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, there are no current capital improvement construction projects being performed by the Company Group at any of the Real Property other than repair, replacement and maintenance in the ordinary course.

(d) There is no pending or, to the Knowledge of the Company Group, threatened eminent domain taking, expropriation, condemnation or similar proceeding affecting any of the Real Property. No member of the Company Group has received any written notice of any claim of adverse possession or prescriptive rights involving or affecting any of the Real Property that remains outstanding as of the date of this Agreement. Except as set forth on Section 3.13(d) of the Company Disclosure Schedule, no member of the Company Group has received any written notice that the buildings and improvements located on the Real Property and the current use thereof do not comply in any material respect with the laws, including zoning and building codes, of each municipality in which they are situate that remains outstanding as of the date of this Agreement. No member of the Company Group has outstanding any application for a re-zoning of any of the Real Property and, to the Knowledge of the Company Group, there is no proposed or pending change to any zoning affecting the Real Property.

(e) Except as set forth on Section 3.13(e) of the Company Disclosure Schedule, the applicable member of the Company Group owns good title to, or holds pursuant to valid and, to the Knowledge of the Company Group, enforceable leases, all of the material personal property shown to be owned by it on the Reference Balance Sheets (except for such personal property sold or disposed of subsequent to the Balance Sheet Date in the ordinary course of business), free and clear of all Liens.

(f) Each member of the Company Group has good and marketable title to, or in the case of leased or subleased assets, valid and subsisting leasehold interests in, all of the assets (tangible and intangible) owned or leased by it (expressly excluding Real Property), free and clear of all Liens, other than Permitted Liens.

(g) All of the material tangible assets owned or leased by the Company Group (expressly excluding Real Property) are in adequate operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put, and none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

3.14 Taxes. Except as set forth on Section 3.14 of the Company Disclosure Schedule:

(a) Each member of the Company Group has timely filed all Tax Returns required to be filed by it (taking into account applicable valid extensions), and all such filed Tax Returns are true, correct and complete in all material respects. No member of the Company Group is currently the beneficiary of any extension of time within which to file any material Tax Return other than automatic extensions of time to file Tax Returns obtained in the ordinary course of business. No member of the Company Group has agreed to extend any statute of limitations relating to the payment or collection of any Tax. All Taxes due and payable by any member of the Company Group (whether or not shown on any Tax Return) prior to the date hereof have been paid or accrued, except to the extent being contested in good faith. Buyer has been provided with copies of all federal, state, local, and foreign income Tax Returns of all members of the Company Group for all Tax periods ending after December 31, 2019.

(b) Since January 1, 2020, each Member of the Company Group has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including Taxes required to be withheld by it in respect of any amount paid or credited, or deemed to be paid or credited, by it to or for the account or benefit of any Person, including any employees, independent contractors, creditors, equity owners, officers and directors and any other third parties) and has, within the time and manner prescribed by Law, paid over to the proper Governmental Authority all amounts required to be withheld and paid over under applicable Laws. All Taxes required to be collected and paid by each Member of the Company Group have been duly and timely collected and paid over to the proper Governmental Authority.

(c) No member of the Company Group is subject to (i) any claims, deficiencies or assessments of Taxes asserted or threatened in writing by any Tax Authority that remain unpaid or otherwise unresolved or (ii) any threatened or ongoing Tax audits or examinations by any Tax Authority. Section 3.14(d) of the Disclosure Schedule lists each Income Tax Return of the Company Group that has been audited for all Tax periods ending after December 31, 2019. The Company Group has delivered to Buyer correct and complete copies of all examination and audit reports, IRS Forms 3115, proposed and final assessments, and statements of deficiencies assessed against or agreed to by Company Group after December 31, 2019.

(d) No written claim has been made by any Governmental Authority in a jurisdiction where any member of the Company Group does not file Tax Returns that such Person is subject to taxation by that jurisdiction. No member of the Company Group is required to file Tax Returns in a jurisdiction where it does not file Tax Returns.

(e) The unpaid Taxes of the Company Group as of the Balance Sheet Date have been accrued as of such date in accordance with GAAP, as in effect on such date and applied on a basis consistent with past practice, and do not exceed the reserve as adjusted for the passage of time through the Closing in accordance with the past practice of the Company Group in filing its Tax Returns (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) No member of the Company Group has waived in writing any statute of limitation in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency.

(g) Since the date of their formations until the Closing, each of the Partnership Entities and Liberty have been treated, properly qualified, and classified as a “partnership” within the meaning of Section 761 of the Code and Treas. Reg. § 301.7701-3, and under all corresponding provisions of applicable state and local Laws. None of the Partnership Entities nor Liberty have ever been classified as an association taxable as a corporation under Treas. Reg. § 301.7701-3.

(h) Since the date of their formations until the Closing (or, in the case of Regional Enterprises, LLC, from the date of the Disregarded Entity Election), each of the Disregarded Entities have been treated, properly qualified, and classified as an entity disregarded from its separate owner within the meaning of Treas. Reg. § 301.7701-3, and under all corresponding provisions of applicable state and local Laws. None of the Disregarded Entities have ever been classified as an association taxable as a corporation under Treas. Reg. § 301.7701-3.

(i) S Corporation Matters.

(i) From January 1, 2017 until the Closing Date, Regional has been treated, properly qualified, and classified as an “S Corporation” within the meaning of Sections 1361 and 1362 of the Code and any corresponding provisions of state or local Law.

(ii) From January 1, 2017 until the effective date of the Disregarded Entity Election, Regional Enterprises, LLC has been treated, properly qualified, and classified as a “qualified subchapter S subsidiary” within the meaning of 1361(b)(3)(B) of the Code and the applicable Treasury Regulations thereunder, and under all corresponding provisions of applicable state and local Laws, pursuant to an election made by Regional under Section 1361(b)(3)(B)(ii) of the Code and any corresponding provisions of state or local Law.

(j) No member of the Company Group has, since January 1, 2020: (i) acquired assets from another corporation in a transaction in which the Tax basis in the acquired assets was determined, in whole or in part, by reference to the tax basis of such acquired assets in the hands of the transferor; or (ii) acquired the stock of any corporation that is or was a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. No member of the Company Group will be liable for Tax under Section 1374 or Section 1375 of the Code in connection with the transactions contemplated by this Agreement.

(k) No member of the Company Group is a party to any Tax Sharing Agreement.

(l) No member of the Company Group has granted any power of attorney that is currently in effect with respect to Tax matters.

(m) No member of the Company Group is obligated, nor has it agreed, to pay on behalf of an owner any Income Taxes on such owner’s share of the income of such member of the Company Group (whether by electing to file composite returns, by means of withholding, or otherwise).

(n) No member of the Company Group has ever been a member of an affiliated group of corporations within the meaning of Section 1504(a) of the Code filing a consolidated federal Income Tax Return or any combined, unitary, or similar Tax Return pursuant to state, local, or foreign Law. No member of the Company Group has liability for the Taxes of any other Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(o) No Seller is a “foreign person” within the meaning of Section 1445 of the Code. No member of the Company Group is, or has never been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p) Neither any member of the Company Group nor any Seller has ever been party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code or Treas. Reg. § 1.6011-4(b) or any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treas. Reg. § 1.6011-4(b) (or any similar provisions of state, local, or foreign Tax Law).

(q) No member of the Company Group has ever been a “distributing corporation” or a “controlled corporation” (each within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code.

(r) No member of the Company Group will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date (or, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date) as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date or the portion of any Straddle Period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount or deferred revenue received or accrued on or before the Closing Date; (iv) intercompany transaction or excess loss account described in Treas. Reg. § 1502 of the Code (or any corresponding provision of state, local, or foreign Law); (v) any closing agreement under Section 7121 of the Code (or any corresponding provision of state, local, or foreign Law) executed on or prior to the Closing Date; (vi) like-kind exchange under Section 1031 of the Code on or prior to the Closing Date; (vii) “global intangible low-taxed income” or Subpart F income imposed pursuant to Sections 951 or 951A of the Code (or any similar provision of state, local or foreign Law); (viii) election under Section 965(h) of the Code; (ix) ownership of “United States property” (as defined in Section 956(c) of the Code) acquired prior to the Closing by a Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code); (x) a subsidiary that is a “controlled foreign corporation” (within the meaning of

Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) accrued prior to the Closing; or (xi) deferral of any payment of Taxes on or prior to the Closing Date otherwise due as a result of Section 2302 of the CARES Act, IRS Notice 2020-18, IRS Notice 2020-20 or IRS Notice 2020-23 or similar Tax authority.

(s) All members of the Company Group have collected all applicable sales, value-added or use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Tax Authority (or has timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection or payment of sales or use Taxes imposed or due in connection with the business of the Company Group).

(t) No member of the Company Group is a party to any contract or plan that has resulted or could result, separately or in the aggregate, in the payment of: (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Law); or (ii) any obligation to withhold Taxes pursuant to Section 4999 of the Code (or any corresponding or similar provision of state, local or foreign Law).

(u) The members of the Company Group have not agreed to make, nor are they required to make, any adjustment under Section 263A, Section 481 or Section 482 of the Code (or any corresponding or similar provision of any state, local or foreign Law) by reason of a change in accounting method or otherwise.

(v) No member of the Company Group: (i) has a permanent establishment (within the meaning of any applicable Tax treaty) or otherwise has an office or fixed place of business in any country other than the United States; (ii) is not engaged in a trade or business in any country other than the United States that subjected it to Tax in such country; (iii) is not, nor has ever been, subject to Tax in a jurisdiction outside the United States; or (iv) has not participated in an international boycott, as defined in Section 999 of the Code. No member of the Company Group owns any equity or other ownership interest in any entity organized under the Laws of a jurisdiction outside of the United States. No member of the Company Group is, or has ever been, a party to any transaction or contract that is in material conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

(w) No member of the Company Group has granted any power of attorney that is currently in effect with respect to Tax matters. All members of the Company Group are in compliance in all material respects with the terms and conditions of all applicable exemptions that such company may have claimed and any Contracts, or Orders relating to Taxes to which the company may be subject, and to the Knowledge of the Company Group, the consummation of the transactions contemplated by this Agreement will not have any material adverse effect on such compliance.

(x) No member of the Company Group has received any Tax Ruling or entered into or is currently under negotiations to enter into a Tax Closing Agreement with any Tax Authority that would have a continuing effect after the Closing Date. For purposes of the preceding sentence, the term “Tax Ruling” shall mean written rulings of a Tax Authority relating to Taxes, and the term “Tax Closing Agreement” shall mean a written and legally binding agreement with a Tax Authority relating to Taxes. No member of the Company Group has received a written Tax opinion with respect to any transaction related to the Company Group.

(y) No member of the Company Group has: (i) claimed or received, or will claim or receive, any Tax credits pursuant to the COVID-19 Laws; (ii) applied for, received or will receive a loan or grant pursuant to the COVID-19 Laws (including any loan obtained pursuant to Section 7(a) of the Small Business Act of 1953, as amended, and the Paycheck Protection Program in the CARES Act); or (iii) deferred or will defer the payment of any payroll Taxes pursuant to the COVID-19 Laws.

(z) No member of the Company Group has any material property or obligation, including uncashed checks to vendors, contractors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is or may become escheatable or reportable as unclaimed property to any Tax Authority under any applicable escheatment, unclaimed property or similar Laws.

(aa) No member of the Company Group has made a SALT Election for any taxable year.

(bb) No member of the Company Group holds any intangible asset that is excluded from the definition of “amortizable section 197 intangible” as a result of the application of Section 197(f)(9) of the Code (or any similar provisions of state or local applicable Law).

3.15 Intellectual Property

(a) Section 3.15(a) of the Company Disclosure Schedule contains a list of all material Company-Owned Intellectual Property currently registered for or pending application that is before a Governmental Authority (“Registered Intellectual Property”). Except as would not be material to the Company Group, taken as a whole, a member of the Company Group owns the right, title, and interest in and to such Company-Owned Intellectual Property. To the Knowledge of the Company Group, except as set forth on Section 3.15(a) of the Company Disclosure Schedule, no third party is infringing upon or misappropriating any such Company-Owned Intellectual Property. Except as set forth on Section 3.15(a) of the Company Disclosure Schedule or as would not be material to the Company Group, taken as a whole, all Registered Intellectual Property (i) has not lapsed, expired, or been abandoned, and (ii) to the Knowledge of the Company Group, is not the subject of any opposition, interference, cancellation, or other proceeding (other than routine office actions) before any Governmental Authority.

(b) Section 3.15(b) of the Company Disclosure Schedule contains a true and complete list of all material Software that any third party owns and licenses to the Company Group through a license, sublicense or other agreement requiring annual license fee payments from a member of the Company Group in excess of One Hundred Thousand Dollars ($100,000) per annum (“IP License”), other than software generally commercially available or subject to “shrink-wrap” or “click-through” license agreements, terms of use or service, or pre-installed in hardware in the ordinary course of business. Each IP License is in full force and effect in all material respects with respect to the Company Group. Since January 1, 2020, all license fees, royalties and other payments due under such IP Licenses and not subject to a good faith dispute have been paid when due, all users of such IP Licenses are properly licensed, and, no Company Group is in material breach of any obligations owed under such IP Licenses.

(c) The conduct of the business of the Company Group as currently conducted does not infringe, misappropriate or violate the Intellectual Property rights of a third party. To the Knowledge of the Company Group, there is no material charge, complaint, claim, demand or notice, in each case, in writing to any member of the Company Group that is pending alleging any such interference, infringement, misappropriation, or violation.

(d) The Company Group takes commercially reasonable actions to protect the confidentiality of Trade Secrets included in the Company-Owned Intellectual Property. To the Knowledge of the Company Group, there has not been any disclosure of any Trade Secrets included in the Company-Owned Intellectual Property to any Person in a manner that has resulted or is reasonably likely to result in the loss of trade secret rights in and to such information.

(e) To the Knowledge of the Company Group, the Company Group Software does not contain any bug, defect, or error that materially and adversely affects the use, functionality or performance of such Company Group Software or any product or system containing or used in conjunction with such Company Group Software.

(f) To the Knowledge of the Company Group, no Company Group Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the software industry) or any other code designed to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Seller and the Company Group have implemented and maintains commercially reasonable measures designed to prevent the introduction of Malicious Code into Company Group Software, including firewall protections and regular virus scans.

(g) No source code for any Company Group Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee, or consultants of Company Group. Neither the Seller nor Company Group has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Group Software to any escrow agent or other Person. The execution and performance of this Agreement will not result in a release from escrow of any source code to Company Group Software.

(h) The Seller and Company Group have implemented and maintains commercially reasonable policies with respect to the use and deployment of Open Source Software.

3.16 Privacy and Data Security.

(a) Except as set forth in Section 3.16(a)(i) of the Company Disclosure Schedule, the Company Group’s Processing of Personal Information is in compliance in all material respects with (i) any agreement to which the Company Group is a party or by which any of their respective assets or properties are bound that governs the Processing of Personal Information, (ii) applicable Information Privacy and Security Laws, (iii) the Payment Card Industry Data Security Standard (“PCI DSS”), and (iv) Company Group Privacy Policies. Except as set forth in Section 3.16(a)(ii) of the Company Disclosure Schedule, the Company Group has all authority, consents, and authorizations to Process the Personal Information in the Company Group’s possession or under their control in connection with the operation of the business as required by applicable Information Privacy and Security Laws. The Company Group has at all times since January 1, 2020 complied in all material respects with all of the Company Group’s then-current internal or public-facing written rules, statements, policies, notices, and procedures updated from time to time with respect to privacy, data protection, electronic communication or Processing of Personal Information gathered or accessed in the course of the business and the operations of the Company Group with respect to the business (collectively, the “Company Group Privacy Policies”). Since January 1, 2020, each member of the Company Group has posted to each of its websites, and otherwise has available to the public, a Company Group Privacy Policy. Except as would not be material to the Company Group, no disclosure or representation made or contained in any Company Group Privacy Policy has been inaccurate, misleading, deceptive, or in material violation of any Information Privacy and Security Laws (including by containing any material omission), and the practices of the Company Group with respect to the Processing of Personal Information conform, and at all times have conformed, to the Company Group Privacy Policies in all material respects.

(b) Since January 1, 2020, no claims have been asserted in writing or, to the Company Group’s Knowledge, threatened in writing against the Company Group or the Sellers by any Person alleging any actual, alleged, or suspected violation of such Person’s, or any other Person’s, privacy, personal or confidentiality rights under applicable Laws, or a breach or other violation of any of the Company Group Privacy Policies.

(c) Since January 1, 2020, the Company Group (i) has not received written notice of having been under investigation, audit, enforcement action by any Governmental Authority for any actual, alleged, or suspected violation of any Information Privacy and Security Laws; and (ii) have not received any written notices or audit requests from a Governmental Authority, or the Attorney General of any state or any comparable Governmental Authority in any foreign jurisdiction relating to any such violations.

(d) All IT Systems used by the Company Group in the conduct of its business are either (i) owned by, (ii) licensed or leased to, or (iii) provided to, the Company Group. The IT Systems constitute the material information technology systems reasonably necessary to carry on the operation of the business of the Company Group immediately after the Closing in substantially the same manner as conducted as of the date hereof. Company Group, since January 1, 2020, has not received any written notice from a third party alleging the Company Group is in default under licenses or leases relating to the IT Systems. No Company Group has received written notice of or, to the Knowledge of the Company Group, is aware of any material circumstances which would enable any third party to terminate any agreements or arrangements of a Company Group relating to the IT Systems (including maintenance and support), and such IT Systems are free from any Liens (other than Permitted Liens).

(e) The Company Group has taken commercially reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) designed to ensure that the IT Systems of the Company Group that are used in connection with the business, including the relevant Software and hardware: (i) are adequate for the business as currently conducted; (ii) have not suffered any material failure or disruption since January 1, 2020; and (iii) are reasonably secure against unauthorized intrusion. Except as set forth in Section 3.16(e) of the Company Disclosure Schedule, since January 1, 2020, to the Knowledge of the Company Group, the Company Group has not suffered or experienced any security incident or breach resulting in the unauthorized access, use or intrusion, encryption of, or extortion attempts relating to any IT System or any data contained therein, any confidential information of the Company Group with respect to the business or any customer or supplier of the business or any Personal Information Processed by or on behalf of the business (“Security Incident”). No Company Group member has notified and, to the Company Group’s Knowledge, there are no facts or circumstances that would require any Company Group member to notify, any Governmental Authority or other Person of any Security Incident.

(f) The Company Group has taken reasonable steps designed to safeguard the internal and external integrity of the IT Systems and the data that the IT Systems contain, including, without limitation, procedures designed to prevent unauthorized access, the introduction of a virus and the taking and storing on-site and off-site of back-up copies of critical data.

(g) Except as set forth in Section 3.16(g) of the Company Group Disclosure Schedule, the Company Group has not completed a security risk assessment nor obtained an independent vulnerability assessment completed by a recognized third-party audit firm. The Company Group is in the process of conducting a security risk assessment by a recognized third-party audit firm and such firm has not notified the Company Group of any critical or high threats as of the date hereof.

(h) Except for disclosures of Personal Information permitted by applicable Information Privacy and Security Laws and in accordance with all applicable Contracts, the Company Group has not and does not sell, rent, or otherwise make available any Personal Information to third Persons for compensation of any form.

(i) The Company Group has at all times since January 1, 2020 implemented and maintained, commercially reasonable and at a minimum industry standard security measures, plans, procedures, controls, and programs, including a written information security programs, to (i) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control; (ii) implement, monitor, and improve adequate and effective administrative, technical, and physical safeguards to protect such Personal Information and the operation, integrity, and security of its software, systems, applications, and websites involved in the Processing of Personal Information; and (iii) provide notification in compliance in all material respects with applicable Information Privacy and Security Laws and Company Group Privacy Policies in the case of any Security Incident.

(j) Since January 1, 2020, the Company Group has implemented reasonable business continuity, back-up and disaster recovery technology, plans, procedures and facilities for its business and IT Systems consistent with generally accepted industry practices with respect to the confidential information and to the IT Systems and has taken reasonable steps to safeguard the security and the integrity of its IT Systems included in the Company-Owned Intellectual Property.

3.17 Insurance

(a) Section 3.17 of the Company Disclosure Schedule sets forth a true, correct and complete list of all property and casualty insurance policies or programs maintained by or on behalf of each member of the Company Group: (i) which are currently in force; (ii) under which there are any current or pending insurance claims; and (iii) which are liability insurance policies written on an “occurrence basis” and were in effect at any time since January 1, 2020 (each, an “Insurance Policy,” and collectively, the “Insurance Policies”). For each Insurance Policy, Section 3.17 of the Company Disclosure Schedule includes the name of each member of the Company Group covered by such Insurance Policy, the name of the insurance carrier, limits of coverage, retention or deductible amounts, amount of annual premiums and effective dates. Prior to the date hereof, the Company Group made available to Buyers true, correct and complete copies of each Insurance Policy.

(b) The Insurance Policies are sufficient for compliance in all material respects by each member of the Company Group with all requirements of Law and with the requirements of all Material Contracts. To the Knowledge of the Company Group, all Insurance Policies currently in force are in full force and effect and are valid, outstanding and enforceable policies. All premiums on each Insurance Policy have been paid in accordance with the payment terms of such Insurance Policy as they have become due. Since January 1, 2020, the Company Group has not received any written notice of cancellation or termination with respect to any Insurance Policy. To the Knowledge of the Company Group, no Insurance Policy (nor any previous policy) provides for or is subject to any retroactive rate or premium adjustment, loss sharing arrangement (other than deductibles, retentions or similar cost sharing mechanisms) or other actual or contingent liability arising wholly out of events arising on or prior to the Closing.

(c) There is no claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed, in each case, in writing, by the underwriters of such policies. Section 3.17 of the Company Disclosure Schedule indicates each Insurance Policy as to which: (i) any material coverage limit has been exhausted; or (ii) to the Knowledge of the Company Group, the total expected losses as of the date hereof equal fifty percent (50%) or more of any material coverage limit.

3.18 Environmental Matters.

(a) (i) Each member of the Company Group is in compliance in all material respects with and has no outstanding or unresolved Liability for past non-compliance with any Environmental Laws and Environmental Permits; (ii) there are no unresolved Proceedings or Orders issued, pending or, to the Knowledge of the Company Group, threatened against any member of the Company Group alleging violations of or liability under any Environmental Law or otherwise concerning the Release or management of Hazardous Substances; and (iii) each member of the Company Group maintains in full force and effect all Environmental Permits as required for its operations as currently conducted.

(b) Except as disclosed in Section 3.18(b) of the Company Disclosure Schedule, there have been no Releases of any Hazardous Substances at any property or location currently or, to the Knowledge of the Company Group, formerly owned, operated, leased or used by any member of the Company Group in a manner that could give rise to Liability for such Company Group member pursuant to any Environmental Law.

(c) No facility or portion of any of any Real Property (or any formerly owned or operated real property) is or has ever been designated as a treatment, storage or disposal facility, nor has any Governmental Authority been applied to for designating any such facility as a treatment, storage or disposal facility under any Environmental Laws.

(d) There are no Underground or Above Ground Storage Tanks (as defined by applicable Environmental Laws) located on any Real Property currently or, to the Knowledge of the Company Group, formerly owned or operated by any member of the Company Group.

(e) Buyers have been provided with true and correct copies in the possession of the Company Group and of all environmental reports, investigation reports and compliance audits or other similar, material documents related to Company Group’s respective compliance with or liability respecting any Environmental Laws (including any “Phase I” or “Phase II” site assessments or environmental compliance audits).

(f) For purposes of this Agreement:

(i) “Environmental Laws” means all Laws as enacted and in effect as of the date hereof concerning pollution or protection of the environment or human health and safety and including, without limitation, (a) any and all Laws, including common law, licenses and permits, rules, regulations, ordinances, orders or guidance documents now or hereafter in effect of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority or any judicial or administrative decision relating thereto that relate to (i) wetlands or other protected lands or the protection and preservation of wildlife species; (ii) noise; (iii) radioactive materials (including technologically enhanced naturally occurring radioactive materials); (iv) explosives; (v) pollution, contamination, preservation, protection, or clean-up of the air, land, surface water, storm water, stream sediments, ground water, surface or subsurface soil or wetlands; (vi) solid, gaseous or liquid waste generation, handling, discharge, release, threatened release, treatment, storage, disposal or transportation; (vii) exposure of Persons or property to Hazardous Substances and the effects thereof; (viii) injury to, death of or threat to the safety or health of employees and any other Persons; (ix) the manufacture, processing, distribution in commerce, use, treatment, storage, disposal or remediation of Hazardous Substances; (x) destruction, contamination of, or the release onto any property (whether real or personal) directly or indirectly connected with Hazardous Substances; (xi) the implementation of spill prevention or disaster plans relating to Hazardous Substances; (xii) community right-to-know and other disclosure laws or (xiii) maintaining, disclosing or reporting information to any Governmental Authority under any Environmental Law; and (b) the following laws (which shall be deemed to include amendments to them and regulations promulgated under them from time to time): (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; (ii) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (iii) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (iv) the Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j; (v) the Clean Air Act, 42 U.S.C. § 7401 et seq.; (vi) the Solid Waste Disposal Act (as amended by RCRA), 42 U.S.C. §§ 6901 et seq.; (vii) the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; (viii) the Federal Insecticide, Fungicide & Rodenticide Act; (ix) the Coastal Zone Management Act; (x) the Endangered Species Act; (xi) the Hazardous Materials Transportation Act, 49 U.S.C. App. § 1801 et seq.; (xii) the Noise Control Act; (xiii) the Williams-Steiger Occupational Safety and Health Act; (xiv) the Emergency Planning and Community Right to Know Act; and (xv) the Pollution Prevention Act.

(ii) “Environmental Permit” means any Permit required by any Environmental Law.

(iii) “Hazardous Substances” means ((i) those substances included within the statutory or regulatory definitions of “hazardous substance,” “hazardous waste,” “extremely hazardous substance,” “hazardous materials,” “contaminant” or “toxic substances,” under any Environmental Law, (ii) those substances listed in 49 C.F.R. 172.101 and in 40 C.F.R. Part 302; (iii) any material, waste or substance which is (A) petroleum, oil or a fraction or constituent thereof, (B) Asbestos or asbestos containing material, (C) polychlorinated biphenyls, (D) formaldehyde, (E) designated as a “hazardous substance” pursuant to 33 U.S.C. § 1321 or listed pursuant to 33 U.S.C. § 1317; (F) explosives; (G) radioactive materials (excluding naturally occurring radioactive materials); or (H) perfluoroalkyl and polyfluoroalkyl substances (PFAs or PFOA or similar substances); (iv) solid wastes that pose imminent and substantial endangerment to health or the environment; (v) any material, waste or substance designated, classified or regulated as a “hazardous material,” “hazardous substance,” “pollutant,” or “toxic substance,” under any Environmental Laws; (vi) radon gas in an ambient air concentration exceeding four picocuries per liter (4 pCi/l); (vii) such other substances, materials, or wastes that are or become classified or regulated under Environmental Laws as a “hazardous substance” or “hazardous waste”; (viii) any Underground Storage Tank (as defined by applicable Environmental Law) and (ix) any Aboveground Storage Tank (as defined by applicable Environmental Law).

(iv) “Release” means any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, escaping, leaching, injecting, dumping, disposing or migrating into or through the environment.

3.19 Suppliers; Customers.

(a) Set forth in Section 3.19(a) of the Company Disclosure Schedule is the Company Group’s twenty (20) largest suppliers, by dollar volume, for the twelve (12) months ended on the Balance Sheet Date (each, a “Material Supplier”), and set forth opposite the name of each such supplier is the dollar amount of purchases attributable to such supplier for such period. Since January 1, 2023, no such Material Supplier has provided written or, to the Knowledge of the Company Group, oral notice to the Company Group that it intends to materially reduce, terminate or suspend its business relations with the Company Group.

(b) Set forth in Section 3.19(b) of the Company Disclosure Schedule is the Company Group’s five (5) largest customers, by dollar volume for the twelve (12) months ended on the Balance Sheet Date (each, a “Material Customer”), and set forth opposite the name of each such customer is the dollar amount of sales attributable to such customer for such period. Since January 1, 2023, no Material Customer has provided written or, to the Knowledge of the Company Group, oral notice to the Company Group that it intends to materially reduce, terminate or suspend its business relations with the Company Group.

3.20 Questionable Payments. Except as set forth on Section 3.20 of the Disclosure Schedules, since January 1, 2020, no director, officer or manager of any member of the Company Group has directly or indirectly in material violation of any Law (including the Foreign Corrupt Practices Act of 1977, as amended, or any other federal, state, or local Law regarding anti-corruption) made any contribution, bribe, payoff, influence payment or kickback to any Person in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company Group.

3.21 Warranties. Section 3.21 of the Company Disclosure Schedule sets forth a correct and complete list of (a) each product or service warranty claim, or group of claims arising from substantially similar occurrences, events or set of facts, of the Company Group involving an amount in excess of $250,000; and (b) each product liability or product recall claim of the Company Group that, in the case of each of clauses (a) and (b), is currently outstanding as of the Balance Sheet Date. As of the date hereof, all Liabilities with respect to the product or service warranty claims and product recalls set forth on Section 3.21 of the Company Disclosure Schedule have been paid in full or have been accrued for in accordance with GAAP on the Reference Balance Sheet. The Company Group has not been required by a Governmental Authority to pay incidental, special or consequential damages to any Person in connection with any of the Company Group’s products or services at any time since January 1, 2020.

3.22 Government Contracts.

(a) Except as set forth in Section 3.22(a) of the Company Disclosure Schedule, with respect to each Government Contract and each bid that, if accepted, would result in such a Government Contract (a “Government Bid” which is listed in Section 3.22(a) of the Company Disclosure Schedule) to which a member of the Company Group is a party, (i) each member of the Company Group has complied in all material respects with the terms and conditions of such Government Contract or Government Bid; (ii) each member of the Company Group has complied in all material respects with all requirements of all applicable Laws and agreements pertaining to such Government Contract or Government Bid including, without limitation, the Davis Bacon Act, the Contract Work Hours and Safety Standards Act, and the Anti-Kickback Act; (iii) all representations and certifications of each member of the Company Group set forth in or pertaining to such Government Contract or Government Bid were current, accurate and complete in accordance with their terms as of their effective date, and each member of the Company Group has complied in all material respects with all such representations and certifications; (iv) neither a Governmental Authority nor any higher-tier contractor, subcontractor or other Person has notified a member of the Company Group in writing that a member of the Company Group has breached or violated any Law pertaining to a Government Contract or Government Bid; (v) no termination for convenience is currently in effect pertaining to a Government Contract; (vi) no termination for default, cure notice or show cause notice is currently in effect pertaining to a Government Contract and to the Knowledge of the Company Group, no event, condition or omission has occurred or exists that would constitute grounds for such action; (vii) no cost incurred by a member of the Company Group pertaining to a Government Contract, to the Knowledge of the Company Group, is the subject of an investigation or since January 1, 2020, has been disallowed in writing by a Governmental Authority or a higher-tier contractor; (viii) since January 1, 2020, no money due to a member of the Company Group pertaining to a Government Contract has been withheld or set off by a Governmental Authority or higher-tier contractor; and (ix) each active Government Contract is valid and subsisting.

(b) Neither a member of the Company Group, nor any of their Principals, employees, , or to the Knowledge of the Company Group, consultants, or agents (while such Person was a Principal, employee, consultant, or agent of a member of the Company Group), is or has been at any point in the last three (3) years under administrative, civil or criminal investigation, indictment, or information by any Governmental Authority, or any audit or investigation by any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid, or suspended or debarred from doing business with a Governmental Authority or has been the subject of a written finding of nonresponsibility or ineligibility for contracting with a Governmental Authority. Since January 1, 2020, no member of the Company Group has conducted or initiated any internal investigation, or made a mandatory or voluntary disclosure to a Governmental Authority, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(c) Neither a member of the Company Group, nor any of their Principals, have credible evidence of a member of the Company Group’s or any of their Principals’, employees’, agents’, or subcontractors’, violation of federal criminal law involving fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act (31 U.S.C. §§ 3729-3733) or receipt of a significant overpayment in connection with the award, performance, or closeout of any Government Contract or Government Bid.

(d) To the Knowledge of the Company Group, (i) no outstanding Claims exist against a member of the Company Group by a Governmental Authority or by a higher-tier contractor, subcontractor, or other Person, arising under or relating to any Government Contract; and (ii) there exists no disputes between a member of the Company Group and a Governmental Authority or between a member of the Company Group and any higher-tier contractor, subcontractor or other Person arising under or relating to any Government Contract. No member of the Company Group has an interest in any pending Claim against a Governmental Authority or against a higher-tier contractor, subcontractor or other Person arising under or relating to any Government Contract.

(e) Except as set forth in Section 3.22(e) of the Company Disclosure Schedule, none of the Government Contracts are premised or were awarded based on the status of a member of the Company Group as a small business (including, a small disadvantaged business, a woman-owned small business, a service-disabled veteran-owned small business, a veteran-owned small business, a Historically Underutilized Business Zone small business, or a Small Business Administration Section 8(a) program participant). Except as set forth in Section 3.22(e) of the Company Disclosure Schedules, each member of the Company Group’s representations and certifications in the System for Award Management or otherwise submitted in writing to any Governmental Authority, prime contractor or higher-tier subcontractor, that a member of the Company Group was a small business concern (as defined in the Small Business Administration regulations at 13 CFR Part 121) were true and accurate when made.

3.23 Inventory. Except as set forth in Section 3.23 of the Company Disclosure Schedule, all inventory, whether or not reflected in the Reference Balance Sheet consists of a quality and quantity usable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which reserves have been established on the Reference Balance Sheet. Except as set forth in Section 3.23 of the Company Disclosure Schedule, all inventory is owned by the Company Group free and clear of all Liens (other than Permitted Liens), and no inventory is held on a consignment basis.

3.24 Accounts Receivable. All accounts receivable and notes receivable of the Company Group reflected on the Reference Balance Sheet and all accounts receivable and notes receivable of the Company Group that have arisen from the Balance Sheet Date through the date hereof (a) arose out of bona fide, arm’s-length transactions made in the ordinary course of business; and (b) to the Knowledge of the Company Group are the valid and legally binding obligations of the Persons obligated to pay such amounts; and (c) are not subject to any dispute disclosed to the Company Group in writing. None of the accounts receivable included on the Reference Balance Sheet, or that have arisen from the Balance Sheet Date, represents an obligation for goods sold on consignment, on approval or on a sale-or-return basis or is subject to any other repurchase or return arrangements other than customary repurchase arrangements with manufacturers and floor plan lenders. The reserve for bad debts shown on the Reference Balance Sheet, with respect to accounts receivable or notes receivable arising after the Balance Sheet Date, on the Estimated Closing Date Balance Sheet have been, in each case, determined in accordance with the Accounting Principles.

3.25 Accounts Payable. All accounts payable of the Company Group reflected on the Reference Balance Sheet, and all accounts payable of the Company Group that have arisen from the Balance Sheet Date through the date hereof, (a) arose out of bona fide, arm’s-length transactions made in the ordinary course of business consistent with past practice; and (b) have either been paid in full or are not yet due and payable.

3.26 Bank Accounts. Section 3.26 of the Company Disclosure Schedule sets forth a correct and complete list of the Company Group’s bank accounts, lockbox accounts and safety deposit boxes, including, for each, (a) the name of the applicable financial institution, (b) the account or box number, (c) in the case of safety deposit boxes, the physical location, and (d) the names of all individuals authorized to draw on, or otherwise have access to, such accounts or safety deposit boxes on behalf of the Company Group.

3.27 Brokers. No broker, financial advisor, finder, investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company Group.

3.28 Affiliated Transactions. Except as set forth on Section 3.28 of the Company Disclosure Schedule, no officer, manager, director, equityholder or Affiliate of any member of the Company Group (other than another member of the Company Group) or, to the Knowledge of the Company Group, any individual in such officer’s, manager’s, director’s, equityholder’s or Affiliate’s immediate family is a party to any material agreement or material transaction with any member of the Company Group (other than Employee Plans and any Contract, commitment or transaction that is not substantially less favorable to such member of the Company Group as would be obtained by such member of the Company Group at the time in a comparable arm’s-length transaction with a Person not affiliated with the Company Group).

3.29 Disclaimer of Other Representations and Warranties. NONE OF SELLERS, ANY MEMBER OF THE COMPANY GROUP, ANY RESPECTIVE AFFILIATES THEREOF, OR ANY ADVISERS OR REPRESENTATIVES (FINANCIAL, LEGAL OR OTHERWISE) OF ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO SELLERS, THE COMPANY GROUP OR THEIR BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN, WITH RESPECT TO THE COMPANY GROUP, SOLELY THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III.

(b) Without limiting the generality of the foregoing, none of Sellers, any member of the Company Group or any respective Affiliates or Representatives thereof have made, and shall not be deemed to have made, any representations or warranties in the information or materials relating to the Company Group or their businesses made available to Buyer and its Affiliates (other than such information or materials that have been made available to Buyers and their Affiliates pursuant to the Company Group’s express representations and warranties set forth in Article III (the “Disclosed Materials”)), including Projections, due diligence materials, data room materials, or in any presentation (in each case other than the Disclosed Materials) by management of the Company Group or others in connection with the transactions contemplated hereby, and no statement contained in any of such information or materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. As further provided in Section 4.12 herein, Buyer expressly acknowledges the foregoing disclaimer by the Company Group and Sellers and disclaims reliance on any representations and warranties other than, as expressly set forth in Article III of this Agreement or with respect to the Disclosed Materials.

Article IV.
REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers and Parent hereby jointly and severally represent and warrant to the Sellers as follows:

4.1 Organization. Each Buyer and Parent (a) is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (b) has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (c) is duly qualified to do business and is in good standing in each jurisdiction in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified.

4.2 Authority; Enforceability. Each Buyer and Parent has the requisite corporate power and authority to execute and deliver each Transaction Document to which it is a party and each other instrument required to be executed and delivered by it prior to or at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Buyer and Parent of each Transaction Document and each other instrument required to be executed and delivered by such Buyer prior to or at the Closing, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Buyer and Parent, and no other corporate or similar proceeding on the part of such Buyer or Parent is necessary to authorize the Transaction Documents to which it is a party or any instrument required to be executed and delivered by such Buyer or Parent prior to or at the Closing or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each Buyer and Parent and, assuming the due authorization, execution and delivery hereof by each other parties hereto, constitutes a legal, valid and binding obligation of such Buyer and Parent, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at Law).

4.3 No Conflict; Required Filings and Consents. The execution and delivery by each Buyer and Parent of this Agreement, the other Transaction Documents to which each Buyer and Parent is a party or any instrument required by this Agreement to be executed and delivered by Buyers and/or Parent on or prior to the Closing do not, and the performance of this Agreement, the other Transaction Documents to which each Buyer and Parent is a party and any instrument required by this Agreement to be executed and delivered by each Buyer and/or Parent on or prior to the Closing shall not, (a) conflict with or violate the organizational documents of such Buyer or Parent, (b) conflict with, require a consent or notice under or violate any Law or Order applicable to any Buyer or Parent or by which any of their respective properties, rights or assets are bound or affected, or (c) result in any breach or violation of, require a consent or notice under, or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or impair such Buyer’s and/or Parent’s rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, rights or assets of Buyer or Parent pursuant to, any material Contract to which any Buyer or Parent is a party, or by which any Buyer, Parent or their respective properties, rights or assets are bound. Except for any such Filings and Governmental Approvals or other actions required under the HSR Act or as otherwise as set forth on Section 4.3 of the Buyer Disclosure Schedule, no Governmental Approval is required to be obtained or made by or with respect to Buyer or Parent in connection with the consummation of the transactions contemplated hereby.

4.4 Absence of Litigation, Claims and Orders. Except, as it relates to Parent, as disclosed in the Public Disclosure Record, there are no Claims pending, or, to the Knowledge of Buyers, threatened on behalf of or against Buyers or Parents or any of their Subsidiaries or Affiliates that (i) challenges (A) the validity of this Agreement or any other Transaction Document to which such Buyer or Parent or any of their Subsidiaries or Affiliates is a party or (B) any action taken or to be taken by such Buyer or Parent or any of their Subsidiaries or Affiliates pursuant to this Agreement or any other Transaction Documents to which such Buyer or Parent or any of their Subsidiaries or Affiliates is a party or in connection with the transactions contemplated hereby and thereby, (ii) would reasonably impair or delay the transactions contemplated hereby or the ability to consummate the transactions contemplated hereby, or (iii) would materially and adversely affect Buyers’ or Parent’s performance under this Agreement or the consummation of the transactions contemplated hereby (each of the effects in clause (ii) or (iii) being, a “Buyer Material Adverse Effect”).

4.5 Availability of Funds. As of the date of this Agreement, Buyers have and, as of the Closing Date, Buyers will have, sufficient cash or existing available borrowing capacity under committed borrowing facilities in immediately available funds to enable each Buyer to timely perform its obligations hereunder, including to: (a) pay in full all amounts payable by each Buyer under Article II; (b) pay in full any obligation of the Company Group which may become due as a result of the Transaction Documents to which each Buyer is, or at the Closing will be, a party or the consummation of the transactions contemplated by the Transaction Documents to which each Buyer is, or at the Closing will be, a party; (c) pay in full all fees, costs and expenses payable by each Buyer in connection with this Agreement and the consummation of the transactions contemplated hereby; and (d) provide for the working capital needs of each member of the Company Group following the consummation of the transactions contemplated by the Transaction Documents to which each Buyer is, or at the Closing will be, a party.

4.6 Capitalization; Stock Exchange Compliance; Continuous Disclosure.

(a) The Parent Common Stock is listed and posted for trading on the NYSE and no order ceasing or suspending trading in the Parent Common Stock or prohibiting the issuance of the Stock Consideration or the D. Jenkins Stock Consideration has been issued, and no Proceeding for such purpose is pending or has been threatened. Except as set forth on Section 4.6 of the Buyer Disclosure Schedule, the Parent Common Stock to be issued to the Sellers as the Stock Consideration and to Dana Jenkins as the D. Jenkins Stock Consideration shall, on Closing, be issued as freely tradeable securities other than restrictions on resale imposed under the Securities Act and the restrictions set forth in the Restricted Stock Agreement. All necessary corporate action has been taken or will have been taken at Closing by Parent so as to validly issue the Stock Consideration and the D. Jenkins Stock Consideration as fully paid and non-assessable stock.

(b) Parent has not taken any action which would be reasonably expected to result in the delisting or suspension of the shares in the capital of Parent on or from the NYSE and Parent is currently in compliance with the rules and regulations of the NYSE.

(c) Parent is in compliance in all material respects with its continuous disclosure obligations under applicable securities Laws and, without limiting the generality of the foregoing, there has not occurred a material change, financial or otherwise, in the assets, liabilities (contingent or otherwise), business, financial condition or capital of Parent which has not been publicly disclosed and the information and statements in the Public Disclosure Record were true and, except for refiled disclosure documents, correct as of the respective dates of such information and statements and at the time such documents were filed on EDGAR, did not contain any misrepresentations and no material facts have been omitted therefrom which would make such information materially misleading.

4.7 Solvency. Upon consummation of the transactions contemplated by this Agreement, no Buyer will (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond its ability to pay such debts as they mature or (c) have Liabilities in excess of the reasonable market value of its assets.

4.8 Investment Intent. Buyers are acquiring the Securities for their own accounts, for investment purposes only and not with a view to their distribution within the meaning of Section 2(a)(11) of the Securities Act. Each Buyer has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Securities, and such Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Securities. Each Buyer acknowledges that the Securities have not been registered under the Securities Act, or any state securities Laws, and understands and agrees that it may not sell or dispose of any of the Securities except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws. Each Buyer is an “accredited investor” (as defined under Regulation D promulgated under the Securities Act).

4.9 R&W Insurance Policy. Attached hereto as Exhibit A are true, correct and complete copies of (a) the Binder Agreement and the R&W Insurance Policy and (b) the duly executed inception no claims declaration delivered in connection with the R&W Insurance Policy. The Binder Agreement and the R&W Insurance Policy (i) are in full force and effect; (ii) are legal, valid, binding and enforceable obligations of Buyers and, to the knowledge of Buyers, the insurer(s) party thereto, in each case, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at Law); and (iii) have not been amended, supplemented or modified in any way that would reasonably be expected to be detrimental to Sellers.

4.10 Brokers. No broker, financial advisor, finder, investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyers.

4.11 WARN Act Matters. None of Buyers nor any of their Affiliates are contemplating any reduction in force or terminations of employees of the Company Group that would give rise to a notice or payment in lieu of notice obligations under the WARN Act or any similar state or local plant closing or mass layoff Law.

4.12 Investigation and Acknowledgement of Non-Reliance.

(a) Each Buyer and Parent acknowledges, covenants and agrees, on behalf of itself and its Affiliates, that it (i) has made its own inquiry and independent investigation into, and, based thereon, has formed an independent judgment to its satisfaction concerning, the Securities, the Company Group and the condition (financial and otherwise), cash flow, results of operations, assets, Liabilities, properties, prospects and projected operations of the Company Group, the transactions contemplated by this Agreement and any other assets, rights or obligations to be transferred hereunder or in connection herewith, the business relationships of the Company Group and the effects on the business(es) of the Company Group resulting from the knowledge of Persons other than the parties hereto of the transactions contemplated hereby (including the identity of such Buyer and Parent), and (ii) has been furnished with, or given adequate access to, such information about the Securities, the Company Group and any other assets, rights or obligations to be transferred hereunder or in connection herewith as it has requested. In all matters affecting the condition of the Company Group and the contents of the documents, records, reports or other materials in connection with the transactions contemplated hereby, each Buyer and Parent is relying solely upon its own review and the advice and opinion offered by its own Representatives. None of Sellers, the Company Group or any of their respective Affiliates or Representatives shall have, or be subject to, any Liability to Buyers, Parent, Buyers’ Affiliates or any other Person resulting from Buyers’ or Parent’s use of any such information, including any information, documents or material made available to Buyers, Parent, its Affiliates and their Representatives in any “data rooms” (virtual or otherwise), management presentations or in any other form in expectation of the transactions contemplated hereby (other than the Disclosed Materials).

(b) Each Buyer and Parent further acknowledges and agrees, on behalf of itself and its Affiliates, that (i) the only representations and warranties made by or on behalf of Sellers and the Company Group are the representations and warranties expressly and specifically made in Article III of this Agreement (as modified by the Company Disclosure Schedule, as supplemented or amended), (ii) such Buyer and Parent and their Affiliates have not relied upon, and hereby expressly disclaims reliance upon, and such Buyer and Parent expressly waives and releases, on behalf of itself and its Affiliates, the Company Group and Sellers and their respective Affiliates from any Liability for claims or Losses arising out of, relating to or resulting from, any other representations or warranties (of any kind or nature, express or implied, statutory or otherwise), statements or information, whether made or supplied by or on behalf of the Company Group, Sellers or any of their respective Affiliates or Representatives or otherwise available to Buyers or Parent, including, without limitation, the Projections or any information provided by or through their financial advisors or other Representatives, including information provided in management presentations, data rooms or other due diligence information (including, without limitation, as to the accuracy or completeness thereof) (other than the Disclosed Materials), and that no Buyer nor Parent nor any of their respective Affiliates will have any right or remedy arising out of any such other representation, warranty, statement or other information, (iii) any claims such Buyer, Parent and their Affiliates may have for breach of representation or warranty shall, be based solely on the representations and warranties of the Company Group regarding the Company Group expressly and specifically made in Article III hereof (as modified by the Company Disclosure Schedule, as supplemented or amended), and (iv) neither Buyers nor Parent nor any of their respective Affiliates nor any of their respective successors and permitted assigns shall have any claim for Losses, costs, expenses, judgments, fines, claims, damages and assessments to the extent resulting from, or caused by, the knowledge of Persons other than the parties hereto of the transactions contemplated hereby (including the identity of Buyers or Parent). Further, each Buyer and Parent acknowledges that (A) there are uncertainties inherent in attempting to make Projections and, accordingly, is not relying on them, (B) each Buyer and Parent is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections so furnished to it and (C) each Buyer and Parent shall have no Claim against anyone with respect to any of the foregoing.

(c) BUYERS AND PARENT, ON BEHALF OF THEMSELVES AND THEIR AFFILIATES, AND THEIR SUCCESSORS AND PERMITTED ASSIGNS, HEREBY (A) IRREVOCABLY WAIVE ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION OF THE COMPANY GROUP’S ASSETS OR ANY PART THEREOF AND (B) COVENANT AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY AND SPECIFICALLY MADE IN Article III (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE, AS SUPPLEMENTED OR AMENDED), BUYERS ARE ACQUIRING THE SECURITIES AND THE ASSETS OF THE COMPANY GROUP ON AN “AS IS, WHERE IS” BASIS.

(d) Except as and to the limited extent expressly set forth in Article III, Buyers and Parent acknowledge and agree that none of the Company Group, Sellers nor any other Person is making or has made, and that none of them shall have Liability in respect of, any written or oral representation or warranty, express or implied, of any nature whatsoever, with respect to the Company Group, Sellers or the Securities, including as to (i) the operation of the Company Group’s business by Buyers after the Closing in any manner, or (ii) the probable success or profitability of the Company Group’s business after the Closing, and each Buyer and Parent (on behalf of itself and its Affiliates) specifically disclaim that they are relying on or have relied on any such representation or warranty as an inducement to enter into this Agreement or otherwise.

Article V.
PRE-CLOSING COVENANTS

5.1 Conduct of Business Pending Closing.

(a) During the period from the date of this Agreement and continuing through the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1 hereof, except as required by Law or any existing Contract, as contemplated by this Agreement, as set forth on Section 5.1 of the Company Disclosure Schedule or with the prior consent of Buyers, which consent shall not be unreasonably withheld, conditioned or delayed, Sellers shall use commercially reasonable efforts to cause the Company Group to (a) carry on the business of the Company Group in the ordinary course in all material respects (except for any action in response or related to COVID 19 or any change in Law, policy or guidance of any Governmental Authority as a result of or related to COVID 19) and (b) to maintain and preserve intact the current organization, business and franchise of the Company Group and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company Group. Without limiting the generality of the foregoing, except for any action in response or related to COVID 19, as required by Law (included any change in Law, policy or guidance of any Governmental Authority as a result of or related to COVID 19) existing Contract or other agreement, as contemplated by this Agreement or as set forth on Section 5.1 of the Company Disclosure Schedule, Sellers shall cause the Company Group not to, during the period from the date of this Agreement and continuing through the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1 hereof, without the prior consent of Buyers (not to be unreasonably withheld, conditioned or delayed), do any of the following:

(i) amend the organizational documents of any member of the Company Group;

(ii) (A) issue, sell, redeem or acquire any Equity Interests (including the Securities) in any member of the Company Group; (B) effect any recapitalization, reclassification, equity split or similar change in the capitalization of any member of the Company Group; (C) issue, sell or grant any option, warrant, convertible or exchangeable security, subscription, call, or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any Equity Interests in any member of the Company Group; or (D) enter into any Contracts, agreements or arrangements to issue, redeem, acquire or sell any Equity Interests in any member of the Company Group;

(iii) sell or transfer, or mortgage, pledge, lease (as lessor), license (as licensor), terminate any lease (as lessor) or license (as licensor) of, or otherwise dispose of or cause the creation of a Lien on (a) any Real Property, or (b) any tangible or intangible asset or group of related assets of the Company Group with a value in excess of One Million Dollars ($1,000,000), other than in the ordinary course of business consistent with past practice;

(iv) make any single capital expenditure, or a series of related capital expenditures, in excess of One Million Dollars ($1,000,000), except for expenditures pursuant to projects for which work has already been commenced or committed or is otherwise contemplated in the Company Group’s financial budget and plan previously made available to Buyers;

(v) except as may be required as a result of a change in Law or GAAP (or any interpretation thereof), make any material change in any of the accounting practices or principles used by the Company Group;

(vi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, or recapitalization with respect to any member of the Company Group (other than as contemplated by this Agreement);

(vii) grant any material salary or wage increases, or modify any Employee Plan in any manner, except (A) in the ordinary course of business consistent with past practice, (B) as required by any applicable Law or (C) as required by any written agreement in effect as of the date hereof;

(viii) amend any Material Contract in a manner that is materially adverse to the Company Group (taken as a whole); or

(ix) authorize or enter into any agreement in furtherance of any of the foregoing.

(b) Each Buyer acknowledges and agrees that: (i) nothing contained in this Agreement shall give such Buyer, directly or indirectly, the right to control or direct the operations of the Company Group prior to the Closing Date, (ii) prior to the Closing Date, each member of the Company Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of any Buyer shall be required with respect to any matter set forth in this Section 5.1 or elsewhere in this Agreement to the extent the requirement of such consent would reasonably be expected to conflict with or violate any Law.

(c) Buyer shall promptly and in good faith respond to any and all requests by Sellers’ Representative for Buyers’ consent for the Company Group to take (or cause to be taken) any of the actions specified in this Section 5.1, and if Buyer fails to respond within two (2) Business Days following receipt of a written or email request by Sellers’ Representative, then Buyer shall be deemed to have approved or consented to such request by Sellers’ Representative.

5.2 Access to Information; Confidentiality.

(a) From the date hereof until the Closing Date or earlier termination of this Agreement, Sellers will provide (or cause a member of the Company Group to provide) Buyers and their Representatives with reasonable access during normal business hours to such books and records of the Company Group as Buyers may reasonably request in advance, in each case, to the extent relating to the transition of such member of the Company Group’s business to Buyers following the Closing or to facilitate the consummation of the Closing; provided, that (i) such access will be given in a manner that minimizes interference with the operations, activities and employees of the Company Group, (ii) such access and disclosure would not violate the terms of any Material Contract to which any member of the Company Group is bound or any applicable Law, (iii) such access and disclosure would not jeopardize any attorney-client or other privilege, (iv) all arrangements for access shall be made in advance solely through Neil Godfrey, (v) the auditors and accountants of the Company Group shall not be obligated to make any workpapers available to any Person unless and until such Person has executed a customary agreement relating to such access to workpapers in form and substance reasonably acceptable to such auditors or accountants, (vi) if the parties hereto are in an adversarial relationship in litigation or arbitration, this Section 5.2 shall be of no further force or effect and the furnishing of information, documents or records shall be subject to applicable rules relating to discovery, (vii) any access shall be subject to the Company Group’s reasonable security and insurance measures and shall not include the right to conduct any environmental testing, sampling or intrusive investigations of any kind, and (viii) Buyers are not in breach of this Agreement. Prior to the Closing, Buyers and Buyers’ Representatives will contact and communicate with the employees, contractors, suppliers, regulators and other business relations of the Company Group in connection with the transactions contemplated hereby only with the prior written consent of Sellers’ Representative (which may be withheld in Sellers’ Representative’s sole discretion), provided further, that Sellers’ Representative shall have the right to have a Representative present during any such contact in the event that Sellers’ Representative consent to such contact. Neither the Company Group nor Sellers make any representation or warranty as to the accuracy of any information (if any) provided or obtained pursuant to this Section 5.2(a), and Buyers may not rely on the accuracy of any such information.

(b) Buyers shall keep all information of the Company Group (including the terms of this Agreement) confidential in accordance with the terms of the confidentiality agreement, dated as of October 12, 2022, between Parent and Regional (the “Confidentiality Agreement”), and Buyers shall be responsible for compliance with and any breach of the Confidentiality Agreement by Buyers, Parent and their respective Representatives. The information provided pursuant to Section 5.2(a) and the Confidentiality Agreement will be used by Buyers solely for the purpose of effecting the transactions contemplated hereby.

5.3 Reasonable Efforts; HSR Act Filings; Further Assurances.

(a) As soon as possible after the date hereof, each of Buyers and each Seller shall use its reasonable best efforts to make, and shall cause their Affiliates or owners to use reasonable best efforts to make, all Filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required of such party by any Governmental Authority in connection with the transactions contemplated by this Agreement, including: (i) the Filings identified on Section 3.5 of the Company Disclosure Schedule and on Section 4.3 of the Buyer Disclosure Schedule that are required to be made with a Governmental Authority, (ii) any Filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” Laws and the securities Laws of any foreign country, and (iii) any other applicable Laws or rules and Regulations of any Governmental Authority relating to, and material to the consummation of, the transactions contemplated hereby. Subject to restrictions required by Law, Buyers and Sellers shall promptly supply, and shall cause their Affiliates or owners to promptly supply, the others with any information that may be reasonably required in order to make any Filings or applications pursuant to this Section 5.3(a). Buyers and Sellers shall equally pay all fees associated with all Filings and submissions referred to in this Section 5.3.

(b) Without limiting the generality of the foregoing, each of Buyers and Sellers shall make (or cause to be made) an appropriate Filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, within ten (10) Business Days) after the date of this Agreement. In connection with such Filings, each of Buyers and Sellers shall (i) supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material requested thereby, and respond to requests for production of documents and production of witnesses for interviews or depositions that may be made by any Governmental Authority, and (ii) include in each such Filing a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under the applicable Laws or Regulations. Without limiting the foregoing, none of Buyers, Sellers or any of their respective Affiliates shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto.

(c) Subject to applicable confidentiality restrictions or restrictions required by Law, Buyers and Sellers will notify each other party promptly upon the receipt of: (i) any investigation, comments, questions or other inquiry from any officials of any Governmental Authority in connection with any Filings made pursuant to Section 5.3(a) or 5.3(b), and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any Filings made pursuant to any applicable Laws and rules and Regulations of any Governmental Authority. Whenever any event occurs that is required to be set forth in an amendment or supplement to any Filing made pursuant to Section 5.3(a) or 5.3(b), Buyers and Sellers, as the case may be, will promptly inform the other of such occurrence and cooperate in Filing with the applicable Governmental Authority such amendment or supplement. Without limiting the generality of the foregoing, all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, Filings, arguments, and proposals to be submitted or made by or on behalf of either party to or before any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated by this Agreement (but, for the avoidance of doubt, not including any interactions between Buyers or Sellers with Governmental Authorities in the ordinary course of business or any disclosure that is not permitted by Law) shall be disclosed to the other party hereunder in advance of such Filing, submission or attendance, it being the intent of the parties hereto to consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, Filings, arguments, and proposals. Neither Buyers nor any Seller shall independently participate in any substantive communication with any Governmental Authority in respect of any such Filings, investigation, comments, questions or other inquiry without giving the other parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto may, as they deem advisable, redact or designate as “outside counsel only” any reference concerning the valuation of the Company Group or competitively sensitive materials provided to the other under this Section 5.3(c) or any other section of this Agreement. Materials designated as “outside counsel only” and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, managers or directors of the recipient without the advance written consent of the party providing such materials.

(d) Buyers agree to use their reasonable best efforts to take all actions that are necessary or reasonably advisable or as may be required by any Governmental Authority or any other Person to promptly consummate the transactions contemplated by this Agreement, provided however, that nothing in this Agreement, including, without limitation, the “reasonable best efforts” provisions contained in this Section 5.3, shall require Buyers to undertake (i) proposing, negotiating, committing to, entering into and effecting a settlement, consent decree, consent agreement, stipulation or other agreement or arrangement with any Governmental Authority or with any other Person, (ii) agreeing to hold separate, license, convey, sell and/or divest (pursuant to such terms as may be required by any Governmental Authority) any assets or businesses of Buyers and their Affiliates and/or the Company Group (including proposing, negotiating, committing to, entering into and effecting customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of such assets or businesses), (iii) terminating, amending or assigning existing relationships and rights and obligations under any material Contracts, (iv) amending, assigning or terminating existing material licenses or other agreements, or entering into new licenses or agreements, (v) to otherwise taking or committing to take actions that would limit Buyers’ or their Affiliates’ (including the Company Group’s) freedom of action with respect to, or its ability to retain, one or more of the businesses, product lines or assets of Buyers and their Affiliates (including the Company Group), or (vi) to otherwise taking or committing to take any actions that would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Buyers or the Company Group, taken as a whole, or the combined business of Buyers and the Company Group following the consummation of the transactions contemplated by this Agreement, and provided further that any such action as may be undertaken by Buyers may, at the discretion of Sellers’ Representative, be conditioned upon Closing.

(e) Except as specifically required by this Agreement, and subject to the limitations set forth in Section 5.3(d), Buyers will not take any action, or refrain from taking any action, the effect of which would be reasonably be expected to delay or impede the ability of the parties hereto to consummate the Closing and the transactions contemplated hereby. Without limiting the generality of the foregoing, Buyers will not, and will not permit any of its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner) any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entry into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation or other transaction (or series of transactions) could reasonably be expected to (i) impose any delay in obtaining, or increase the risk of not obtaining, the expiration or termination of any applicable waiting period or any consents, Orders or other approvals of any Governmental Authority necessary to consummate the Closing and the transactions contemplated hereby, (ii) increase the risk of any Governmental Authority entering an Order or judgment prohibiting the consummation of the transactions contemplated hereby,

(iii) increase the risk of not being able to remove any such Order or judgment on appeal or otherwise, or (iv) delay or prevent the consummation of the Closing and the transactions contemplated hereby.

(f) Upon the terms and subject to the conditions set forth in this Agreement, Sellers, on the one hand, and Buyers, on the other hand, agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as possible following the date hereof, including using its reasonable efforts to: (i) cause all of the conditions set forth in Article VII to the other party’s obligations to consummate the transactions contemplated hereby to be satisfied and to consummate the other transactions contemplated hereby, (ii) promptly obtain all necessary actions or non-actions, expirations of all necessary waiting periods, waivers, consents, clearances, approvals, Orders and authorizations from Governmental Authorities required by it and make all necessary registrations, declarations and Filings (including registrations and declarations with Governmental Authorities, if any, and payment of all related Filing fees) required by it, (iii) promptly obtain all necessary consents, approvals or waivers from third parties, including, without limitation, consents related to Company Closing Assumed Indebtedness; provided, however, in no event shall obtaining any such consent, approval or waivers be required as a condition to Closing hereunder (other than the required consents listed on Annex C attached hereto), and (iv) execute and deliver any additional instruments necessary to carry out fully the purposes of this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Buyers, each member of the Company Group and Sellers shall use all reasonable efforts to take, or cause to be taken, all such necessary actions. The parties hereto shall not intentionally take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

5.4 R&W Insurance Policy.

(a) Buyers and the Sellers’ Representative shall equally pay any and all premiums, broker fees and commissions, Taxes and underwriting fees, that are payable or are otherwise required to be borne or paid pursuant to the Binder Agreement and the R&W Insurance Policy. Buyers shall use commercially reasonable efforts to facilitate and not impede Sellers’ exercise of any third party beneficiary rights with respect to the R&W Insurance Policy at Sellers sole cost and expense.

(b) From and after the date of this Agreement, unless earlier terminated in accordance with Article 8 of this Agreement, Buyers shall not, and shall not permit any of its Affiliates (including the Company Group) to, amend, modify, terminate or waive (i) any provision relating to the waiver by the insurer under the R&W Insurance Policy of any indemnification, contribution, subrogation or other rights to pursue any claim against Sellers, any of its Affiliates or Representatives or any of their respective successors and assigns, except in the case of a claim of Fraud by a Seller; (ii) any provision providing that Sellers are an express third party beneficiary of the waiver described in the foregoing clause (i); (iii) any provision providing that Buyers are not required to pursue remedies against Sellers, any of their Affiliates or Representatives or any of their respective successors and assigns prior to or as a condition to making a claim under the R&W Insurance Policy; or (iv) any other provision of the R&W Insurance Policy, including the Retention and the Limit of Liability (as each such term is defined in the R&W Insurance Policy) in any manner that would reasonably be expected to adversely affect Sellers or any of their Affiliates, in each case without the prior written consent of Sellers, which consent may be withheld, conditioned or granted in Sellers’ sole and absolute discretion.

5.5 Exclusive Dealing. Sellers shall cease (and shall cause the Company Group to cease) all existing solicitations, discussions and negotiations with any Persons with respect to any Acquisition Transaction. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article VIII and provided neither Buyers nor Parent are in material breach of this Agreement, Sellers shall not, and shall not authorize or permit the Company Group and shall use reasonable efforts not to permit their respective owners, officers, managers, employees, investment bankers, attorneys, accountants, financial or other advisors or other agents (collectively, “Representatives”) to, (a) solicit, initiate or knowingly encourage the submission of a proposal or offer from any third party (other than Buyers and their Affiliates) with respect to an Acquisition Transaction, (b)

enter into any letter of intent, memorandum of understanding or similar agreement with respect to any Acquisition Transaction, or (c) enter into, or participate, engage or knowingly assist in any manner in, negotiations or discussions with any Person (other than Buyers or any of their Affiliates or Representatives) relating to any Acquisition Transaction.

5.6 Public Announcements. Sellers’ Representative and Buyers shall mutually agree on the form and timing of the joint press release to be issued with respect to this Agreement and the transactions contemplated hereby. In addition, prior to the Closing Date, Sellers’ Representative and Buyers shall consult with and obtain the approval of the other before issuing any press release or making any other public disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue (and shall cause their respective Affiliates and Representatives not to issue or make) any such press release or make any such public disclosure prior to such consultation and approval (except as may be required by Law, in which event the Person proposing to issue such press release or make such public disclosure shall use its reasonable best efforts to consult in good faith with the other parties before issuing any such press release or making any such public disclosure and shall cooperate to limit the scope of disclosure to the minimal amount of information required by Law); provided, however, that the foregoing will not restrict or prohibit the Company Group from making any announcement to its employees, customers, suppliers and other business relations to the extent the Company Group reasonably determines in good faith that such announcement is necessary or advisable. For the avoidance of doubt, neither Buyers nor any of its Affiliates or Representatives shall make any public disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Sellers’ Representative.

5.7 Regional Enterprises, LLC. At least five (5) days prior to the Closing, Regional and Sellers’ Representative shall complete, execute, and file IRS Form 8832, electing to revoke the election to treat Regional Enterprises, LLC as a “qualified subchapter S subsidiary,” and instead elect to treat Regional Enterprises, LLC as an entity disregarded from its separate parent, under Treas. Reg. § 301.7701-3 (the “Disregarded Entity Election”).

5.8 Landlord Estoppel. Sellers shall use their commercially reasonable efforts to obtain and deliver to Buyers an estoppel certificate for each Lease that is executed by the non-Seller related party under such Lease and is completed with information consistent with such Lease, dated not more than 30 days prior to the Closing.

Article VI.
ADDITIONAL AGREEMENTS

6.1 Directors and Officers Indemnification.

(a) In the event of any actual Claim, including, without limitation, any such Claim in which any Person who is now, or has been as of the Closing Date, a manager, director or officer of any member of the Company Group (the “Indemnified Persons”) is made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to the fact that he or she is or was a manager, director or officer of any member of the Company Group, or is or was serving at the request of a member of the Company Group as a manager, director or officer of another Person (other than a Claim arising in whole out of the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby), whether in any case asserted or arising before or after the Closing, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto. Until the sixth (6th) anniversary of the Closing Date, it is understood and agreed that the Company Group shall (and Buyers shall cause the Company Group to) indemnify and hold harmless each Indemnified Person against any Losses in connection with any such Claim in accordance with the obligations of the Company Group set forth in the applicable Company Group’s organizational documents in effect as of the date of this Agreement; provided, however, that the Buyers shall have no obligation hereunder to any Indemnified Person when and if a Court of competent jurisdiction shall ultimately determine, that indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Person wishing to claim indemnification under this Section 6.1, upon learning of any such Claim, shall notify Sellers’ Representative and, after the Closing, the Buyers thereof; provided, however, that the failure to so notify shall not affect the obligations of the Buyers except to the extent such failure to notify materially prejudices such party.

(b) Until the sixth (6th) anniversary of the Closing Date, Buyers agree that they shall, and shall cause the Company Group to, use their respective commercially reasonable efforts to cause all existing rights to indemnification and limitations on liability in favor of the Indemnified Persons provided in the Company Group’s respective organizational documents, or in any indemnification agreements under any Contracts, as in effect as of the date of this Agreement, with respect to matters occurring prior to the Closing Date, to continue in full force and effect and be honored by the Company Group and by Buyers (as if it was the indemnifying party thereunder) without any amendment thereto that would adversely impact such Indemnified Persons.

(c) In the event any of Buyers, the Company Group or their respective successors or assigns (i) consolidates with or merges into any Affiliate of Buyers and shall not be the continuing or surviving entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Affiliate of Buyers, then, and in either such case, Buyers or their respective successors or assigns shall cause such Affiliate to assume all of the obligations set forth in this Section 6.1.

(d) At the Closing, Buyers will obtain (at Buyer’s and Sellers’ equal expense) and maintain an irrevocable “tail” insurance policies (the “Tail Policies”) affording coverage for every Person who at any time prior to or on the Closing is or was an officer, manager or director of any member of the Company Group (each, a “D&O Indemnified Person”) as insureds thereof (with respect to acts or omissions existing or occurring at or prior to the Closing Date) and with coverage periods of at least six (6) years from the Closing Date from an insurance carrier or carriers with the same or better credit rating as the Company Group’s current insurance carrier or carriers with respect to directors’ and officers’ liability insurance and employment practices liability insurance, in each case, in an amount and scope of coverage at least as favorable as the Company Group’s existing policies. Buyers will not cancel or change such Tail Policies in any respect after the Closing.

(e) The obligations of Buyers under this Section 6.1 shall not be terminated or modified in such a manner as to materially and adversely affect any Indemnified Person and/or D&O Indemnified Person to whom this Section 6.1 applies without the written consent of such affected Person (such consent not to be unreasonably withheld, conditioned or delayed).

6.2 Preservation of Records. Buyers shall, and shall cause the Company Group to, preserve and keep the records held by them relating to the business of the Company Group for a period of seven (7) years from the Closing Date (or longer if required by applicable Law), which records (or copies) and reasonably appropriate personnel shall be made available, at reasonable times and upon reasonable advance notice, to Sellers as may be reasonably required by Sellers or any of their Affiliates to comply with Law, to make any insurance claims or in connection with any Proceedings or Tax or other audits. Sellers shall preserve and keep the records held by them relating to the business of the Company Group and not otherwise in the possession of the Company Group for a period of seven (7) years from the Closing Date (or longer if required by applicable Law), which records (or copies) and reasonably appropriate personnel shall be made available, at reasonable times and upon reasonable advance notice, to Sellers as may be reasonably required by Buyers or any of their Affiliates to comply with Law, to make any insurance claims or in connection with any Proceedings or Tax or other audits.

6.3 Maintain Stock Exchange Listing. Upon completion of the transactions contemplated by this Agreement, Parent will use its commercially reasonable efforts to maintain the listing of the Parent Common Stock for trading on the NYSE, or such other recognized stock exchange or quotation system on which the Parent Common Stock may then trade, and comply with the rules and policies of such stock exchange in all material respects, provided that the foregoing requirement is subject to the obligations of the board of directors of the Parent to comply with their fiduciary duties to the Parent, and except in connection with a bona fide takeover bid (as such term is defined in the Securities Act) made to all shareholders of the Parent or similar business combination transaction where holders of Parent Common Stock receive: (i) securities of an entity which is listed on a stock exchange in the United States; (ii) cash; or (iii) a combination of securities of an entity which is listed on a stock exchange in the United States and cash.

6.4 Interim Breaches. From time to time within the 60-day period following the date hereof (the “Interim Period”), Sellers shall immediately notify Buyers in writing of any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement where (a) any underlying material fact, circumstance, event or condition that caused or contributed to causing such inaccuracy or breach first occurred during the Interim Period and (b) any of the Sellers obtained Actual Knowledge (as defined in the R&W Insurance Policy) of such underlying fact, circumstance, event or condition during the Interim Period (each, an “Interim Breach”).

Article VII.
CONDITIONS TO CLOSING

7.1 Conditions to Obligations of the Company Group and Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) The representations and warranties of Buyers and Parent set forth in Article IV of this Agreement must be true and correct in all respects (without giving effect to any materiality or Buyer Material Adverse Effect or similar qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Buyer Material Adverse Effect or otherwise create a Liability for or of Sellers.

(b) Buyers and Parent must have performed and complied in all material respects with all material covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Buyers and Parent must have delivered or caused to be delivered to Sellers the items required by Section 2.12.

(d) There shall not be in effect any Claim, Order, injunction (whether temporary, preliminary or permanent) or other legal restraint or prohibition issued by any Court or Governmental Authority of competent jurisdiction that has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby and there shall not be any Law or Order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby that makes the consummation of the transactions contemplated hereby illegal (a “Prohibitive Order”).

(e) The applicable waiting periods, if any, under the HSR Act will have expired or been terminated.

(f) The shares of the Parent Common Stock shall not be subject to any cease trade order made by any Governmental Authority that is still in effect.

7.2 Conditions to Obligations of Buyers. The obligations of Buyers and Parent to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) Other than the representations and warranties of Sellers contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5(a) and 3.27, the representations and warranties of the Company Group and Sellers, as applicable, set forth in Article III of this Agreement, must be true and correct in all respects (without giving effect to any materiality or Company Group Material Adverse Effect or similar qualifications contained therein, except with respect to the Company Group Material Adverse Effect in Section 3.9 and the word “Material” as used in the defined term “Material Contract” shall be given effect and shall not be disregarded) on and as of the date hereof (except to the extent expressly made as of another date, in which case as of such date), and the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of another date, in which case as of such date), except, in each case, where the failure of such representations and warranties to be so true and correct would not have a Company Group Material Adverse Effect. The representations and warranties of Seller contained in Sections

3.1, 3.2, 3.3, 3.4, 3.5(a) and 3.27 must be true and correct in all respects (without giving effect to any materiality or Company Group Material Adverse Effect or similar qualifications contained therein, except with respect to the word “Material” as used in the defined term “Material Contract” shall be given effect and shall not be disregarded) on and as of the date hereof, except where the failure of such representations and warranties to be so true and correct would not have a Company Group Material Adverse Effect. The representations and warranties of Seller contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5(a) and 3.27 shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Company Group and Sellers must have performed and complied in all material respects with all material covenants and obligations required to be performed or complied with by the Company Group or Sellers under this Agreement at or prior to the Closing Date.

(c) Sellers must have delivered or must have caused to be delivered to Buyers all of the items required by Section 2.11.

(d) There shall not be in effect any Prohibitive Order.

(e) The applicable waiting periods, if any, under the HSR Act will have expired or been terminated.

(f) From the date of this Agreement, there shall not have occurred any Company Group Material Adverse Effect.

(g) Regional Enterprises, LLC shall execute and file the Disregarded Entity Election.

(h) All required consents listed on Annex C shall have been received, and executed counterparts thereof shall have been delivered to Buyers at or prior to the Closing.

7.3 Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with any provisions of this Agreement.

7.4 Waiver of Conditions. All conditions to the Closing will be deemed to have been satisfied or waived from and after the Closing. Buyers and Parent shall not be entitled to assert the non-fulfillment or non-performance of any condition set forth in Section 7.2 if Buyers or Parent had Knowledge as of the date hereof of any fact or circumstance that, if deemed to modify any representation, warranty or covenant in this Agreement, would render such condition fulfilled or performed.

Article VIII.
TERMINATION; FEES AND EXPENSES

8.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by mutual written consent of Buyers and Sellers’ Representative;

(b) by any Buyer or Sellers’ Representative upon written notice to the other parties, if the transactions contemplated by this Agreement have not been consummated on or prior to December 31, 2023 (the “End Date”); provided that the termination rights under this Section 8.1(b) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated by such time; and provided, further, that if on the End Date (i) one or more of the conditions to the Closing set forth in Section 7.1(d) (to the extent any such Prohibitive Order is in respect of the HSR Act or any other applicable antitrust or competition Law), Section 7.1(e), Section 7.2(d) (to the extent any such Prohibitive Order is in respect of the HSR Act or any other applicable antitrust or competition Law) and/or

Section 7.2(e) shall not have been fulfilled but all other conditions to the Closing have been satisfied (other than any condition that by its nature cannot be satisfied until the Closing but that is expected to be satisfied at the Closing), (ii) the failure of such condition to be satisfied is not the result of Buyers’ or Parent’s breach of Section 5.3 and (iii) if Buyers and Parent are diligently and in good faith pursuing approval from a Court or Governmental Authority of competent jurisdiction in respect of the HSR Act or any other applicable antitrust or competition Law, then the End Date will automatically be extended to March 31, 2023;

(c) by any Buyer or Sellers’ Representative, upon written notice to the other party, if a Court or Governmental Authority shall have issued an Order or taken any other action that is final and non-appealable and that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) is not available to any party whose breach of any provision of this Agreement results in or causes such Order or other action or such party is not in compliance with its obligations under Section 5.3;

(d) by any Buyer, if such Buyer is not in material breach of its obligations under this Agreement, if (i) Sellers have breached or failed to perform any of their or its covenants or other agreements contained in this Agreement to be performed or complied with by Sellers or the Company Group such that the closing condition set forth in Section 7.2(b) would not be satisfied, or (ii) there exists a breach of any representation or warranty of Sellers or the Company Group contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within the earlier of ten (10) days after receipt by Sellers’ Representative of written notice thereof or the End Date or is incapable of being cured by the members of the Company Group or Sellers by the End Date; or

(e) by Sellers’ Representative, if Sellers are not in material breach of their obligations under this Agreement, if (i) a Buyer or Parent has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be performed or complied with by such Buyer or Parent such that the closing condition set forth in Section 7.1(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of a Buyer or Parent contained in this Agreement such that the closing condition set forth in Section 7.1(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within the earlier of ten (10) days after receipt by Buyers of written notice thereof or the End Date or is incapable of being cured by Buyers or Parent by the End Date.

8.2 Effect of Termination. Any proper termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of any proper termination of this Agreement as provided in Section 8.1 hereof, (a) this Agreement shall forthwith become null and void and be of no further force or effect, except as set forth in Section 5.2(b), Section 5.6, this Section 8.2, Section 8.3 and Article XI, each of which shall remain in full force and effect and survive any termination of this Agreement in accordance with the terms thereof, and (b) there shall be no liability on the part of any party hereto (or any of its respective Affiliates, managers, directors, officers, employees, members or other equity holders, agents or Representatives); provided, however, that (i) nothing herein shall relieve a party from liability (or limit such liability) for any willful or knowing breach hereof (which shall be deemed to include the failure of a party to consummate the transactions (or the financing therefor) contemplated by this Agreement following the satisfaction of all the conditions to such party’s obligations under Article VII) occurring prior to such termination, and (ii) the last sentence of Section 5.2(b) and the Confidentiality Agreement will survive termination of this Agreement for a period of three (3) years following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the term of the Confidentiality Agreement will be automatically amended to be extended for such additional period).

8.3 Reverse Termination Fee.

(a) Notwithstanding the provisions of Section 8.2, if this Agreement is validly terminated by Sellers’ Representative or Buyers pursuant to Section 8.1(b) or Section 8.1(c), or by Sellers’ Representative pursuant to Section 8.1(e) and at the time of such termination (i) all conditions to the Closing set forth in Section 7.1(d) and Section 7.2(d) (other than if the applicable Order, injunction or other legal restraint or prohibition issued by a Court or Governmental Authority of competent jurisdiction is in respect of the HSR Act or any other applicable antitrust or competition Law) and Section 7.2 (except for those conditions that by their nature are to be satisfied at the Closing but which conditions would be reasonably capable of being satisfied or waived at Closing) have been satisfied and (ii) the condition to the Closing set forth in Section 7.1(e) and Section 7.2(e) has not been satisfied, then Buyers shall pay by wire transfer of immediately available funds, to an account designated by Sellers, within five (5) Business Days after Buyers’ receipt of written notice of termination pursuant to Section 8.2, the amount of $9,660,000 (the “Reverse Termination Fee”), it being understood that in no event shall Buyer be required to pay the Reverse Termination Fee on more than one occasion, whether or not the Reverse Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b) Notwithstanding the provisions of Section 8.2, if this Agreement is validly terminated by any Buyer pursuant to Section 8.1(d) and at the time of such termination all conditions to the Closing set forth in Section 7.1(d) and Section 7.2(d) (other than if the applicable Order, injunction or other legal restraint or prohibition issued by a Court or Governmental Authority of competent jurisdiction is in respect of the HSR Act or any other applicable antitrust or competition Law) and Section 7.1 (except for those conditions that by their nature are to be satisfied at the Closing and which conditions would be reasonably capable of being satisfied or waived at Closing) have been satisfied, then Sellers shall, jointly and severally pay by wire transfer of immediately available funds, to an account designated by Buyers, within ten (10) Business Days after the Sellers’ Representative’s receipt of written notice of termination pursuant to Section 8.2, an amount equal to the Reverse Termination Fee, it being understood that in no event shall Sellers be required to pay the Reverse Termination Fee on more than one occasion, whether or not the Reverse Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c) Each Party acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other Parties would not enter into this Agreement. The Parties acknowledge and agree that the Reverse Termination Fee shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate Sellers in the circumstances in which a Reverse Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transaction contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge that nothing in this Section 8.3 shall limit any remedies of Buyers or Sellers prior to a termination of this Agreement, including the right to seek specific performance subject to, and in accordance with, the terms of Section 12.4, and that while Buyers and Sellers may pursue both a grant of specific performance under Section 12.4 and the payment of a Reverse Termination Fee under this Section 8.3, under no circumstances shall Buyers or Sellers be permitted or entitled to receive both (x) a grant of specific performance of Buyers’ or Sellers’ obligation, as applicable, to consummate the Closing as contemplated by this Agreement which results in such consummation and (y) the payment of all or any portion of the Reverse Termination Fee in connection with any termination of this Agreement.

(d) In any circumstance in which Sellers have the right to receive a Reverse Termination Fee pursuant to this Section 8.3 that does not involve Fraud or a material breach or failure to perform by Buyers that is the consequence of an act or omission of Buyers, with the Buyers’ knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement, Sellers’ termination of this Agreement and receipt of such Reverse Termination Fee shall be the sole and exclusive remedy of Sellers and their Affiliates against Buyers and their Affiliates for any loss or liability suffered as a result of or in connection with any breach of any representation, warranty, covenant or agreement in this Agreement, the transactions contemplated hereby, and upon such termination by Sellers and receipt of the Reverse Termination Fee, none of Buyers or their Affiliates shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby (except that Buyers or their Affiliates shall remain obligated for, and Buyers may be entitled to remedies with respect to, any breach of the Confidentiality Agreement, whether in equity or at law, in contract, in tort or otherwise); provided, however, that in the event that this Agreement is terminated and a Reverse Termination Fee is paid or payable under this Section 8.3.

(e) If any party fails to promptly pay the Reverse Termination Fee when due pursuant to this Section 8.3, such party shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by any member of the party and their Affiliates in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the party that promptly fails to pay the Reverse Termination Fee. Any amount not paid when due pursuant to this Section 8.3(e) shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.

8.4 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, or as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that (a) the fees and expenses of the Escrow Agent, any premiums and cost for the Tail Policies, the R&W Insurance Policy, any Filing fees (including HSR Act fees) with respect to any Governmental Authority relating to the transactions contemplated hereby, and any Transfer Taxes shall be borne equally by Buyers and Sellers and (b) any other fees or expenses initiated or incurred at the request of Buyers or its Representatives or otherwise allocated to Buyers pursuant to this Agreement shall be paid for and borne by Buyers.

Article IX.
TAX MATTERS

9.1 Straddle Periods.

(a) In General. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of any member of the Company Group for any Straddle Period, the determination of the Taxes based upon or related to income, gains, receipts, sales or payroll or other transaction-based Taxes (including withholding Taxes) for the portion of the Straddle Period ending on or prior to, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one that ended at the close of business on the Closing Date, and the other that began at the beginning of the day after the Closing Date, and items of income, gain, deduction, loss or credit for the Straddle Period, shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” pursuant to general Tax principles by assuming that the books of the Company Group, as applicable, were closed on the Closing Date; provided, that any Taxes or items of income or gain attributable to a transaction engaged in on the Closing Date (but after the Closing) that is outside the ordinary course of business and is not contemplated by the Transaction Documents shall be allocated to the portion of the Straddle Period beginning on the day after the Closing Date.

(b) Periodic Taxes. In the case of Taxes other than Taxes based upon or related to income, gains, receipts, sales or payroll or other transaction-based Taxes (including withholding Taxes), the Taxes of the Company Group for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period and the denominator of which is the number of dates in the entire Straddle Period.

9.2 Tax Return Preparation.

(a) Sellers’ Representative shall prepare and file (or shall cause to be prepared and filed) at Sellers’ Representative’s sole expense, all Tax Returns of the Company Group for any Pre-Closing Tax Period (the “Seller Returns”). Sellers’ Representative shall prepare the Seller Returns in a manner consistent with applicable Law, the terms and conditions of this Agreement, and the Company Group’s past practices (to the extent such practices are consistent with this Agreement and applicable Law). Sellers’ Representative shall deliver to Buyers a copy of such Tax Returns (together with schedules, statements and reasonably requested supporting documentation) at least thirty (30) days prior to the date on which such Tax Return is required to be filed (including applicable extensions), or as soon as reasonably possible if such Tax Return is required to be filed within ninety (90) days following the Closing Date. Sellers’ Representative shall consider in good faith the Buyers’ reasonable comments on such Tax Returns prior to filing such Tax Returns with the applicable tax Authority.

(b) Buyers shall prepare and file (or cause to be prepared and filed) all Tax Returns of the Company Group with respect to a Straddle Period (the “Buyer Returns”). Buyers shall deliver to Sellers’ Representative a copy of each material Buyer Return (together with schedules, statements and reasonably requested supporting documentation), which for the avoidance of doubt excludes any Form W-2 or Form 1099, at least thirty (30) days prior to the date on which such Tax Return is required to be filed (including applicable extensions), or as soon as reasonably possible if such Tax Return is required to be filed within ninety (90) days following the Closing Date. Buyers shall consider in good faith any of Sellers’ Representative’s reasonable comments on such Tax Returns. Five (5) days prior to the filing of any such Tax Returns, Sellers shall pay to Buyers, by wire transfer of immediately available funds to the accounts designated by Buyers, the amount of any Taxes shown as due on any Buyer Tax Return that is allocable to a Pre-Closing Tax Period (including that portion of a Straddle Period ending on the Closing Date), but excluding any amount of such Taxes specifically included in Final Closing Date Net Working Capital in the determination of the Purchase Price.

9.3 Contests Related to Taxes.

(a) After the Closing Date, Buyers agree to give written notice to Sellers’ Representative of the receipt of any written notice by Buyers or an Affiliate of Buyers (including, following the Closing, the Company Group) that involves the assertion of any Claim or the commencement of any audit, suit, action or Proceeding involving Taxes (collectively, a “Tax Claim”) that may impact Sellers within ten (10) days of receipt of such written notice.

(b) Sellers shall have the exclusive right to represent the interests of the Company Group in any and all Tax Claims relating to Tax Returns or Taxes of any member of the Company Group for any Pre-Closing Tax Period (including the Pre-Closing Tax Period of a Straddle Period) that could adversely impact Sellers or any of Sellers’ beneficial owners or increase Sellers’ Liability for Taxes (including in the determination of the Final Adjustment Amount pursuant to Section 2.4) or for indemnification obligations related thereto (all such Tax Claims, “Seller Tax Claims”); provided, however, that Buyers, at their sole cost and expense, shall have the right to participate in any Seller Tax Claim.

(c) With respect to any Tax Claim for any Partnership Entity or Liberty that relates to a Pre-Closing Tax Period, the parties agree that: (i) the Sellers will cooperate to cause Sellers’ Representative to be designated as the respective member of the Company Group’s “partnership representative” within the meaning of Code Section 6223(a) (or any similar provision of applicable legal requirements); and (ii) the Sellers’ Representative shall cause the “partnership representative” (or designee thereof) to make, for any taxable period (or portion thereof) that is the subject of such a Tax Claim, a “push-out” election, to the extent applicable, under Code Section 6226 with respect to any partnership adjustments as a result of such Tax Claim.

9.4 Cooperation on Tax Matters. Buyers and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Article IX. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information obtained pursuant to this Section 9.4 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes with respect to any member of the Company Group shall be kept confidential by the parties hereto and their respective legal and tax advisors.

9.5 Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated herein (the “Transfer Taxes”) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyers.

9.6 Tax Treatment and Tax Reporting.

(a) The Partnership Entities. For U.S. federal (and applicable state and local) Income Tax purposes, each of the Parties intend that the transfer of Partnership Entities in exchange for the applicable portion of the Purchase Price allocable to the Partnership Entities shall be treated:

(i) By Sellers as if each Partnership Entity terminated under Section 708(b)(1)(A) of the Code, and the partners of each respective Partnership Entity shall be treated as selling their respective partnership interests, and will report any gain or loss in accordance with Section 741 of the Code, as set forth in Revenue Ruling 99-6, Situation 2; and

(ii) By Buyers as if each Partnership Entity made a deemed liquidating distribution of all of its assets to its respective partners, immediately followed by a purchase of all of such former Partnership Entity’s assets by Buyers, as set forth in Revenue Ruling 99-6, Situation 2.

(b) The Disregarded Entities. For U.S. federal (and applicable state and local) Income Tax purposes, each of the parties intend that the transfer of the Disregarded Entities in exchange for the applicable portion of the Purchase Price allocable to the Disregarded Entities shall be treated as a purchase and sale of an undivided interest in all of the assets of each Disregarded Entity.

(c) Liberty.

(i) For U.S. federal (and applicable state and local) Income Tax purposes, each of the parties intends that the transfer of the Equity Interests in Liberty in exchange for the applicable portion of the Purchase Price allocable to Liberty shall be treated as a purchase and sale of an interest in a partnership under Sections 741 and 1001 of the Code.

(ii) Section 754 Election and Purchase Price Allocation. Notwithstanding anything to the contrary in this Agreement, if at the time of the Closing, an election under Section 754 of the Code is not in effect for Liberty, the Parties agree that an election under Section 754 of the Code (and any corresponding provisions of state or local law) shall be made in accordance with Treas. Reg. § 1.754-1(b) by Liberty on its U.S. federal Income Tax Return for the Tax period that includes the Closing Date.

(d) Tax Reporting. Each of the Parties shall (and shall cause their Affiliates to), unless otherwise required by a final “determination” (within the meaning of Section 1313 of the Code), prepare and file all Tax Returns in a manner consistent with this Section 9.6, and take no position in any Tax Return, audit, proceeding or otherwise relating to Taxes that is inconsistent with this Section 9.6. In the event that any Tax Authority disputes the Tax treatment set forth in this Section 9.6, the Party receiving notice of such dispute shall promptly notify and consult with the other Party concerning the resolution of such dispute and use reasonable best efforts to contest such dispute in a manner consistent with this Section 9.6.

9.7 Purchase Price Allocation. Sellers’ Representative shall prepare an allocation (“Tax Allocation”) among the Company Group’s assets in accordance with Section 1060 of the Code, and in the case of Liberty, in accordance with Sections 743(b) and 755 of the Code, and the applicable Treasury Regulations thereunder for U.S. federal (and applicable state and local) Income Tax purposes; provided, however, the parties hereto agree that for purposes of such Tax Allocation, the fair market value of any asset taken into account in the determination of the Final Closing Date Net Working Capital pursuant to Section 2.14 shall be equal to the values taken into account in such determination. Sellers’ Representative and Buyers shall timely and properly prepare, execute, file and deliver all such documents, forms and other information necessary for Sellers to complete the Tax Allocation. Sellers’ Representative shall deliver such Tax Allocation to Buyers within sixty (60) days after the final Purchase Price has been determined. Within fifteen (15) days after Sellers have provided the Tax Allocation to Buyers, Buyers may provide comments on the Tax Allocation and Sellers’ Representative shall take any such comments into consideration in good faith. Buyers and Sellers’ Representative shall execute and file all federal, state, local and foreign Tax Returns (including, without limitation, IRS Form 8594 by Buyers) in a manner consistent with the Tax Allocation and shall not take any position in any Tax Return before any Governmental Authority, or in any Proceeding that is inconsistent with any such allocation, except pursuant to a final “determination” (as defined in Section 1313(a) of the Code or corresponding provision of state, local or foreign Law).

Article X.
INDEMNIFICATION

10.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the date hereof; provided that the representations and warranties in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5(a) Section 3.27, Section 4.1, Section 4.2, Section 4.3(a) and Section 4.10 (each, a “Fundamental Representation”) shall survive the Closing until the date that is six (6) years from the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

10.2 Indemnification by Sellers. Subject to the other terms and conditions of this Article X, Sellers shall jointly and severally indemnify and defend each Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall jointly and severally pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of: (a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement, and the Transaction Documents or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement, (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement and the Transaction Documents, (c) Fraud, (d) any Indemnified Taxes, or (e) the matters set forth on Exhibit F.

10.3 Indemnification by Buyer. Subject to the other terms and conditions of this Article X, Buyers shall jointly and severally indemnify and defend each Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of: (a) any inaccuracy in or breach of any of the representations or warranties of Buyers contained in this Agreement, or the Buyer Bringdown Certificate; or (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyers pursuant to this Agreement.

10.4 Indemnification Procedures.

(a) Notice. Whenever any claim shall arise for indemnification under this Article X (an “Indemnification Claim”), the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of the Indemnification Claim to the party obligated to provide indemnification (the “Indemnifying Party”). Such notice shall describe the Indemnification Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. An Indemnified Party’s failure to promptly provide written notice of an Indemnification Claim and copies of all material written evidence thereof shall not relieve the Indemnifying Party from its indemnification obligations with respect to the subject of the Indemnification Claim, except to the extent (and only to the extent) the Indemnifying Party is prejudiced as a result of such failure.

(b) Third Party Claims With respect to any Indemnification Claim resulting from or arising out of any claim by a Person who is not a party to this Agreement (a “Third Party Claim”), the Indemnifying Party shall be entitled to participate in the defense of the Third Party Claim and, if the Indemnifying Party so chooses by delivering written notice to the Indemnified Party to assume the defense of the Third Party Claim; provided, however, that the Indemnifying Party shall not be permitted to assume the defense of any Third Party Claim that (i) involves (A) injunctive relief, specific performance or other similar equitable relief that, if granted, would reasonably be expected to materially and adversely affect the business conducted by the Company Group, (B) any claim in respect of a product recall, (C) any claim made by a Governmental Authority against a Buyer Indemnitee, (D) any criminal allegations, (E) any claim made by a Material Supplier against a Buyer Indemnitee or (F) any claim or claims for Losses in an aggregate amount that exceeds the then-remaining balance of the Indemnification Escrow Fund; or (ii) is one in which the Indemnifying Party is also a party and joint representation would be inappropriate. If the Indemnifying Party is permitted and so elects to assume the defense of any Third Party Claim, then the Indemnified Party shall have the right, at its sole expense, to participate in the defense of such Third Party Claim and to employ counsel separate from the counsel employed by the Indemnifying Party, and the parties shall cooperate in the defense of such Third Party Claim; provided, however, that under no circumstance shall the Indemnifying Party agree to settle or compromise any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party, within a reasonable time after receipt of written notice relating to a Third Party Claim, is not permitted to assume defense of the Third Party Claim, elects not to assume defense of the Third Party Claim, then the Indemnified Party shall have the right to undertake the defense of, and to settle or compromise, the Third Party Claim at the expense of the Indemnifying Party; provided, however, that the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Upon receipt of written notice of an Indemnification Claim, the Indemnifying Party shall have 10 Business Days to respond in writing. During such 10-Business Day period, the Indemnified Party shall provide the Indemnifying Party and its Representatives a reasonable opportunity to investigate the matter or circumstance alleged to give rise to the Indemnification Claim and whether and to what extent any amount is payable in respect of the Indemnification Claim. If the Indemnifying Party does not respond within such 10-Business Day period, the Indemnifying Party shall be deemed to have rejected such Indemnification Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

10.5 Sources of Indemnification. From and after the Closing, subject to the limitations set forth in Section 10.1 and this Section 10.5, any Losses for which a Buyer Indemnitee is entitled to indemnification under Section 10.2, either as a result of the parties’ agreement or pursuant to a non-appealable, final determination in a court or arbitrator of competent jurisdiction, shall be satisfied as follows:

(a) Non-Fundamental Representations. With respect to Losses under Section 10.2(a) as a result of a breach of a representation or warranty that is not a Fundamental Representation (a “Non-Fundamental Representation”), Sellers shall not be liable to indemnify the Buyer Indemnitees until the aggregate amount of all such Losses for which Sellers would otherwise be required to provide indemnification exceeds, on a cumulative basis, an amount equal to fifty percent (50%) of the R&W Retention Amount (the “Deductible”), at which point Sellers shall indemnify the Buyer Indemnitees for such Losses, but only to the extent such Losses exceed the Deductible and are less than or equal to the R&W Retention Amount. Any Losses payable to a Buyer Indemnitee pursuant to this Section 10.5(a) shall be satisfied exclusively from the funds available to the Buyer Indemnitees in the Indemnification Escrow Fund. Except to the extent any Losses result from Fraud, to the extent the aggregate amount of Losses for which the Buyer Indemnitees are entitled to indemnification under Section 10.2(a) as a result of a breach of a Non-Fundamental Representation exceeds the R&W Retention Amount, the Buyer Indemnitees’ sole and exclusive remedy shall be recovery under the R&W Insurance Policy.

(b) Fundamental Representations. With respect to Losses under Section 10.2(a) as a result of a breach of a Fundamental Representation, any Losses payable to a Buyer Indemnitee shall be satisfied (i) first, from the funds available to the Buyer Indemnitees in the Indemnification Escrow Fund, (ii) second, to the extent the funds available to the Buyer Indemnitees in the Indemnification Escrow Fund are insufficient to satisfy any Losses payable to a Buyer Indemnitee pursuant to this Section 10.5(b), by Sellers, jointly and severally, by direct payment to such Buyer Indemnitee pursuant to Section 10.6 up to the R&W Retention Amount, (iii) third, to the extent such coverage is available under the R&W Insurance Policy, from the R&W Insurance Policy up to the applicable coverage limit, and (iv) fourth, by Sellers, jointly and severally, by direct payment to such Buyer Indemnitee pursuant to Section 10.6. Buyer Indemnitees shall use commercially reasonable efforts to recover from the R&W Insurance Policy for any Losses for which coverage is not excluded thereunder.

(c) Covenants and Specific Indemnities. With respect to Losses under Section 10.2(b), Section 10.2(c), Section 10.2(d), or Section 10.2(e), Sellers shall be liable to indemnify the Buyer Indemnitees for the full amount of such Losses. Any Losses payable to a Buyer Indemnitee pursuant to this Section 10.5(c) shall be satisfied (i) first, from the funds available to the Buyer Indemnitee in the Indemnification Escrow Fund, (ii) second, to the extent the funds available to the Buyer Indemnitees in the Indemnification Escrow Fund are insufficient to satisfy any Losses payable to a Buyer Indemnitee pursuant to this Section 10.5(c), by Sellers, jointly and severally, by direct payment to such Buyer Indemnitee pursuant to Section 10.6 up to the R&W Retention Amount, (iii) third, if coverage is available under the R&W Insurance Policy, from the R&W Insurance Policy up to the applicable coverage limit, and (iv) fourth, by Sellers, jointly and severally, by direct payment to such Buyer Indemnitee pursuant to Section 10.6; provided, however, with respect to Losses under Section 10.2(c), Buyers shall have the right to satisfy any Losses from any of the sources set forth in this Section 10.5(c) in any order determined by Buyers.

(d) Certain Other Limitations.

(i) Sellers shall not be liable for any Losses under Section 10.2(a) as a result of a breach of a Fundamental Representation or Section 10.2(b), Section 10.2(c), or Section 10.2(e) to the extent that the aggregate amount of all such Losses for which Sellers would be required to provide indemnification or reimbursement exceeds, on a cumulative basis, an amount equal to the Purchase Price actually received by the Sellers.

(ii) Buyers shall not be liable to the Seller Indemnitees for indemnification under Section 10.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 10.3(a) exceeds the Deductible, in which event Buyers shall only be required to pay or be liable for Losses in excess of the Deductible. The aggregate amount of all Losses for which Buyers shall be liable pursuant to Section 10.3(a) shall not exceed an amount equal to $10,000,000.

(e) Calculation of Losses. For the purposes of calculating Losses to which the Buyer Indemnitees are entitled under this Article X, (i) such Losses shall not include any punitive damages relating to the breach or alleged breach of this Agreement, except to the extent punitive damages are awarded to a Third-Party Claim; (ii) such Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement; (iii) such Losses shall not include Losses related to any matter that was subject to the determination of the amount of any post-Closing adjustment pursuant to Section 2.14; and (iv) such Losses shall be reduced by the amount of any net proceeds that any Buyer Indemnitees actually receives pursuant to the terms of any insurance policies (taking into account any premiums, fees, expenses or other costs incurred by such Buyer Indemnitee in pursuing coverage under such insurance policies); provided, however, such Buyer Indemnitee shall promptly reimburse the Sellers for any subsequent recoveries for such sources if previously indemnified hereunder so as to avoid a double recovery; and (v) such Losses shall be reduced by the amount of any prior or subsequent recovery by a Buyer Indemnitee from any other Person with respect to such Losses; provided, however, such Buyer Indemnitee shall promptly reimburse the Sellers for any subsequent recoveries for such sources if previously indemnified hereunder so as to avoid a double recovery; and (vi) such Losses shall not include Losses reserved for in the Reference Balance Sheet. Buyer Indemnitees shall use commercially reasonable efforts to pursue recovery for Losses under any available insurance coverage (other than the R&W Insurance Policy, which is addressed above) and payment from any applicable Person under any agreement, contract, arrangement or commitment pursuant to which the Company Group or a Buyer Indemnitee is entitled to indemnification for any Loss for which a Buyer Indemnitee seeks indemnification pursuant to this Article X; provided, however, the pursuit of recovery under any available insurance coverage (other than the R&W Insurance Policy) or under any Contract shall not be a condition for such Buyer Indemnitee to seek recovery for Losses under this Article X. Without limiting Buyers’ obligations in the prior sentence or Sellers remedies hereunder, if Buyers fail to pursue or unsuccessfully obtain recoveries under any applicable insurance policies or from such other applicable Persons, including pursuant to indemnification obligations of other applicable

Persons in favor of the Company Group, then the Sellers’ Representative, without limiting the foregoing provisions or any of its other rights or remedies hereunder, shall have the right of subrogation to pursue such insurance policies or other applicable Persons on behalf of the Sellers and may take any reasonable actions necessary, at Sellers’ sole cost and expense, to pursue such rights of subrogation in a manner reasonably acceptable to Buyers (such approval not to be unreasonably withheld, conditioned or delayed) in its name or the name of the party from whom subrogation is obtained. Buyers shall use commercially reasonable efforts to cooperate with the Sellers’ Representative to pursue any such subrogation claim at Sellers’ sole cost and expense.

(f) For purposes of this Article X, any inaccuracy in or breach of any representation or warranty and the amount of any Losses that are the subject matter of any Indemnification Claim shall, in each case, be determined without regard to any materiality, Company Group Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

10.6 Payment Mechanics. Once a Loss is agreed to by the Indemnifying Party or a non-appealable, final order of a Court of competent jurisdiction to be payable by the Indemnifying Party pursuant to this Article X, (a) with respect to amounts payable from the Indemnification Escrow Fund, Buyers and the Sellers’ Representative, on behalf of Sellers, shall, within ten (10) Business Days of such agreement or final, non-appealable order from a Court of competent jurisdiction, deliver a joint written instruction to the Escrow Agent to disburse such amounts from the Indemnification Escrow Fund; provided, however, with respect to amounts payable directly by an Indemnifying Party, such Indemnifying Party shall, within ten (10) Business Days of such agreement or a final, non-appealable Order of a Court of competent jurisdiction, pay such amount to an account designated in writing by the applicable Indemnified Party. If an Indemnifying Party does not make full payment, or does not take such action as is required of such Indemnifying Party to direct the Escrow Agent to make full payment, of any such obligations within such ten (10)-day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or the date of such order (the “Reference Date”) to but excluding the date such payment is made at a rate per annum equal to The Wall Street Journal Prime Rate on the Reference Date. Such interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed prior to payment, without compounding.

10.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

10.8 Mitigation. Each party shall take all commercially reasonable steps to mitigate any of its Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto. Each of the parties hereto shall cooperate with the others with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by using commercially reasonable efforts to mitigate or resolve any such claim or liability.

10.9 Exclusive Remedies. Notwithstanding anything contained in this Agreement to the contrary, except with respect to the matters covered by Section 2.14 and, in the case of Buyer Indemnitees as provided in the R&W Insurance Policy, the parties agree that, from and after the Closing Date, the sole and exclusive remedies of the parties to this Agreement and the Buyer Indemnitees and the Seller Indemnitees, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortuous conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) arising out of or based upon the matters set forth in this Agreement are the indemnification and/or reimbursement obligations of the parties set forth in this Article X. In furtherance of the foregoing, each of the parties hereby waives, from and after the Closing Date, to the fullest extent permitted under applicable Law, any and all rights and claims for Losses it may have against any other party arising under, based upon or relating to this Agreement, any Transaction Document, any document or certificate delivered in connection herewith, any applicable Law, common law or otherwise (except pursuant to the indemnification provisions set forth in this Article X). The provisions of this Section 10.9 shall not, however, prevent or limit a cause of action under Section 12.4 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

Article XI.
THE SELLERS’ REPRESENTATIVE

11.1 Appointment. Each Seller hereby appoints Heath Jenkins as the “Sellers’ Representative,” and hereby appoints the Sellers’ Representative as agent and attorney-in-fact for and on behalf of such Seller. The Sellers’ Representative shall have full power and authority to represent each Seller and its successors with respect to all matters arising under this Agreement and the Escrow Agreement and all actions taken by the Sellers’ Representative hereunder and thereunder shall be binding upon the Sellers as if expressly confirmed and ratified in writing by each of them, and the Sellers shall not have the right to object, dissent, protest or otherwise contest the same. The Sellers’ Representative shall take any and all actions that the Sellers’ Representative believes are necessary or appropriate under this Agreement or the Escrow Agreement for and on behalf of the Sellers as if each Seller were acting on its own behalf, including giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Sellers’ Representative or the Sellers interpreting all of the terms and provisions of this Agreement or the Escrow Agreement, authorizing payments to be made with respect hereto, defending all claims against any Seller pursuant this Agreement, consenting to, compromising or settling all such claims, conducting negotiations with Buyers and their agents regarding such claims, dealing with Buyers under this Agreement and the Escrow Agreement with respect to all matters arising under this Agreement or the Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement or the Escrow Agreement and engaging counsel, accountants or other agents in connection with the foregoing matters. Without limiting the generality of the foregoing, the Sellers’ Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof on behalf of all of the Sellers.

11.2 Authorization. The Sellers’ Representative, on behalf of the Sellers, is authorized to: (a) receive all notices or documents given or to be given to any Seller by Buyers pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or Proceeding arising under this Agreement or the Escrow Agreement; (b) engage counsel, and such accountants and other advisors for the Sellers and incur such other expenses on behalf of the Sellers in connection with this Agreement, the Escrow Agreement and the transactions contemplated hereby as the Sellers’ Representative may in the Sellers’ Representative’s sole discretion deem appropriate; (c) distribute the Purchase Price Adjustment Escrow Fund and the Indemnification Escrow Fund and any earnings and proceeds thereon; and (d) take such action on behalf of any Seller as the Sellers’ Representative may in the Sellers’ Representative’s sole discretion deem appropriate in respect of (i) taking such other action as the Sellers’ Representative or any Seller is authorized to take under this Agreement or the Escrow Agreement, (ii) receiving all documents or certificates and making all determinations, on behalf of the Sellers required under this Agreement or the Escrow Agreement, (iii) all such other matters as the Sellers’ Representative may in the Sellers’ Representative’s sole discretion deem necessary or appropriate to consummate this Agreement and the Escrow Agreement and the transactions contemplated hereby, and (iv) all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement, including the defense and/or settlement of any claims pursuant to this Agreement and any waiver of any obligation of Buyers. All actions, decisions and instructions of the Sellers’ Representative shall be conclusive and binding upon each of the Sellers. Except as otherwise provided in this Agreement or the Escrow Agreement, the Sellers’ Representative shall have no duties to any Seller, shall not be deemed to be an agent of any Seller and shall have no liability to any Seller, for any action taken, decision made or instruction given by the Sellers’ Representative in connection with this Agreement or the Escrow Agreement, except in the case of the Sellers’ Representative’s willful misconduct. The Sellers’ Representative may, in all questions arising under this Agreement or the Escrow Agreement, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Sellers’ Representative in accordance with such advice, the Sellers’ Representative shall not be liable to any Seller.

11.3 Access to Information. Buyers shall provide the Sellers’ Representative reasonable access, subject to appropriate confidentiality restrictions, to information relating to any Proceeding with respect to any Seller that is in the possession or control of Buyers (except to the extent such access would prejudice any Buyer or its Affiliates with respect to such Proceeding), and Buyers shall coordinate with the Company Group’s officers and employees for purposes of performing the Sellers’ Representative’s duties under this Agreement; provided that the Sellers’ Representative shall treat confidentially and shall not disclose any nonpublic information so disclosed to any Person

(other than, on a need-to-know basis, to (a) the Sellers’ Representative’s attorneys, accountants or other advisers, (b) the Seller, and (c) any arbitrators appointed to resolve disputes pursuant to this Agreement).

11.4 Reasonable Reliance. In the performance of the Sellers’ Representative’s duties hereunder, the Sellers’ Representative shall be entitled to rely upon any document or instrument reasonably believed by the Sellers’ Representative to be genuine, accurate as to content and signed by any Seller or Buyers. The Sellers’ Representative may assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

11.5 Attorney-in-Fact. The Sellers’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Seller, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement in the absolute discretion of the Sellers’ Representative and in general to do all things and to perform all acts, including executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement or the Escrow Agreement. This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Seller, by operation of law (whether by such Seller’s death, disability, protective supervision, bankruptcy or dissolution) or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation, and, accordingly, each Seller hereby renounces his, her or its right to renounce this power of attorney unilaterally before the complete distribution of the Purchase Price. Each Seller hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Sellers’ Representative taken in good faith under this Agreement or the Escrow Agreement. Notwithstanding the power of attorney granted in this Section 11.5, no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of a Seller having signed or given such directly instead of the Sellers’ Representative.

11.6 Liability. If the Sellers’ Representative is required by the terms of this Agreement or the Escrow Agreement to determine the occurrence of any event or contingency, the Sellers’ Representative shall, in making such determination, be liable to any Seller only for the Sellers’ Representative’s proven willful misconduct as determined in light of all the circumstances, including the time and facilities available to it in the ordinary course of business consistent with past practice. In determining the occurrence of any such event or contingency, the Sellers’ Representative may request from such Seller such reasonable additional evidence as the Sellers’ Representative in the Sellers’ Representative’s sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency and may at any time inquire of and consult with others, including any Seller. The Sellers’ Representative shall not be liable to any Seller for any damages resulting from the Sellers’ Representative’s delay in acting hereunder pending the Sellers’ Representative’s receipt and examination of additional evidence requested by the Sellers’ Representative. The Sellers shall, severally and not jointly in proportion to the portion of the Purchase Price received by such Seller, indemnify, defend and hold harmless the Sellers’ Representative and its successors and assigns from and against any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including attorneys’ fees and Court costs) (each, a “Representative Loss”) arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Sellers’ Representative pursuant to the terms of this Agreement, in each case as such Representative Loss is incurred; provided, however, that no Seller shall be liable to the Sellers’ Representative for any amount in excess of the amount of proceeds actually received pursuant to the Agreement; provided that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the willful misconduct of the Sellers’ Representative, the Sellers’ Representative will reimburse the Sellers the amount of such indemnified Representative Loss attributable to such willful misconduct.

11.7 Removal of Sellers’ Representative; Authority of Successor Sellers’ Representative. Sellers holding a majority of the issued and outstanding Securities that are entitled to vote as of the date hereof shall have the right at any time during the term of this Agreement to remove the then-acting Sellers’ Representative and to appoint a successor Sellers’ Representative; provided, however, that neither such removal of the then acting Sellers’ Representative nor such appointment of a successor Sellers’ Representative shall be effective until the delivery to Buyers of executed counterparts of a writing signed by the Sellers with respect to such removal and appointment, together with an acknowledgment signed by the successor Sellers’ Representative appointed in such writing that such Person accepts the responsibility of successor Sellers’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Sellers’ Representative. Any such successor shall succeed the former Sellers’ Representative as the Sellers’ Representative. If for any reason there is no Sellers’ Representative at any time, all references herein to the Sellers’ Representative shall be deemed to refer to the Sellers. Each successor Sellers’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Sellers’ Representative, and the term “Sellers’ Representative” as used herein shall be deemed to include any interim or successor Sellers’ Representative.

11.8 The Sellers’ Representative Expense Fund. The Sellers’ Representative shall be entitled to (a) withdraw cash amounts held in the Sellers’ Representative Expense Fund for the reimbursement of out of pocket fees and expenses (including legal, accounting, and other advisors’ fees and expenses, if applicable) incurred by the Sellers’ Representative in performing duties under this Agreement and the ancillary agreements contemplated hereby, and (b) make payments, if any, from the Sellers’ Representative Expense Fund. The Sellers’ Representative Expense Fund shall be held by the Sellers’ Representative in a segregated client bank account. The Sellers shall earn no interest on the Sellers’ Representative Expense Fund. The Sellers acknowledges that the Sellers’ Representative is not providing any investment supervision, recommendations, or advice. The Sellers’ Representative shall have no responsibility or liability for any loss of principal of the Sellers’ Representative Expense Fund other than as a result of the Sellers’ Representative’s willful misconduct. At such time(s) as determined by the Sellers’ Representative in the Sellers’ Representative’s sole discretion, the Sellers’ Representative shall distribute any remaining portion of the Sellers’ Representative Expense Fund to the Sellers in accordance with the Allocation Schedule. In the event the fees and expenses incurred by the Sellers’ Representative in performing the Sellers’ Representative’s duties under this Agreement and the ancillary agreements contemplated hereby, exceed the Sellers’ Representative Expense Fund, the excess amount shall be the responsibility of the Sellers.

11.9 Actions of the Sellers’ Representative. Any action taken by the Sellers’ Representative pursuant to the authority granted in this Article XI shall be effective and absolutely binding on the Sellers notwithstanding any contrary action of, or direction from, any Seller.

11.10 Binding Appointment. The provisions of this Agreement, including this Article XI, shall be binding upon each of the Sellers and their respective executors, heirs, legal representatives and successors, and any references in this Agreement to a “Seller” shall mean and include the successors to such Seller’s rights hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise

Article XII.
MISCELLANEOUS

12.1 Amendment. This Agreement may not be amended other than in an instrument in writing signed by all of the parties hereto; provided, that, after the Closing, this Agreement may be amended in writing by Buyers and the Sellers’ Representative (on behalf of the Sellers); provided, further, that Section 12.11 will not be amended without the express written consent of Sellers and Bass, Berry & Sims.

12.2 Waiver. Any party hereto may extend the time for the performance of any of the obligations or other acts required to be performed by another party hereunder, waive any inaccuracies in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and waive compliance with any of such party’s agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby; provided, however, that, in the case of Sellers, any such extension or waiver shall only be valid if set forth in an instrument in writing signed by Sellers.

12.3 Notices. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) or by email (if applicable) as set forth on Section 12.3 of the Company Disclosure Schedule or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance with this Section 12.3. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of receipt and (ii) in the case of email, upon receipt.

12.4 Specific Performance.

(a) The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which monetary damages would not be an adequate remedy. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Sellers, on the one hand, or Buyers, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Sellers, on the one hand, and Buyers, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement. The costs and expenses of a party that is successful on the merits in any Proceeding brought to compel the specific performance of this Agreement or the provisions thereof shall be paid by the other party.

(b) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 12.4, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) and (ii) nothing set forth in this Section 12.4 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 12.4 prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any legal Proceeding pursuant to this Section 12.4 or anything set forth in this Section 12.4 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement.

12.5 Consents. Buyers acknowledge that certain consents to the transactions contemplated by this Agreement may be required from parties to Contracts, leases, licenses or other agreements to which a member of the Company Group is a party (including the Contracts set forth on Sections 3.5 and 3.6 of the Company Disclosure Schedule) and such consents have not, or as of the Closing may not have, been obtained. Other than the required consents listed on Annex C, Buyers agree and acknowledge that Sellers will have no liability whatsoever to Buyers (and Buyers will not be entitled to assert any Claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such Contract, lease, license or other agreement as a result thereof. Other than the required consents listed on Annex C, Buyers further agree that no representation, warranty or covenant of Sellers contained herein will be breached or deemed breached and no condition of Buyers will be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination.

12.6 Interpretation. The term “this Agreement” means this Securities Purchase Agreement together with all Annexes, Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. When a reference is made in this Agreement to Sections, subsections or exhibits, such reference shall be to a Section or subsection of or exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including,” when used herein, shall be deemed, in each case, to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. Except as otherwise specifically provided herein, the word “material,” when used in reference to any party’s representations, warranties, covenants or agreements, means material in relation to such party. The words “threatened” or “informed” mean threatened or informed, as the case may be, in writing. The phrases “ordinary course,” “ordinary course of business” and “ordinary course of business, consistent with past practice” and similar phrases, when used with respect to Sellers or any member of the Company Group, mean (a)

prior to March 1, 2020, the ordinary course of business of Regional and each member of the Company Group, as the case may be, consistent with past practice; and (b) on or after March 1, 2020, the commercially reasonable operation of the business of Regional and each member of the Company Group, as the case may be, including after taking into consideration the impact of COVID-19 and any action by any member of the Company Group in response or related to COVID-19 and any quarantine, “shelter in place”, “stay at home”, workforce reduction, shut down, closure or any other Law, Order or directive having the force of Law by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any document or item will be deemed “delivered,” “provided” or “made available” within the meaning of this Agreement if such document or item is (a) included in the electronic data room named “Project Sunshine” hosted by CHB, or (b) actually (including electronically) delivered or provided to Buyers or any of Buyers’ Representatives, or (c) made available upon request, including at the Company Group’s offices. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (ii) such item is otherwise set forth on the balance sheet or financial statements, or (iii) such item is reflected on the balance sheet or financial statements and is set forth in the notes thereto.

12.7 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to the parties hereto. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner such that that transactions contemplated hereby are fulfilled to the extent possible.

12.8 Entire Agreement. This Agreement and the Transaction Documents (including all annexes, exhibits and schedules hereto and thereto) and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior representations, agreements, understandings and undertakings, whether written or oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof, and no party is relying on any other prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof and thereof. The parties hereto expressly disclaim that they are owed any duties or entitled to any remedies not expressly set forth in this Agreement.

12.9 Assignment. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of each of the parties hereto, or after Closing, without the prior written consent of Buyers and Sellers. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

12.10 Third Party Beneficiaries. Except as set forth in Section 6.1 and Section 12.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy under or by reason of this Agreement.

12.11 Non-Assertion of Attorney-Client Privilege; Access to Communications; and Waiver of Conflicts.

(a) Buyers, for itself and their Affiliates (including the Company Group after the Closing) and their respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that all documents and communications between the Company Group, Sellers, their respective officers, employees, Affiliates, and/or their Prior Company Counsel (as defined below), including Bass, Berry & Sims, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Proceeding arising under or in connection with, this Agreement or any of the transactions contemplated hereby or in any similar previously contemplated transaction (“Deal Communications”), shall continue after the Closing to be retained by

Sellers and shall not pass to or be claimed by Buyers, the Company Group (following the Closing) or insurance carriers (including the insurance carrier providing the R&W Insurance Policy). All Deal Communications that are subject to the attorney-client privilege, work-product doctrine, or any other applicable privilege or protection (“Protected Communications”), shall continue after the Closing to be privileged documents and communications with such counsel and neither Buyers nor any of its Affiliates nor any Person purporting to act on behalf of or through Buyers or any of its Affiliates, shall access, disclose to third parties or otherwise seek to obtain the same, including by any process and on any grounds, or by arguing or asserting that the privilege attaching to any Protected Communications belongs to Buyers or the Company Group. The parties hereto expressly acknowledge and agree that all rights to such Protected Communications and control of the applicable privileges and protections over the same shall be retained by Sellers and shall not pass to or be claimed by Buyers, the Company Group (following the Closing) or insurance carriers (including the insurance carrier providing the R&W Insurance Policy). In the event that a dispute or investigation or audit arises after the Closing between Buyers or the Company Group, on the one hand, and a third party, on the other hand, Buyers and the Company Group shall notify Sellers if such third party seeks disclosure of Protected Communications that Sellers have retained as described in this Section 12.11, and Sellers or their designee, on behalf of the holders of any such attorney-client privilege, in Sellers’ sole discretion, will have the right and opportunity to either assert any applicable privilege or protection directly, or to direct Buyers to assert any applicable privilege or protection on its behalf, or to waive such privilege or protection, and if so directed to assert such privilege or protection, the Company Group and/or Buyers shall use their commercially reasonable efforts to take such actions as requested by the Person so directing. Furthermore, Buyers and their Affiliates (including the Company Group after the Closing) shall use commercially reasonable efforts to not access to any Protected Communications, which such Protected Communications shall be retained solely by Sellers after the Closing other than such copies of such Protected Communications that may reside on servers or other similar archives pursuant to the Company Group’s past practices or document retention policies and which shall be subject to the restrictions set forth herein. Buyers further understand and agree that any prior or future access to or disclosure of information to Buyers (or the Company Group after the Closing) that may be confidential and/or subject to a claim of privilege or protection as described above will not prejudice or otherwise constitute a waiver of any claim of privilege or protection. Buyers agree to return or destroy promptly any such accessed or disclosed information to Sellers upon becoming aware of its existence or disclosure. Buyers (on behalf of themselves and their Affiliates, including the Company Group, after the Closing) further agrees to use commercially reasonable efforts to not access or otherwise seek in connection with any dispute or Proceeding arising under or in connection with this Agreement or any of the transactions contemplated hereby, any work product or documentation (whether generated before or after Closing, and whether or not privileged) or any Deal Communications, work product or documentation (whether generated before or after the Closing, and whether or not privileged) between Bass, Berry & Sims or Prior Company Counsel, on the one hand, and the Company Group or Sellers, on the other hand.

(b) Recognizing that Bass, Berry & Sims and Prior Company Counsel have acted as legal counsel to the Company Group, Sellers and certain of their respective Affiliates prior to date hereof, and that Bass, Berry & Sims and Prior Company Counsel intend to act as legal counsel to Sellers and their respective Affiliates (which will no longer include the Company Group) after the Closing, each Buyer (on behalf of itself and its Affiliates) hereby waives and agrees to not assert, and agrees to cause the Company Group to waive and not assert, any actual or potential conflict of interest arising out of or relating to the representation, after the Closing Date, of Sellers in any dispute involving Buyers or the Company Group or any other matter involving Buyers, the Company Group, and/or the transactions contemplated by this Agreement (each, a “Post-Closing Representation”) by Bass, Berry & Sims or any other internal or external legal counsel currently representing the Company Group (each, a “Prior Company Counsel”) in connection with the transactions contemplated by this Agreement. Buyers further disclaim, waive and agree to not assert, and agrees to disclose, cause the Company Group to waive and not assert, in connection with any Post-Closing Representation, any privilege or protection with respect to any documents or communications prior to Closing between Bass, Berry & Sims or any Prior Company Counsel and Sellers, the Company Group and/or any director, officer, employee, director or manager of the Company Group to the extent exclusively relating to the sale of the Company Group or in connection with the negotiation, execution or consummation of the transactions contemplated by this Agreement (it being the intention of the parties hereto that all rights to such attorney-client privilege, attorney work-product protection, or other applicable privilege or protection, including the right to control the same, shall be held by Sellers).

(c) Each of Buyers and each Seller hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 12.11, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 12.11 shall be irrevocable, and no term of this Section 12.11 may be amended, waived or modified, without the prior written consent of Sellers and Bass, Berry & Sims and the Prior Company Counsel affected thereby. The covenants and obligations set forth in this Section 12.11 shall survive for ten (10) years following the Closing Date.

12.12 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

12.13 Non-Recourse. Except to the extent otherwise set forth in the Purchase Price Escrow Agreement, the Confidentiality Agreement, or as otherwise expressly provided herein, this Agreement may only be enforced against, and any claim, action, suit or other legal Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement, the Escrow Agreement, the Confidentiality Agreement, or as otherwise expressly provided herein, no past, present or future director, officer, employee, incorporator, manager, member, partner, equityholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of or by reason of the transactions contemplated hereby.

12.14 Governing Law. This Agreement and any suit, action or Proceeding arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware without regard to any conflicts of Law principles that would require the application of any other Law. Each party agrees to personal jurisdiction in any action brought in any Court, federal or state, within the State of Delaware having subject matter jurisdiction over the matters arising under this Agreement.

12.15 Waiver of Jury Trial.

(a) THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).

(b) EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY AND AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.16 Conflict Between Transaction Documents. To the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.

12.17 Time of the Essence. Time is of the essence in this Agreement. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date that is a Business Day.

12.18 Company Disclosure Schedule. No reference to or disclosure of any information in the Company Disclosure Schedule shall be construed as an admission or indication that such information is material or that such information is required to be referred to or disclosed in the Company Disclosure Schedule nor shall such information be deemed to establish a level or standard of materiality for purposes of this Agreement. The Company Disclosure Schedule is arranged in sections corresponding to the sections contained in this Agreement merely for convenience, and the disclosures made in any single disclosure schedule shall be incorporated by this reference in each of the other disclosure schedules attached to this Agreement, and shall be deemed to modify the representations and warranties set forth in this Agreement, to the extent that it is reasonably apparent that such incorporated disclosure relates to the subject matter of the disclosure schedule into which it is being incorporated or the representation and warranty it is being deemed to modify pursuant to this sentence. Accordingly, and subject to the foregoing sentence, any indicated response of “None” as to any single disclosure schedule shall not in any way limit or qualify the effect of the foregoing sentence.

12.19 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission or electronic transmission in portable document format (.pdf)), which when taken together shall constitute one and the same agreement.

12.20 Parent Guarantee. Parent unconditionally guarantees the due and punctual performance of the obligations of Buyers under this Agreement including the payment of the Purchase Price, the Reverse Termination Fee (if applicable) and any Losses or damages by Buyers arising pursuant to this Agreement through the Closing Date. Parent further guarantees the full payment to the Sellers of the Earnout Payment, if any, earned pursuant to and in accordance with Annex B. This limited guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the obligations guaranteed herein, shall be binding upon the Parent, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Sellers and their respective heirs, representatives, successors and permitted assigns notwithstanding any extension or modification of the terms of this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

SKYLINE CHAMPION CORPORATION

By:

Name:

Title:

BUYERS:

CHAMPION RETAIL HOUSING, INC.

By:

Name:

Title:

CHAMPION HOME BUILDERS, INC.

By:

Name:

Title:

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

REGIONAL HOLDINGS CORP.

By:

Name:

Title:

Heath Jenkins

Dana Jenkins

REGIONAL UNDERWRITERS, LLC

By:

Name:

Title:

SELLERS REPRESENTATIVE:

Heath Jenkins

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

R&W INSURANCE POLICY AND BINDER AGREEMENT

[See attached.]

Exhibit A

EXHIBIT B

FORM OF RESTRICTIVE COVENANT AGREEMENT

[See attached.]

Exhibit B

EXHIBIT C

FORM OF RELEASE

[See attached.]

Exhibit C

EXHIBIT D

FORM OF RESTRICTED STOCK AGREEMENT

[See attached.]

Exhibit D

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

[See attached.]

Exhibit E

EXHIBIT F

SPECIAL INDEMNITIES

[See attached.]

Exhibit F

ANNEX A

EXAMPLE CALCULATION

[See attached.]

Annex A

ANNEX B

EARNOUT

[See attached.]

Annex B

ANNEX C

REQUIRED CONSENTS

[See attached.]

Annex C